                                                                     EXHIBIT 2.1

                     [LETTERHEAD OF U.S. INDUSTRIES, INC.]

                                                      , 2000

Dear Stockholder:

    I am pleased to enclose a copy of the information statement describing LCA Corporation ('LCA'), the company through which we intend to spin-off our lighting and industrial tools businesses to our stockholders. When the spin-off is completed, LCA will be a New York Stock Exchange-listed company entirely separate from USI. It will own and operate Lighting Corporation of America, the fourth largest lighting fixture manufacturer in the United States, SiTeco, a major European lighting fixture manufacturer, and Spear & Jackson, an international manufacturer of industrial hand tools.

    You will receive 1 share of LCA common stock for every 10 shares of USI
common stock you hold at the close of business on             , 2000. You will
not be required to make any payment or take any other action to receive your LCA common stock. However, you may be required to pay tax on the shares of LCA you receive.

    The spin-off is conditioned upon completion of the new financing arrangements for LCA described in the information statement. Subject to this, the spin-off is expected to occur, and regular way NYSE trading in LCA common
stock is expected to commence, on             , 2000.

    Our Board of Directors approved the spin-off following a full review of various alternatives to improve company performance. The Board concluded that repositioning USI as a company focused on consumer-oriented, branded building products -- such as Jacuzzi, Ames, True Temper, Sundance Spas and Zurn -- would achieve greater shareholder value over time.

    Following the spin-off, we believe our lighting and industrial tools businesses will be better able to develop along an independent strategic path with increased senior management attention. We would like to thank Jim O'Leary and the members of his team who are leaving USI for their many contributions to our company and wish them tremendous success at LCA.

                                          Sincerely,


                                          David H. Clarke
                                          Chairman and Chief Executive Officer

                                                           ANNEX A
                   PRELIMINARY COPY, DATED SEPTEMBER 29, 2000
                       SUBJECT TO COMPLETION OR AMENDMENT

                             INFORMATION STATEMENT
                                LCA CORPORATION
                                  COMMON STOCK
             (INCLUDING ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

[LOGO]

   You should consider               We have prepared this information statement to provide
   carefully the risk            you with information regarding the proposed spin-off to U.S.
   factors beginning on          Industries, Inc. stockholders of all of our shares of common
   page 7 of this                stock. At the time of the spin-off, we will own and operate
   information statement.        the lighting and industrial tools businesses of USI.

   The spin-off does not            If you are a USI stockholder at the close of business on
   require approval by USI               , 2000, you will receive 1 share of our common stock
   stockholders. Therefore,      for every 10 shares of USI common stock you hold at that
   USI is not asking you         time (together with cash instead of any fraction of a share
   for a proxy and requests      to which you would be entitled). The spin-off will take
   that you do not send USI      effect on         , 2000 and certificates for our shares
   a proxy.                      will be mailed to you on or about         , 2000. You will
                                 not be required to make any payment for the shares of our
                                 common stock that you will receive in the spin-off. However, you may be required to pay tax on the shares you receive.

   This information                 If you have any questions regarding the spin-off, you
   statement is not an           may call ChaseMellon Shareholder Services, L.L.C., telephone
   offer to sell, or a           number 1-800-522-6645.
   solicitation of an offer
   to buy, any of our
   securities or those of
   USI.

    No public market currently exists for our common stock. However, we are seeking to list our common stock on the New York Stock Exchange. If the shares are accepted for listing on the New York Stock Exchange, we expect that a 'when-issued' market will develop on or shortly before the record date for the spin-off and regular way trading will begin on the first business day after the effective date of the spin-off.

                Proposed New York Stock Exchange Trading Symbol

                                   '_______'
                              -------------------
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OUR COMMON STOCK, OR DETERMINED IF THIS INFORMATION STATEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    We first mailed this information statement to USI stockholders on         ,
2000.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT ON FORM 10 RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES WILL NOT BE ISSUED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PRELIMINARY INFORMATION STATEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY THESE SECURITIES.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Questions and Answers About the
  Spin-off............................   ii
Expected Timetable for the Spin-off...  iii
Forward Looking Statements............   iv
Summary...............................    1
Risk Factors..........................    7
The Spin-off..........................   11
Capitalization........................   15
Selected Combined Financial Data......   16
Unaudited Pro Forma Combined Condensed
  Financial Data......................   17
Pro Forma Combined Condensed Statement
  of Operations.......................   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   20
Business..............................   25
Management............................   31
Executive Compensation................   33
Projected Ownership of Our Stock
  Immediately after the Spin-off......   37

                                        PAGE
                                        ----
Description of Capital Stock..........   38
Rights Plan...........................   39
Purposes and Effects of Certain
  Provisions of Certificate of
  Incorporation, By-Laws and Delaware
  Statutory Law.......................   42
Limitation on Liability and
  Indemnification of Officers and
  Directors...........................   45
Additional Information................   46
Index to Combined Financial
  Statements..........................  F-1
ANNEX
A  Amended and Restated Certificate of
   Incorporation of LCA Corporation...  A-1
B  LCA Corporation Stock Incentive
   Plan...............................  B-1
C  Material Federal Income Tax
   Consequences of Awards and Material
   Federal Income, Estate and Gift Tax
   Consequences Relating to the
   Transfer of Options Under Our Stock
   Incentive Plan.....................  C-1

                    QUESTIONS AND ANSWERS ABOUT THE SPIN-OFF

WHAT IS THE SPIN-OFF?      USI intends to pay a dividend to its stockholders consisting of all of our shares of common stock. The dividend is known as a spin-off. At the time of the spin- off, we will own and operate the lighting and industrial tools businesses of USI.

WHAT WILL I RECEIVE IN     For every 10 shares of USI stock that you hold at the close
THE SPIN-OFF?              of business on         , 2000, you will receive 1 share of
                           our common stock. You will receive cash (net of applicable fees) instead of any fraction of a share to which you would be entitled. You will receive these automatically without
                           any required payment or other action on your part. Under our direct registration program, unless you give us instructions to do otherwise, your ownership of our common stock will be recorded electronically on our books and records rather than evidenced by a physical stock certificate.

WHEN WILL THE SPIN-OFF     The spin-off will be completed as soon as possible after the
OCCUR?                     conditions to the spin-off are met. These conditions include completion of financing.

DO I HAVE TO PAY TAXES     In general, the distribution of LCA stock (including the
ON THE RECEIPT OF          value of fractional shares) by USI may be treated as a
LCA COMMON STOCK?          dividend, return of basis, and/or taxable gain to USI's
                           stockholders. The receipt of cash in lieu of fractional
                           shares may result in the recognition of gain or loss to the stockholder equal to the difference between the cash
                           received and the tax basis allocated to such stockholder's fractional share interest. To review the material federal
                           income tax consequences in greater detail, see 'The
                           Spin-off -- Material Federal Income Tax Consequences'.

WILL LCA COMMON            We do not expect to pay cash dividends on our stock for the
STOCK PAY DIVIDENDS?       foreseeable future.

WILL MY LCA                Yes, we anticipate that our common stock will be traded on
COMMON STOCK BE LISTED     the NYSE under the symbol '    ,' subject to official notice
ON THE NEW YORK STOCK      of issuance.
EXCHANGE?

WHAT WILL HAPPEN TO        USI will continue to own and operate its other
USI AND MY EXISTING USI    businesses -- including USI Bath and Plumbing, and USI
COMMON STOCK?              Hardware and Tools. USI stock will continue to trade on the
                           NYSE under the symbol 'USI.' The spin-off will not affect
                           the number of outstanding shares of USI stock or any rights of USI stockholders.

WHAT WILL HAPPEN TO THE    Beginning on or about         , 2000, and continuing through
TRADING OF USI AND                 , 2000, you will only be able to sell your USI stock
LCA COMMON STOCK?          with due bills for our stock. This means that you will give up your right to receive our stock if you sell your USI
                           stock during this time and you will have to deliver the
                           certificate for our stock to the buyer of your USI stock
                           once you receive our stock certificate.

                           Beginning on         , 2000, we expect that regular way
                           trading in our stock will begin on the NYSE.

                                NOTE TO READERS

    Closer to completion of the spin-off, we will update this document to reflect information that will depend upon market conditions at that time, including:

         the amount and other terms of the indebtedness we will incur under a new credit facility, and our pro forma financial condition and results of operations, which will give effect to the terms of the financing.

                      EXPECTED TIMETABLE FOR THE SPIN OFF

[day], [date], 2000................................  'When issued' trading in our common stock commences on the
                                                     NYSE.

[day], [date], 2000................................  'When issued' trading in USI ex distribution commences on the NYSE.

[day], [date], 2000................................  USI common stock commences trading with due bills attached on the NYSE.

[day], [date], 2000................................  Spin-off record date for holders of USI common stock (
                                                     p.m. New York time.)

[day], [date], 2000................................  Spin-off effective date for holders of USI common stock.

[day], [date], 2000................................  Distribution date.

[day], [date], 2000................................  Ex-entitlement date for the stock dividend for USI common stock trading on the NYSE.

[day], [date], 2000................................  Regular way trading in our common stock commences on the
                                                     NYSE.

[day], [date], 2000................................  Settlement date for due bills.

[day], [date], 2000................................  Settlement date for 'when-issued' trading in our common stock on the NYSE.

[day], [date], 2000................................  Settlement date for 'when-issued' trading in USI ex distribution.

                           FORWARD LOOKING STATEMENTS

    We have made forward-looking statements in this information statement. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements are statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate will or may occur in the future, including such items as business strategy and measures to implement strategy, competitive strengths, objectives, goals, growth of our business and operations, plans and references to future success.

    Forward-looking statements also include any other statements that include words such as 'anticipate,' 'believe,' 'plan,' 'estimate,' 'intend' and other similar expressions.

    Forward-looking statements are based on certain assumptions and analyses we have made in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors that we believe are appropriate. Whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including, among others noted in this information statement, the following:

         interest rates,

         foreign currency exchange rates,

         instability in domestic and foreign markets,

         consumer spending patterns,

         availability of consumer and commercial credit,

         the effect of changes in domestic and foreign laws and regulations (including government subsidies, tariffs and international trade regulations), and product initiatives and other actions taken by competitors, changes in raw material costs and our suppliers' continuing ability to fulfill our purchasing requirements.

    All of the forward-looking statements made in this information statement are qualified by these cautionary statements, and we cannot assure you that the results or developments we have anticipated will be realized. Even if the results and developments in our forward-looking statements are substantially realized, we cannot assure you that they will have the expected consequences to, or effects on us, or our business or operations.

                                    SUMMARY

    This summary highlights selected information from this information statement, but does not contain all details concerning the spin-off of our common stock to USI stockholders, including information that may be important to you. To better understand the spin-off and our business and financial position, you should carefully review this entire document. References to 'LCA,' 'the Company,' 'we,' 'us' or 'our' mean LCA Corporation and its subsidiaries and assume the spin-off has already occurred. References to 'USI' mean U.S. Industries, Inc. and its subsidiaries (excluding, if the reference is to a date or period of time after the spin-off, USI and its subsidiaries). References to 'fiscal' are to the applicable fiscal year ended September 30.

                                  THE COMPANY

    LCA, a wholly owned subsidiary of USI, is a major manufacturer and distributor of lighting fixtures and industrial tools. In fiscal 1999, we had net sales of $917.5 million and operating income of $54.5 million before corporate costs.

    We estimate that our lighting business is the fourth largest producer of lighting fixtures in North America and Europe. Collectively, the lighting businesses produce and market a complete offering of indoor and outdoor lighting for the commercial, institutional and residential markets. Our business has in excess of 5,700 employees worldwide. It has manufacturing facilities in six U.S. states, California, Connecticut, South Carolina, Ohio, Arkansas and Pennsylvania, in addition to operations in Mexico, Puerto Rico, Germany, Slovenia and Austria. The lighting business's sales organization consists of both independent manufacturers' sales representatives (agents) and its own factory sales force employees. Our division sells products through a variety of distribution channels, including electrical distributors, lighting showrooms, home centers and national accounts. The lighting business's major brands hold substantial market positions within each of the product segments in which they participate. Our lines cover the full range from specification grade products, which meet the particular performance and design standards of architects and other professional lighting specifiers, to commodity grade products, which satisfy general requirements for varied applications.

    Our industrial tools business was acquired by USI in 1997 through the acquisition of Spear & Jackson, a leading European hand tools manufacturer founded in 1760. Our industrial tools business manufactures and distributes a broad range of industrial tools, metrology products and magnetic products. The division has over 1,375 employees worldwide. Products are sold through various distribution channels, including in-house sales managers and merchandisers, independent sales agents and industrial and engineering distributors, as well as direct sales to retailers and end users. Our industrial tools business's major brands hold substantial market positions within many of the product segments in which they participate.

    The following table presents our major brands and product offerings:

LIGHTING
  Progress                  Leading single source supplier of residential and light
                            commercial decorative lighting fixtures. Product offering
                            consists of over 3,000 stock keeping units including:
                            chandeliers, hall and foyer, pendants, close-to-ceiling,
                            bath and vanity, sconces, modular fluorescent, undercabinet, outdoor, landscape, track and recessed lighting.
  Kim                       Premier specification product line of architectural outdoor lighting fixtures and equipment for the commercial and
                            residential markets. Product categories include:
                            pole-mounted luminaires, bollards, parking garage
                            luminaires, flood lights, wall-mounted luminaries and
                            landscape fixtures.

  Spaulding                 Outdoor lighting systems for the commercial market. Products include outdoor area luminaires and poles, canopy lights,
                            low level lights and flood lights.
  Architectural             Period-style and contemporary site lighting fixtures for the
  Area Lighting             commercial outdoor market. Product categories include: pole and wall-mounted luminaires, concrete bollards and custom
                            fixtures/poles.
  Dual-Lite;                Complete offering of life safety lighting products for
  Prescolite Life Safety    commercial and institutional applications. Products include:
                            exit signage, emergency back-up lighting, high frequency
                            'powerpack' inverters and central AC inverter systems.
  Columbia                  Full line of specification and commodity grade fluorescent lighting fixtures for use in commercial and institutional
                            applications. Products include parabolic and lensed
                            troffers, strip lights, wraparounds and a variety of
                            recessed surface and specialty units.
  Alera                     Linear fluorescent indirect, direct/indirect and direct
                            lighting systems.
  Prescolite                Extensive line of specification grade recessed downlighting, track lighting and surface-mounted lighting for the
                            commercial and residential markets.
  Moldcast                  High performance oriented rugged commercial outdoor
                            luminaires. Products include a broad selection of
                            contemporary and period style outdoor lighting fixtures with precise optics.
  SiTeco                    Major European source of technical lighting systems and
                            services including: industrial lighting, task lighting,
                            roadway lighting and sports arena lighting. Product lines
                            are 'Siemens,' 'SiTeco,' 'Knoblich Licht' and 'Elektrokovina
                            Svetilke' serving the commercial and industrial market.

INDUSTRIAL TOOLS
  Spear & Jackson           Extensive line of high quality lawn and garden and hand tools including digging and cultivating tools, cutting and shear tools, striking tools, contractor tools, agricultural tools, pliers, retail hand tools, screwdrivers, hammers and
                            plumbers tools.
  Eclipse                   Full line of top quality hand tools including: hacksaws,
                            frames and blades, riveters and engineer tools.
  Eliot Lucas               Pliers, woodsaws and builder tools.
  Bowers; Moore & Wright    Precision tools, measuring instruments and calibration
                            services.

ADDRESS AND TELEPHONE NUMBER

    We are a Delaware corporation. Our principal executive offices will be located at Iselin, New Jersey and our telephone number at that address will be
(732) 767-0700.

                                  THE SPIN-OFF

Company Doing the Spin-off...........  U.S. Industries, Inc., a Delaware corporation.
Company Resulting from the             LCA Corporation, a Delaware corporation.
  Spin-off...........................
Conditions to the Spin-off...........  Completion of the spin-off is subject to the availability of proceeds under our new credit facility.
Spin-off Ratio.......................  1 share of our common stock for every 10 shares of USI common stock held of record on the spin-off record date.
Spin-off Record Date.................           , 2000 (5:00 p.m. New York time).
Spin-off Effective Date..............           , 2000.
Trading in USI Common Stock from the
  Spin-off Record Date up to and
  Including the Spin-off Effective
  Date...............................  During this period, USI stock will trade on the NYSE with due bills attached. The due bills will entitle a purchaser of USI stock during this period to receive 1 share of our
                                       stock for every 10 shares purchased. If the spin-off
                                       conditions are not satisfied and the spin-off is not
                                       completed, the due bills will become null and void.
Our Outstanding Stock................  Based on approximately 77 million shares of USI common stock
                                       outstanding at the close of business on             , 2000,
                                       approximately 7.7 million shares of our stock will be
                                       distributed in the spin-off. These shares will constitute
                                       all of our capital stock that will be outstanding
                                       immediately following the spin-off. After the spin-off, we will recommend the issuance to our executive officers and
                                       other key employees of a total of        shares of our
                                       common stock, which will be subject to certain restrictions.
                                       In addition, we will issue a total of        shares of our
                                       common stock to our non-employee directors. After taking
                                       into account these issuances, we will have        shares of
                                       common stock outstanding. After the spin-off, we will also recommend the issuance to our executive officers and other key employees of options to purchase the total number of
                                       shares of our common stock determined by dividing $
                                       million by the fair market value of our common stock on the
                                       date of grant (up to a maximum of        shares). See
                                       'Executive Compensation -- Stock Incentive Plan.'
Interests in Fractions of
  Shares.............................  Fractions of shares of our common stock will not be issued directly to stockholders in the spin-off. Instead, fractions of shares will be aggregated by the dividend agent and sold on the NYSE. The net cash proceeds of these sales will be
                                       paid ratably to USI stockholders otherwise entitled to
                                       fractions of shares. See 'The Spin-off -- Fractions of
                                       Shares.'
Direct Registration..................  Upon completion of the spin-off, we will issue the appropriate number of shares of our common stock to you
                                       through direct registration rather than issuing a physical stock certificate unless you give specific instructions to do otherwise. See 'The Spin-off -- Direct Registration of
                                       Our Common Stock.'

Dividend Agent.......................  The dividend agent is ChaseMellon Shareholder Services
                                       L.L.C. Its address, telephone number and website are:
                                       Chase Mellon Shareholder Services
                                       Overpeck Centre
                                       85 Challenger Rd.
                                       Ridgefield Park, N.J. 07660
                                       Phone: 1-800-522-6645
                                       Website: www.chaseMellon.com
Material Federal Income Tax
  Consequences to USI Stockholders...  In general, the distribution of LCA's stock (including the value of fractional shares) by USI may be treated as a
                                       dividend, return of basis and/or taxable gain to USI's
                                       Stockholders. The fractional shares to which the USI
                                       Stockholders would otherwise be entitled will be sold and
                                       the receipt of cash in lieu of fractional shares may result in the recognition of gain or loss to the stockholder equal to the difference between the cash received and the tax
                                       basis allocated to such stockholder's fractional share
                                       interest. The tax basis of the fractional shares will be the fair market value thereof on or near the date of the
                                       distribution. To review the material federal income tax
                                       consequences in greater detail, see 'The
                                       Spin-off -- Material Federal Income Tax Consequences.'
Trading Market and Symbol for Our
  Common Stock.......................  We are seeking to list our common stock on the NYSE under
                                       the proposed symbol '     .' Prior to the spin-off, we do
                                       not expect there to be any public trading market for our
                                       common stock except that our common stock is expected to
                                       trade on a 'when-issued' basis on the NYSE beginning on
                                                   , 2000, for settlement on             , 2000. If
                                       the spin-off is not completed, all 'when-issued' trading in our common stock will be null and void. If the spin-off is completed, we expect that 'regular way' trading in our
                                       common stock on the NYSE will commence at 9:30 a.m. New York
                                       time, on             , 2000, subject to official notice of
                                       issuance. See 'Risk Factors -- There Is No Trading History
                                       For Our Common Stock and We Do Not Expect to Pay Dividends'
                                       and 'The Spin-off -- Listing and Trading of Our Common
                                       Stock.'
Transfer Agent and Registrar for the
  Common Stock.......................  The transfer agent and registrar for our common stock will
                                       be [                   ].
Agreements between LCA and USI and
  Relationship after the Spin-off....  After the spin-off, we and USI will operate independently of each other as separate public companies. Neither we nor USI will own each other's stock (except, in the near-term, for a limited number of shares held in employee benefit plan
                                       trusts). All directors, executives and employees of USI who join us will cease to be directors, executives or employees of USI. See 'The Spin-off -- Agreements between LCA and USI and Relationship after the Spin-off.'

                        SUMMARY COMBINED FINANCIAL DATA

    The historical selected combined financial data of the Company set forth below for each of the years in the three year period ended September 30, 1999 are derived from the audited combined financial statements of the Company, which are included elsewhere in this information statement. The historical selected combined financial data for the nine months ended June 30, 2000 and 1999 and for the years ended September 30, 1996 and 1995 are unaudited but, in our opinion, have been prepared on a basis consistent with that for the three-year period ended September 30, 1999. The interim financial data include all adjustments that management considers necessary for a fair presentation of interim results. Historical financial information may not be indicative of our future performance as an independent company. Furthermore, the historical financial data presented below do not reflect certain pro forma adjustments giving effect to the spin-off which are reflected in 'Unaudited Pro Forma Combined Condensed Financial Data.' The information set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Combined Financial Statements and notes thereto. See 'Index to Combined Financial Statements.' Historical basic and diluted earnings per share and dividend data have not been presented, as the capital structure of the businesses that comprise the Company prior to the spin-off is not indicative of its capital structure following the spin-off.

                                        NINE MONTHS
                                           ENDED                     FISCAL YEAR ENDED
                                         JUNE 30,                      SEPTEMBER 30,
                                      ---------------   -------------------------------------------
                                       2000     1999     1999     1998     1997     1996     1995
                                       ----     ----     ----     ----     ----     ----     ----
                                        (UNAUDITED)                                  (UNAUDITED)
                                                              (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
    Net sales.......................  $698.9   $677.0   $917.5   $856.1   $537.7   $508.1   $ 492.0
    Cost of products sold...........   475.8    461.1    628.7    590.5    374.3    356.1     351.1
    Selling, general and
      administrative expenses.......   191.9    175.8    234.3    203.9    119.5    116.1     115.7
    Restructuring charges(A)........    --       --       --        2.3     --       --        99.7
    Operating income(A).............    26.6     33.7     46.6     51.1     34.7     29.6     (76.2)
    Net income (loss)...............     9.8     14.4     20.2     23.1     13.0     12.9    (100.1)
BALANCE SHEET DATA (AT PERIOD END):
    Cash and cash equivalents.......  $ 14.1   $  5.0   $  9.1   $ 12.4   $  0.1   $  0.1   $   0.2
    Working capital.................   246.0    230.5    231.9    214.4    122.5    118.5     111.5
    Total assets....................   706.7    669.6    688.1    617.3    285.5    280.5     266.1
    Total debt(B)...................   208.7    203.3    205.8    201.7    195.0    195.0     195.0
    Invested capital................   309.0    287.0    290.1    234.1     17.1     12.9      13.1
OTHER DATA:
    Capital expenditures............    16.0     21.3     31.2     23.7     12.6     10.5       8.4
    Depreciation and amortization...    19.4     17.7     23.8     21.0      9.8      9.0      13.2

---------

 (A) The Company changed its accounting policy for evaluating goodwill impairment in fiscal 1995, resulting in a charge of $97.9 million to the lighting segment. Fiscal 1995 operating income includes charges of $1.8 million to close certain underutilized facilities of the lighting operations. Fiscal 1998 includes restructuring charges of $2.3 million related to the closing of a manufacturing and distribution facility in the lighting segment.

 (B) Amounts primarily represent intercompany notes payable to affiliates.

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following summary unaudited pro forma combined condensed financial data reflect the spin-off as if it occurred as of June 30, 2000 for unaudited pro forma combined condensed balance sheet purposes and October 1, 1998 for the unaudited pro forma combined condensed statement of operations of each of the periods presented. The unaudited pro forma combined condensed financial data reflect our expected capitalization as a result of the spin-off, the incurrence of a total of approximately $207.0 million of indebtedness under the new credit facility and interest expense (including amortization of capitalized costs) relating to such borrowings. This data does not necessarily reflect our results of operations or financial position had the spin-off actually been completed as of the dates shown. Also, these data are not necessarily indicative of our future results of operations or future financial position. See 'Capitalization' and 'Unaudited Pro Forma Combined Condensed Financial Data.'

                                                                                     NINE MONTHS
                                                                                   ENDED JUNE 30,
                                                            FISCAL YEAR ENDED    -------------------
                                                           SEPTEMBER 30, 1999     2000         1999
                                                           ------------------     ----         ----
                                                             (IN MILLIONS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
  DATA:
    Net sales............................................        $917.5          $698.9       $677.0
    Operating income.....................................          44.5            23.7         32.6
    Interest expense.....................................         (20.7)          (15.7)       (15.7)
    Net income...........................................          14.6             4.9         10.4
    Basic and diluted earnings per share.................        $ 1.90          $ 0.64       $ 1.34
    Shares outstanding...................................           7.7             7.7          7.7

                                                                AT JUNE 30, 2000
                                                                ----------------
                                                              (IN MILLIONS, EXCEPT
                                                                PER SHARE DATA)
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
    Cash and cash equivalents...............................         $ 14.1
    Working capital.........................................          246.0
    Total assets............................................          713.7(A)
    Total debt..............................................          214.1
    Total liabilities.......................................          382.6
    Stockholders' equity....................................          331.1(A)
    Book value per share....................................          43.06

---------

(A) Subsequent to June 30, 2000, the Company will record a goodwill impairment charge of $83 million with no related tax benefit. Accordingly, the pro forma Total assets and Stockholders' equity will be reduced by such amount due to this write-off.

                                  RISK FACTORS

    You should carefully consider the following risk factors relating to the ownership of common stock in our company.

WE WILL HAVE SUBSTANTIAL INDEBTEDNESS

    As of June 30, 2000, after giving pro forma effect to the spin-off, including our expected initial borrowings under the new credit facility we would have had combined indebtedness of approximately $214.1 million and stockholders' equity of approximately $331.1 million. Subsequent to June 30, 2000, we will record a goodwill impairment charge amounting to approximately $83 million, with no related tax benefit. Accordingly, stockholders' equity will be reduced by such amount for this write-off. After giving pro forma effect to the additional interest expense and other changes in expenses expected after the spin-off, we would have had earnings per share of $1.90 for fiscal 2000 instead of earnings per share of $2.63 based on the assumed number of shares outstanding of 7,690,000. See 'Capitalization' and 'Unaudited Pro Forma Combined Condensed
Financial Data.' The new credit facility will require us to repay $     million
principal amount of term loans on or before      . Accordingly, our excess cash
flow from operations (after capital expenditures) during this period will be dedicated in substantial part to meeting debt service and amortization requirements, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes. Our ability to generate cash available for the repayment of debt will depend upon numerous business factors, many of which are outside our control. See 'Forward Looking Statements.'

    We believe that our cash flow from operations, available cash and available borrowings under our new credit facility will be adequate to meet our liquidity needs for at least the next twelve months. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under the new credit facility in an amount sufficient to enable us to fund our liquidity needs. To the extent that cash flow from operations is insufficient to cover our working capital, capital expenditure and debt service requirements, we, in order to pay such expenses, may seek to obtain funds from additional borrowings, sell a portion of our businesses, engage in sale/leaseback transactions and/or raise equity capital. We cannot assure you of the availability or accessibility of these or other similar transactions, or that these or other similar transactions could be accomplished on terms favorable to us. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

    In addition, the new credit facility will contain covenants restricting, among other things, our ability to incur additional indebtedness and create liens. These restrictions could have important consequences to us. For example, they could:

         increase our vulnerability to general adverse economic and industry conditions;

         limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

         place us at a competitive disadvantage compared to our competitors that have less debt; and/or limit, along with the financial and other restrictive covenants of our indebtedness, among other things, our ability to borrow additional funds.

    See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- New Credit Facility.'

THERE IS NO TRADING HISTORY FOR OUR COMMON STOCK AND WE DO NOT EXPECT TO PAY DIVIDENDS

    Although we are seeking to list our common stock on the New York Stock Exchange, there is no existing market for our common stock. We cannot assure you as to the trading prices for our common stock either in the 'when issued' market or after 'regular way' trading begins. Until our common stock is fully distributed and an orderly market develops, the trading prices for our common stock may be adversely affected by the sale of a substantial number of shares. Prices for our common stock may also be influenced by the depth and liquidity of the market for our common stock, investor perceptions about us and our businesses, our future financial results, the absence of cash dividends on our common stock and general economic and market conditions.

    We do not expect to pay cash dividends on our common stock for the foreseeable future. We will be restricted from paying dividends under the terms of our new credit facility.

WE ARE A NEW COMPANY AND OUR HISTORICAL FINANCIAL INFORMATION MAY NOT BE USEFUL IN PREDICTING FUTURE RESULTS.

    The historical financial information included in this Information Statement is that of USI's lighting and industrial tools businesses (i.e., those parts of USI being distributed to LCA) and not of LCA and may not necessarily reflect the results of operations, financial position and cash flows had LCA operated as a separate stand-alone entity during the periods presented. This historical financial information does not reflect any changes that may occur in the funding and operations of LCA as a result of the Spin-off.

OUR BUSINESSES OPERATE IN HIGHLY COMPETITIVE MARKETS AND COMPETE WITH MANY LARGER AND BETTER CAPITALIZED COMPANIES

    Generally, our operating companies are subject to competition from a substantial number of regional, national and international competitors, many of which have greater financial, manufacturing, engineering and other resources than our operating companies. Many of these competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. Many of our subsidiaries' products are not protected by any proprietary rights such as patents. Although we believe that our operating companies have certain advantages over their competitors, realizing and maintaining such advantages will require continued and, in some cases, increased investment by our operating companies in manufacturing, research and development, quality standards, marketing and customer service and support. We cannot assure you that our operating companies will have sufficient resources to continue to make such investments or that they will be successful in maintaining such advantages. Failure to make such investments or to maintain such advantages could have a material adverse effect on our business, financial condition and results of operations.

THERE ARE NUMEROUS RISKS ASSOCIATED WITH CONDUCTING OPERATIONS IN INTERNATIONAL MARKETS

    Our operating companies manufacture and assemble products at numerous facilities, some of which are located outside the United States. We also obtain components and finished goods from suppliers located outside the United States. Although we have not experienced significant problems conducting operations in or obtaining supplies from these areas, changes in local economic or political conditions could affect our manufacturing, assembly and distribution capabilities and have a material adverse effect on our business, financial condition and results of operations. Additional risks inherent in our international business activities generally include unexpected changes in regulatory requirements, tariffs and other trade barriers, changes in local economic or political conditions, longer accounts receivable payment cycles, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In fiscal 1999, we derived approximately 36.6% of our net sales from customers outside the United States. At June 30, 2000, we held $293.8 million of assets outside of the United States.

    Decreases in the value of foreign currencies relative to the U.S. dollar could result in losses from foreign currency conversions. We make limited use of derivative products in order to hedge our foreign exchange exposure. We also borrow in foreign currencies to effectively hedge a portion of our net investment in our foreign subsidiaries.

WE ARE DEPENDENT ON CERTAIN INDUSTRIES

    A significant portion of our lighting business's sales are made to customers in the new construction, renovation and remodeling industries. These industries are cyclical in nature and subject to changes in general economic conditions. In addition, sales of the industrial tools division are dependent on the retail, wholesale and industrial markets for our product line. Economic downturns and the potential declines in construction and demand for industrial tools may have a material adverse effect on our net sales and operating income.

AN INCREASE IN THE PRICE OF RAW MATERIALS OR FINISHED GOODS COULD ADVERSELY AFFECT OUR OPERATIONS

    Our operating companies purchase most of the raw materials for their products on the open market, and rely on third parties for the sourcing of finished goods. As such, our cost of products sold may be affected by changes in the market price of raw materials or sourcing services and finished goods. We do not generally engage in commodity hedging transactions for raw materials. Significant increases in the prices of our operating companies' products due to increases in the cost of raw materials or sourcing could have a negative effect on demand for their respective products and on profitability as well as a material adverse effect on our business, financial condition and results of operations.

OUR BUSINESS COULD SUFFER IN THE EVENT OF A WORK STOPPAGE BY OUR UNIONIZED LABOR FORCE.

    We believe that we have satisfactory relations with our unions and, therefore, anticipate reaching new agreements on satisfactory terms as existing agreements expire. However, new agreements may not be reached without a work stoppage or strike or reached on terms satisfactory to us. A prolonged work stoppage or strike could have a material adverse effect on our results of operations.

WE FACE ENVIRONMENTAL REGULATION OF OUR OPERATIONS

    Our businesses are subject to a variety of federal, state, local and foreign governmental regulations relating to the use, transportation, storage, discharge, emission or disposal of hazardous substances and wastes, remediation of contamination associated with releases of hazardous substances at our facilities and at off-site disposal locations, and worker health and safety. These regulations are complex, change frequently and have tended to become more stringent over time.

    Based on our experience to date, we believe that the future cost of compliance with existing environmental regulations and the future cost of necessary investigation or remediation of contamination will not have a material adverse effect on our business, financial condition or results of operations. Nevertheless, future events, such as discovery of unknown contamination, compliance with more stringent regulations, or more vigorous enforcement policies by regulatory agencies or stricter or different interpretations of existing regulations, could require us to make material expenditures. See 'Business -- Governmental Regulation.'

WE HAVE NO OPERATING HISTORY AS AN INDEPENDENT PUBLIC COMPANY AND ARE DEPENDENT ON KEY PERSONNEL

    We do not have an operating history as an independent public company. Our businesses have historically relied on USI for certain administrative services and financial support. After the spin-off, this will no longer be the case.

    Our success as an independent public company depends to a significant extent on the continued services of our senior management and other members of management. We could be adversely affected if any of these persons were unwilling or unable to continue in our employ.

WE WILL BE SUBJECT TO CERTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE OF CONTROL

    Prior to the spin-off we will enter into a rights agreement under which preferred stock purchase rights will attach to our presently outstanding shares of common stock and to all shares of common stock to be issued afterwards (including common stock that will trade on a 'when issued' basis) until the rights expire. The rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed by our board of directors. Unless earlier redeemed, the rights will expire in October 2010. In addition, our certificate of incorporation and by-laws and Delaware statutory law contain several provisions that could have the effect of delaying or preventing our change of control in a transaction not approved by our board of directors. Accordingly, our stockholders could be prevented from realizing a premium on their shares if such a transaction was not approved by our board of directors. Our agreements with our executive officers and certain other key employees may have the effect of making a change of control more expensive. See 'Executive Compensation,' 'Rights Plan,' and 'Purposes and Effects of Certain Provisions of Certificate of Incorporation, By-Laws and Delaware Statutory Law.'

                                  THE SPIN-OFF

MANNER OF EFFECTING THE SPIN-OFF

    The spin-off will be effected by a stock dividend paid to holders of record of USI common stock. The spin-off ratio will be 1 share of our common stock for every 10 shares of USI common stock outstanding on the spin-off record date. USI stockholders will not be required to pay for shares of our common stock received in the spin-off or to surrender or exchange USI common stock in order to receive shares of our common stock. All shares of our common stock received by USI stockholders in connection with the spin-off will be fully paid and non-assessable. USI stockholders do not have any appraisal rights in connection with the spin-off.

    During the period beginning on or about       , 2000 and continuing through
        , 2000, USI common stock will trade on the NYSE with due bills attached. The due bills will entitle a purchaser of USI common stock during this period to receive 1 share of our common stock for every 10 shares purchased. If the spin-off is not completed, all due bills attached to USI common stock will become null and void.

    In order to be entitled to receive shares of our common stock in the spin-off, USI stockholders must be holders of record of USI common stock at 5:00 p.m. New York time on the spin-off effective date, which is expected to be
        , 2000.

    The dividend agent is ChaseMellon Shareholder Services L.L.C. We have a direct registration (book entry) program with respect to ownership of our common stock. Upon completion of the spin-off, we will issue the appropriate shares of our common stock to you through direct registration rather than issuing a physical stock certificate unless you give specific instructions to do otherwise. See ' -- Direct Registration of Our Common Stock.'

FRACTIONS OF SHARES

    No certificates representing fractions of shares will be issued directly as part of the spin-off. Instead of receiving a fraction of a share, each USI Stockholder of record on the spin-off effective date who would otherwise be entitled to receive a fraction of a share will receive cash. As soon as practicable after the spin-off effective date, ChaseMellon will aggregate and sell all fractions of shares of our common stock on the NYSE at then prevailing market prices and distribute the aggregate proceeds (net of fees) ratably to stockholders entitled to them. See ' -- Material Federal Income Tax Consequences' below for a discussion of the federal income tax treatment of the sale of interests in fractions of shares.

RESULTS OF THE SPIN-OFF

    Following the spin-off, we will be a separate, publicly-traded company that holds the USI lighting and industrial tools businesses. Immediately after the spin-off, based on the number of outstanding shares of USI common stock and the
number of record holders on        , 2000, we expect to have approximately 7.7
million shares of common stock outstanding, held by approximately
         record holders (excluding       shares of our common stock that we
anticipate will be issued, subject to certain restrictions, to executive
officers and other key employees, and        shares of our common stock that
will be issued to our non-employee directors after the spin-off effective date as described under 'Executive Compensation'). The actual number of shares of our common stock to be issued will be determined as of the spin-off effective date.

    Following the spin-off, USI will continue to own and operate its other businesses -- including USI bath and plumbing, and USI hardware and tools. The spin-off will not affect the number of outstanding shares of USI common stock or any rights of USI stockholders.

LISTING AND TRADING OF OUR COMMON STOCK

    Our common stock has been authorized for listing on the NYSE under the
symbol '   ', subject to official notice of issuance. Prior to the spin-off, we do not expect any public trading market for our common stock to exist except
that, beginning on       , 2000, our common stock is expected to trade on a
'when-issued' basis on the NYSE for settlement when our common stock is issued
on       , 2000. The term 'when-issued' means trading in shares prior to the time certificates are actually available or issued. If the spin-off conditions are not satisfied and the stock dividend is not paid, all such 'when-issued' trading will become null and void. If the spin-off conditions are satisfied and the stock dividend is paid on the spin-off effective date, it is expected that 'regular way' trading in our common stock on the NYSE will commence at 9:30 a.m.
New York time on       , 2000, subject to official notice of issuance.

    The shares of our common stock issued to USI stockholders will be freely transferable, except for shares received by persons who may be deemed to be our 'affiliates' under the Securities Act. Persons who may be deemed to be our affiliates after the spin-off generally include individuals or entities that control, are controlled by, or are under common control with us and may include certain of our officers and directors. Persons who are our affiliates will be permitted to sell their shares of our common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act and Rule 144 under the Securities Act (with the exemption under Rule 144 not available until 90 days after the date of this information statement).

    Certain USI subsidiaries, including certain of the subsidiaries to be transferred to us, presently maintain tax-qualified profit-sharing and savings plans that hold, among other assets, USI common stock. Certain of our subsidiaries will continue to maintain these plans or establish new plans to which liabilities and assets, including USI common stock, will be transferred in connection with the spin-off. Based upon their ownership of USI common stock on the spin-off record date after giving effect to these transfers, USI plans and
our plans are expected to hold approximately      and      shares of our common
stock, respectively, and our plans are expected to hold approximately shares of USI common stock. The trustees of the USI plans presently intend to dispose of all of our common stock acquired in the spin-off. We expect that participants in our plans will be permitted to redirect any investments in USI common stock to other permitted investments under such plans for a period of time. However, after such time, the trustees of our plans intend to dispose of all USI common stock held in our plans and invest the net proceeds of such dispositions in shares of our common stock, subject to the exercise of the trustee's fiduciary duties under applicable law. The dispositions will be made on behalf of participating employees and subject to the exercise of the trustees' fiduciary duties under applicable law. The timing of dispositions and acquisitions will be determined by plan administrators and trustees or by their independent institutional investment managers, subject to their exercise of fiduciary duties under applicable law. We and USI cannot predict the timing of dispositions and acquisitions, but we expect that they will occur during the first few months following the spin-off. Dispositions are expected to be made, to the extent practicable by exchanges of our common stock and USI common stock between plans at prices based upon publicly-reported trading prices and also by open market sales. See 'Projected Ownership of Our Stock Immediately after the Spin-off.'

    For a discussion of certain uncertainties that should be considered when trading in our common stock, see 'Risk Factors -- There is No Trading History for Our Common Stock and We Do Not Expect to Pay Dividends.'

DIRECT REGISTRATION OF OUR COMMON STOCK

    We will have a direct registration (book entry) program with respect to record ownership of our common stock. Direct registration is a service that allows shares to be owned, reported and transferred electronically without having a physical stock certificate issued. Persons who acquire shares of our common stock will not receive a physical stock certificate (unless certificates are requested); rather, ownership of the shares is recorded in the names of such persons electronically on our books and records. Direct registration is intended to alleviate problems relating to stolen, misplaced or lost stock certificates and to reduce the paperwork relating to the transfer of ownership of our common stock.

    Under direct registration, the voting, dividend and other rights and benefits of holders of our common stock remain the same as with holders of certificates.

    Upon completion of the spin-off, we will mail you a statement confirming the issuance to you of the appropriate shares of our common stock through direct registration, rather than issuing a physical stock certificate unless you give specific instructions to do so. The mailing will explain how to obtain a physical certificate, if you wish.

    The requirements for transferring book entry shares are the same as for shares represented by a physical stock certificate except that, with direct registration, there is no certificate to surrender. Our common stock owned through the direct registration program may be sold and transferred through a
stock broker or through         , the transfer agent for our common stock.

    In order to utilize the services of a stock broker, you must first add the appropriate stock broker information to the direct registration account maintained by the transfer agent. Thereafter, you may by telephone transfer our common stock to a brokerage account with such stock broker and then may sell or transfer such shares by giving instructions to the broker.

    Alternatively, shares of our common stock owned through direct registration may be sold or transferred through the services of the transfer agent. Sales will be made through the transfer agent when practicable, but at least once each week. The transfer agent cannot accept instructions to sell shares on a specific day or at a specific price. The price per share will be the average price per share of all of our common stock sold during the period by the transfer agent for holders of book entry shares.

AGREEMENTS BETWEEN LCA AND USI AND RELATIONSHIP AFTER THE SPIN-OFF

    After the spin-off, we and USI will operate independently of each other as separate public companies. Neither we nor USI will have any beneficial stock ownership interest in the other (although employee benefits plan trusts sponsored by us and USI and/or certain of our or their subsidiaries will, in the near term, hold certain of the other company's shares). All directors, executives and employees of USI who join us will cease to be directors, executives or employees of USI.

    We will enter into agreements with USI providing for the transfer of the USI lighting and industrial tools businesses to us prior to the spin-off. We will also enter into agreements with USI that will define our responsibilities regarding the following:

         indemnification against certain liabilities, including liabilities for taxes; and

         corporate transitional matters, including the provision of services and the transfer of assets and liabilities under employee benefit plans.

    These agreements will be negotiated before the spin-off and thus will be negotiated between affiliated parties. Accordingly, we cannot assure you that any of these agreements, or that any of the transactions provided for in these agreements, will be effected on terms at least as favorable to us or to USI as could have been obtained from unaffiliated third parties.

    Following the spin-off, additional or modified agreements, arrangements and transactions may be entered into by us and USI. Any such future agreements, arrangements and transactions will be determined through arm's-length negotiation between the parties.

    The following is a summary of certain agreements, arrangements and transactions to be entered into between us and USI and our and its respective subsidiaries. Certain of these agreements will be filed as exhibits to this information statement, and the following descriptions are qualified in their entirety by reference to such exhibits.

    Agreements to Effect the Transfer of the Lighting and Industrial Tools Businesses of USI. The assets and liabilities of USI's lighting and industrial tools businesses will be transferred by USI and its subsidiaries to us. We and USI will each agree to execute and deliver such further assignments, documents of transfer, deeds and instruments as may be necessary for the more effective implementation of such transfers.

    Some assignments and transfers may require prior consent by third parties and various filings or recordings with governmental entities. Some permits or licenses may require reapplication by us, and reissuance in our name. If consent to the assignment or reissuance of any contract, license or permit being transferred is not obtained, we and USI will develop alternative approaches so that, to the maximum extent possible, we will receive the benefits of the contract, license or permit and will discharge the duties and bear the costs and risks under the contract, license or permit. We will bear the risk that the alternative arrangements will not provide us with the full benefits of the contract, license or permit. We and USI, however, believe that all necessary consents and reissuances that are material to us will be obtained.

    Indemnification Agreement. In connection with the spin-off, we will enter into an indemnification agreement with USI. Under the agreement, subject to certain exceptions, we will agree to indemnify USI against all liabilities, litigation and claims arising out of USI's lighting and industrial tools businesses (including liabilities for claims relating to or arising out of the assets, businesses and operations previously conducted by these businesses or their predecessors, subject to certain exceptions). USI will agree to indemnify us against (1) all liabilities, litigation and claims arising out of all USI operations other than the lighting and industrial tools businesses,
(2) liabilities (including liabilities under the Securities Exchange Act of 1934) for statements included in this information statement and USI's prior SEC filings and (3) certain other liabilities. Neither we nor USI will be entitled to a recovery to the extent any liability is covered by proceeds received by it from any third-party insurance policy. In circumstances in which the potential liability is joint, we and USI will share responsibility for the liability on a mutually agreed basis consistent with the principles established in the indemnification agreement.

    The indemnification agreement will set forth procedures for notification and payment of claims, use and preservation of records and resolution of disputes. Liability for tax-related matters will be governed by the tax sharing and indemnification agreement described below.

    Tax Sharing and Indemnification Agreement. We will enter into a tax sharing and indemnification agreement with USI that will govern the allocation between us of federal, state, local and foreign tax liabilities and related tax matters, such as the preparation and filing of tax returns and the conduct of audits and other tax proceedings, for taxable periods before and after the spin-off.

    In general, the tax sharing agreement will provide that (1) USI will be responsible for, and will indemnify us and our subsidiaries against, tax liabilities that relate to the period up to and including the date of the spin-off and (2) we will be responsible for, and will indemnify USI and its subsidiaries against, our tax liabilities for taxable periods beginning after the date of the spin-off.

    Corporate Transition Agreement. We will enter into a corporate transition agreement with USI, pursuant to which we will perform for USI several services on a transitional basis. These services will include, financial reporting, payroll, stock options, employee benefits and certain risk management administration, and treasury services, which includes cash management. The corporate transition agreement will be for a term of no greater than 18 months.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    Tax Consequences to U.S. Stockholders. The distribution by USI to its holders of common stock of the stock of LCA is a taxable 'Spin-off' and may be characterized as a dividend taxable as ordinary income to the extent of USI's current and accumulated earnings and profits. The amount of the distribution will be equal to the fair market value of the distributed shares (including the value of fractional shares). (The fair market value of the shares will be its market value determined on or near the date of distribution based on the NYSE price of the LCA common stock on the first day of trading.) To the extent that all or part of a distribution to a holder exceeds such holder's allocable share of USI's current and accumulated earnings and profits, such amount will first be treated as a return of capital that will reduce the holder's adjusted tax basis in his shares of USI's stock and then to the extent that the distribution exceeds such basis, such excess will be treated as gain received from a sale or exchange of stock and taxed as either short term or long term capital gain, (depending upon whether the holder's holding period for such stock has been equal to or less than one year). In addition, each stockholder of USI who receives cash proceeds in lieu of fractional interests in shares of LCA may recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such stockholder's fractional share interest.

    A corporate stockholder will generally be entitled to a 70% (or 80%, if the corporate holder owns more than 20% of USI's stock) dividends-received deduction with respect to distributions that are treated as dividends on shares of USI's stock that the corporate holder has held for more than 45 days during the 90 day period that begins 45 days before the stock becomes ex-dividend. A corporation's holding period for this purpose is reduced by periods during which the corporation's risk of loss with respect to the shares is considered diminished by reason of certain options, contracts to sell or other similar transactions. In addition, the dividends-received deduction may be reduced or eliminated if a corporation has indebtedness 'directly attributable to its investment' in portfolio stock.

    A corporate holder is required to reduce its basis (but not below zero) in USI's stock by the non-taxed portion (generally the portion eligible for the dividends-received deduction described above) of an 'extraordinary dividend', if the holder has not held such stock subject to a risk of loss for more than two years before USI declared, announced, or agreed to, the amount or payment of such dividend, whichever is earliest. (An 'extraordinary dividend' means any dividend with respect to a share of stock if the amount of such dividend equals or exceeds 10% of the corporate holder's adjusted basis in such share of stock.) If any part of the non-taxed portion of an extraordinary dividend has not been applied to reduce the basis as a result of the limitation on reducing basis below zero, such part will be treated as gain from the sale or exchange of stock for the taxable year in which the extraordinary dividend is received.

    In addition, for purposes of computing its alternative minimum tax liability, a corporate holder may, in general, be required to include in its alternative minimum taxable income a portion of any dividends-received deduction allowed in computing regular taxable income.

    Tax Consequences to Non-U.S. Stockholders. Foreign Stockholders who receive distributions of LCA's stock from USI may be subject to a 30-percent withholding tax on the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in USI's common stock is treated as effectively connected with a non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment), the non-U.S. stockholders generally will be subject to federal income tax at graduated rates, in the same manner as U.S. stockholders are treated with respect to such distributions (and also may be subject to the 30-percent branch profits tax, in the case of a non-U.S. stockholder that is a non-U.S. corporation).

    Backup Withholding Requirements. The distribution of LCA's stock may be subject to backup withholding at a rate of 31-percent on the amount due to non-exempt United States Holders for whom backup holding applies with regard to the payment of dividends and to certain foreign stockholders who do not establish an exemption from backup withholding tax.

    The summary of federal income tax consequences set forth above may not be applicable to stockholders who receive their shares of our common stock through the exercise of employee stock options or otherwise as compensation or who are otherwise subject to special treatment under the Internal Revenue Code. All stockholders should consult their own tax advisors as to the particular tax consequences to them, including the applicability and effect of state, local and foreign tax laws.

REASONS FOR FURNISHING THIS INFORMATION STATEMENT

    This information statement is being furnished by USI solely to provide information to USI stockholders about, subject to the satisfaction of the spin-off conditions, the receipt of our common stock pursuant to the spin-off. It is not, and is not to be construed as, an inducement or encouragement to buy or sell any of our securities or those of USI. The information contained in this information statement is believed by us and USI to be accurate as of the date set forth on its front cover. Changes may occur after that date, and neither we nor USI will update the information except in the normal course of our respective public disclosure practices.

                                 CAPITALIZATION

    The following table, which is unaudited, sets forth, as of June 30, 2000, our capitalization as adjusted to reflect the spin-off and the incurrence of indebtedness under the new credit facility, as if these transactions had occurred as of that date. This data should be read in conjunction with 'Unaudited Pro Forma Combined Condensed Financial Data,' 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Combined Financial Statements and notes. See 'Index to Combined Financial Statements.'

                                                                     AS OF JUNE 30, 2000
                                                            --------------------------------------
                                                                      PRO FORMA
                                                            ACTUAL   ADJUSTMENTS       AS ADJUSTED
                                                            ------   -----------       -----------
                                                                        (IN MILLIONS)
Long-Term Debt (including current portion):
    Notes payable.........................................  $  7.1     $--               $  7.1
    New credit facility...................................    --         207.0            207.0
    Notes and interest payable to affiliates..............   222.1      (222.1)           --
                                                            ------     -------           ------
        Total long-term debt (including current
          portion)........................................  $229.2     $ (15.1)          $214.1
Stockholders' Equity (Deficit):
    Common stock,         shares authorized, par value
      $0.01 per share,         shares issued and
      outstanding (as adjusted)...........................  $ --       $--               $--
    Preferred stock,         shares authorized, none
      issued and outstanding..............................    --        --                --
    Paid-in-Capital.......................................    --         331.1 (A)        331.1
    Invested Capital......................................   309.0      (309.0)           --
                                                            ------     -------           ------
        Total invested capital/stockholders' equity.......   309.0        22.1            331.1(B)
                                                            ------     -------           ------
            Total capitalization..........................  $538.2     $   7.0           $545.2(B)
                                                            ------     -------           ------
                                                            ------     -------           ------

---------

(A) To reflect the net effect on invested capital.

                                                              (IN MILLIONS)
Invested Capital............................................     $309.0
Portion of notes payable to affiliate forgiven..............       22.1
                                                                 ------
                                                                 $331.1
                                                                 ------
                                                                 ------

(B) Subsequent to June 30, 2000, the Company will record a goodwill impairment charge of approximately $83 million with no related tax benefit. Accordingly, the pro forma Stockholders' equity and Total capitalization will be reduced by such amount due to this write-off.

                        SELECTED COMBINED FINANCIAL DATA

    The historical selected combined financial data of the Company set forth below for each of the years in the three year period ended September 30, 1999 are derived from the audited combined financial statements of the Company, which are included elsewhere in this information statement. The historical selected combined financial data for the nine months ended June 30, 2000 and 1999 and for the years ended September 30, 1996 and 1995 are unaudited but, in our opinion, have been prepared on a basis consistent with that for the three-year period ended September 30, 1999. The interim financial data include all adjustments that management considers necessary for a fair presentation of interim results. Historical financial information may not be indicative of our future performance as an independent company. Furthermore, the historical financial data presented below do not reflect certain pro forma adjustments giving effect to the spin-off which are reflected in 'Unaudited Pro Forma Combined Condensed Financial Data.' The information set forth below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Combined Financial Statements and notes thereto. See 'Index to Combined Financial Statements.' Historical basic and diluted earnings per share and dividend data have not been presented, as the capital structure of the businesses that comprise the Company prior to the spin-off is not indicative of its capital structure following the spin-off.

                                                                                    SELECTED FINANCIAL DATA
                                             NINE MONTHS ENDED                         FISCAL YEAR ENDED
                                                 JUNE 30,                                SEPTEMBER 30,
                                   -------------------------------------   ------------------------------------------
                                         2000                1999           1999     1998     1997     1996     1995
                                         ----                ----           ----     ----     ----     ----     ----
                                                (UNAUDITED)                                             (UNAUDITED)
                                                                     (IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
    Net Sales....................       $698.9              $677.0         $917.5   $856.1   $537.7   $508.1   $492.0
    Cost of products sold........        475.8               461.1          628.7    590.5    374.3    356.1    351.1
    Selling, general and
      administrative expenses....        191.9               175.8          234.3    203.9    119.5    116.1    115.7
    Restructuring charges(A).....          --                  --            --        2.3     --       --       99.7
    Operating income(A)..........         26.6                33.7           46.6     51.1     34.7     29.6    (76.2)
    Net income (loss)............          9.8                14.4           20.2     23.1     13.0     12.9   (100.1)
BALANCE SHEET DATA (AT PERIOD
  END):
    Cash and cash equivalents....       $ 14.1              $  5.0         $  9.1   $ 12.4   $  0.1   $  0.1   $  0.2
    Working capital..............        246.0               230.5          231.9    214.4    122.5    118.5    111.5
    Total assets.................        706.7               669.6          688.1    617.3    285.5    280.5    266.1
    Total debt(B)................        208.7               203.3          205.8    201.7    195.0    195.0    195.0
    Invested capital.............        309.0               287.0          290.1    234.1     17.1     12.9     13.1
OTHER DATA:
    Capital expenditures.........         16.0                21.3           31.2     23.7     12.6     10.5      8.4
    Depreciation and
      amortization...............         19.4                17.7           23.8     21.0      9.8      9.0     13.2

---------

 (A) The Company changed its accounting policy for evaluating goodwill impairment in fiscal 1995, resulting in a charge of $97.9 million to the lighting segment. Fiscal 1995 operating income includes charges of $1.8 million to close certain underutilized facilities of the lighting operations. Fiscal 1998 includes restructuring charges of $2.3 million related to the closing of a manufacturing and distribution facility in the lighting segment.

 (B) Amounts primarily represent intercompany notes payable to affiliates.

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed financial data reflect the spin-off as if it occurred as of June 30, 2000 for unaudited pro forma combined condensed balance sheet purposes and as of October 1, 1998 for the unaudited pro forma combined condensed statement of operations. The unaudited pro forma combined condensed financial data reflect our expected capitalization as a result of the spin-off, the incurrence of indebtedness under the new credit facility and interest expense (including amortization of capitalized costs) relating to such borrowings. This data do not necessarily reflect our results of operations or financial position had the indebtedness actually been incurred and the spin-off actually been consummated as of such dates. Also, this data are not necessarily indicative of our future results of operations or future financial position.

    The pro forma combined condensed financial data will be revised in the definitive information statement to reflect the information that will depend upon market conditions at the time of the spin-off, including the amount and other terms of the indebtedness we will incur under a new credit facility.

                                                                   AS OF JUNE 30, 2000
                                                             --------------------------------
                                                                       PRO-FORMA
                                                             ACTUAL   ADJUSTMENTS   PRO-FORMA
                                                             ------   -----------   ---------
                                                                      (IN MILLIONS)
                          ASSETS

Current assets:
    Cash and cash equivalents..............................  $ 14.1     $            $ 14.1
    Trade receivables, net.................................   172.0                   172.0
    Inventories............................................   169.7                   169.7
    Deferred income taxes..................................     9.1                     9.1
    Other current assets...................................     7.2                     7.2
                                                             ------     -------      ------
        Total current assets...............................   372.1      --           372.1
Property, plant and equipment, net.........................   166.7                   166.7
Pension assets.............................................     7.4                     7.4
Other assets...............................................     1.1         7.0 (A)     8.1
Goodwill, net..............................................   159.4                   159.4(D)
                                                             ------     -------      ------
                                                             $706.7     $   7.0      $713.7
                                                             ------     -------      ------
                                                             ------     -------      ------

             LIABILITIES AND INVESTED CAPITAL
Current liabilities:
    Notes payable..........................................  $  7.1                  $  7.1
    Trade accounts payable.................................    58.6                    58.6
    Accrued expenses and other liabilities.................    58.0                    58.0
    Income taxes payable...................................     2.4                     2.4
                                                             ------     -------      ------
        Total current liabilities..........................   126.1      --           126.1
Long term debt.............................................               207.0 (B)   207.0
Deferred income taxes......................................     2.5                     2.5
Other liabilities..........................................    47.0                    47.0
Notes payable to Affiliates................................   201.6      (201.6)(B)(C)   --
Interest payable to Affiliates.............................    20.5       (20.5)(B)   --
                                                             ------     -------      ------
        Total liabilities..................................   397.7       (15.1)      382.6
Commitments and contingencies..............................
Invested capital...........................................   309.0        22.1 (C)(D)   331.1
                                                             ------     -------      ------
                                                             $706.7     $   7.0      $713.7
                                                             ------     -------      ------
                                                             ------     -------      ------

---------

 (A) To capitalize the cost of obtaining financing under the new credit facility, which will be amortized over a five year period.
                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (B) To reflect initial borrowings under the new credit facility, of which $200 million will be utilized for the repayment of notes payable to affiliated, including accrued interest thereon and $7 million for the payment of debt financing costs.

 (C) To reflect the amount of notes payable to affiliates that would be forgiven by USI assuming $207 million in borrowings.

 (D) Subsequent to June 30, 2000, the Company will record a goodwill impairment charge amounting to approximately $83 million, with no related tax benefit. Accordingly the pro forma goodwill and invested capital will be reduced by such amount due to this write-off.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                                   FOR THE NINE MONTHS ENDED
                                                                         JUNE 30, 2000
                                                              ------------------------------------
                                                                        PRO-FORMA
                                                              ACTUAL   ADJUSTMENTS       PRO-FORMA
                                                              ------   -----------       ---------
                                                                          (UNAUDITED)
                                                                         (IN MILLIONS)
Net Sales...................................................  $698.9                      $698.9
Operating costs and expenses:
    Cost of products sold...................................   475.8                       475.8
    Selling, general and administrative expenses............   191.9        7.5 (A)        199.4
    Management fee and divisional overhead..................     4.6       (4.6)(A)        --
                                                              ------     ------           ------
Operating income............................................    26.6       (2.9)            23.7
Interest expense to Affiliates..............................    (9.8)       9.8 (B)        --
Interest expense............................................    (0.6)     (14.0)(B)        (15.7)
                                                                           (1.1)(C)
Interest income.............................................     0.4      --                 0.4
                                                              ------     ------           ------
Income before income taxes..................................    16.6       (8.2)             8.4
Provision for income taxes..................................    (6.8)       3.3 (D)         (3.5)
                                                              ------     ------           ------
Net income..................................................  $  9.8     $ (4.9)          $  4.9
                                                              ------     ------           ------
                                                              ------     ------           ------
Basic and diluted earnings per share(E).....................  $ 1.27                      $ 0.64
                                                              ------                      ------
                                                              ------                      ------

                                                                   FOR THE NINE MONTHS ENDED
                                                                         JUNE 30, 1999
                                                              ------------------------------------
                                                                        PRO-FORMA
                                                              ACTUAL   ADJUSTMENTS       PRO-FORMA
                                                              ------   -----------       ---------
                                                                          (UNAUDITED)
                                                                         (IN MILLIONS)
Net Sales...................................................  $677.0                      $677.0
Operating costs and expenses:
    Cost of products sold...................................   461.1                       461.1
    Selling, general and administrative expenses............   175.8        7.5 (A)        183.3
    Management fee and divisional overhead..................     6.4       (6.4)(A)        --
                                                              ------     ------           ------
Operating income............................................    33.7       (1.1)            32.6
Interest expense to Affiliates..............................    (9.5)       9.5 (B)        --
Interest expense............................................    (0.6)     (14.0)(B)        (15.7)
                                                                           (1.1)(C)
Interest income.............................................     0.5      --                 0.5
                                                              ------     ------           ------
Income before income taxes..................................    24.1       (6.7)            17.4
Provision for income taxes..................................    (9.7)       2.7 (D)         (7.0)
                                                              ------     ------           ------
Net income..................................................  $ 14.4     $ (4.0)          $ 10.4
                                                              ------     ------           ------
                                                              ------     ------           ------
Basic and diluted earnings per share(E).....................  $ 1.87                      $ 1.35
                                                              ------                      ------
                                                              ------                      ------

PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS:

                                                                       FOR THE YEAR ENDED
                                                                       SEPTEMBER 30, 1999
                                                              ------------------------------------
                                                                        PRO-FORMA
                                                              ACTUAL   ADJUSTMENTS       PRO-FORMA
                                                              ------   -----------       ---------
                                                                          (UNAUDITED)
                                                                         (IN MILLIONS)
Net Sales...................................................  $917.5                      $917.5
Operating costs and expenses:
    Cost of products sold...................................   628.7                       628.7
    Selling, general and administrative expenses............   234.3       10.0 (A)        244.3
    Management fee and divisional overhead..................     7.9       (7.9)(A)        --
                                                              ------     ------           ------
Operating income............................................    46.6       (2.1)            44.5
Interest expense to Affiliates..............................   (12.7)      12.7 (B)        --
Interest expense............................................    (0.7)     (18.6)(B)        (20.7)
                                                                           (1.4)(C)
Interest income.............................................     0.6      --                 0.6
                                                              ------     ------           ------
Income before income taxes..................................    33.8       (9.4)            24.4
Provision for income taxes..................................   (13.6)       3.8 (D)         (9.8)
                                                              ------     ------           ------
Net income..................................................  $ 20.2     $ (5.6)          $ 14.6
                                                              ------     ------           ------
                                                              ------     ------           ------
Basic and diluted earnings per share(E).....................  $ 2.63                      $ 1.90
                                                              ------                      ------
                                                              ------                      ------

---------

(A) To eliminate management fees allocated from USI and divisional overhead, and to record estimated selling, general and administrative expenses that we expect to incur following the spin-off, including management and director compensation, net of a transition service agreement fee that will be charged to USI for services that we will perform for USI.

(B) To reflect interest expense on initial borrowings under the new credit facility at an assumed interest rate of 9% per year and eliminate interest cost on notes payable to affiliates. For each 1/8% change in the assumed interest rate, pro forma interest expense would change by approximately $0.3 per year.

(C) To amortize the cost of obtaining financing ($7.0 million) over the term of the credit facility.

(D) To reflect tax effects of above adjustments (A through C) at a tax rate of 40% (inclusive of federal, state and local taxes).

(E) Basic and diluted earnings per share have been determined assuming that 7,690,000 shares of our common stock will be issued upon the spin-off.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

    We operate and manage lighting and industrial tools businesses. Our operating companies are divided into two business groups: Lighting and Industrial Tools.

    The following table presents, for each of the last three fiscal years and the nine months ended June 30, 2000 and 1999, net sales and operating income of our two business groups. The historical net sales and operating income data for the two business groups for the nine months ended June 30, 2000 and 1999 are unaudited but have been prepared on a basis consistent with the audited periods. This historical financial information may not be indicative of our future financial performance as an independent company and does not reflect the pro forma adjustments giving effect to the spin-off presented in 'Unaudited Pro Forma Combined Financial Data.'

                                                 FOR NINE MONTHS   FOR THE FISCAL YEARS ENDED
                                                 ENDED JUNE 30,           SEPTEMBER 30,
                                                 ---------------   ---------------------------
                                                  2000     1999     1999      1998      1997
                                                  ----     ----     ----      ----      ----
                                                                 (IN MILLIONS)
NET SALES
    Lighting...................................  $603.2   $590.9   $804.0    $765.5    $537.7
    Industrial Tools...........................    95.7     86.1    113.5      90.6      --
                                                 ------   ------   ------    ------    ------
        Total net sales........................  $698.9   $677.0   $917.5    $856.1    $537.7
                                                 ------   ------   ------    ------    ------
                                                 ------   ------   ------    ------    ------

OPERATING INCOME
    Lighting(A)................................  $ 26.8   $ 35.9   $ 48.3    $ 53.5    $ 43.9
    Industrial Tools...........................     4.4      4.2      6.2       5.9      --
    Management fees and divisional overhead....    (4.6)    (6.4)    (7.9)     (8.3)     (9.2)
                                                 ------   ------   ------    ------    ------
        Total operating income.................  $ 26.6   $ 33.7   $ 46.6    $ 51.1    $ 34.7
                                                 ------   ------   ------    ------    ------
                                                 ------   ------   ------    ------    ------

---------

(A) In fiscal 1998, operating income includes restructuring charges of $2.3 million other related charges of $0.5 million. See Note 4 to the Combined Financial Statements.

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 2000 COMPARED TO NINE MONTHS ENDED JUNE 30, 1999

    Net Sales and Operating Income

    We had total net sales of $698.9 million and total operating income of $26.6 million for the nine months ended June 30, 2000, a sales increase of $21.9 million (3.2%) and a decrease in operating income of $7.1 million (21.1%) from the nine months ended June 30, 1999.

    Lighting had net sales of $603.2 million and operating income of $26.8 million for the nine months ended June 30, 2000, an increase in sales of $12.3 million (2.1%) and a decrease in operating income of $9.1 million (25.3%) from the same period last year. Sales increased due to the full period inclusion of Dual-Lite which was acquired in March 1999 of the prior year. This was offset by sales decreases in the residential division where certain unprofitable product lines were discontinued. The decrease in operating income is mainly the result of discontinuing certain residential product lines, which resulted in nonrecurring exit charges of $3.5 million. In addition, the residential division incurred approximately $2 million in costs associated with moving some production offshore. Our commercial and institutional indoor division reported lower operating income as a result of inventory write-offs from a SKU rationalization program and lower pricing due to competition.

    Industrial Tools had net sales of $95.7 million and operating income of $4.4 million for the nine months ended June 30, 2000, increases in sales and operating income of $9.6 million (11.1%) and $0.2 million (4.8%), respectively, from the same period last year. The increase in sales are mainly related to the acquisition of S&J France in December 1999 and Bowers plc in January 1999. These increases were partially offset by the unfavorable translation effect of converting UK results into US dollars. Also, results have been impacted by severe competition in the United Kingdom market due to lower cost imports from the Far East.

    In June 2000, upon expiration of the contingency period related to the December 1997 acquisition of Spear & Jackson, USI made additional cash payments of `L'47 million ($71 million), to the former owners of Spear & Jackson. A portion of the contingent cash payment ($36 million) was recorded as an adjustment to invested capital as it was based upon the market value of USI's common stock price at the end of the contingency period, and the remainder of the cash payment ($35 million) was recorded as additional goodwill as it related to the settlement of additional contingent consideration. Due to indications of impairment based on the additional consideration paid for Spear & Jackson and its current operating results and future projections, we evaluated the recoverability of the Spear & Jackson goodwill in accordance with its accounting policy as described in Note 2 to the Combined Financial Statements included elsewhere in this Information Statement. In arriving at the fair value of Spear & Jackson we considered a number of factors including: 1) competition from less expensive imports; 2) declining margins on exports; 3) general decline in the industrial sector in the United Kingdom; 4) Spear & Jackson's long-term financial plan; and 5) analysis of values for similar companies. In determining the amount of the impairment, USI compared the net book value to the estimated fair market values of Spear & Jackson. Based on the above, we will record an impairment charge of approximately $83 million in September 2000. The effect of this charge will reduce future goodwill amortization by approximately $2.2 million per annum.

    Management fees and divisional overhead costs of $4.6 million, decreased $1.8 million (28.1%) from prior year due to the elimination of the lighting divisional office in November 1999 and the prior year included a severance charge of $1.4 million related to division management.

    Interest and Taxes

    Total interest expense of approximately $10.4 million for the nine months ended June 30, 2000, increased $0.3 million (3.0%) from the comparable period of fiscal 1999. The increase reflects higher levels of outstanding notes payable to affiliates.

    Interest income was less than $1 million in both periods reflecting short-term investments of excess cash at foreign operations.

    Our provision for income taxes was $6.8 million on pre-tax income of $16.6 million (a 40.9% effective rate) for the nine months ended June 30, 2000, compared to $9.7 million on pre-tax income of $24.1 million (a 40.2% effective rate) for the nine months ended June 30, 1999.

FISCAL 1999 COMPARED TO FISCAL 1998

    Net Sales and Operating Income

    We had total net sales of $917.5 million and total operating income of $46.6 million for the fiscal year ended September 30, 1999, a sales increase of $61.4 million (7.2%) and a decrease in operating income of $4.5 million (8.8%) from the same period in the prior year. Included in the fiscal 1998 operating income were restructuring and other related costs of $2.8 million relating to the closure of a manufacturing and distribution facility in the commercial and institutional indoor division.

    Lighting had net sales of $804.0 million and operating income of $48.3 million for the fiscal year ended September 30, 1999, a sales increase of $38.5 million (5.0%) and a decrease in operating income of $5.2 million (9.7%) from the prior year. The increase in sales is mainly related to the first time inclusion of the Dual-Lite safety division acquired in March 1999. Residential lighting sales to the home center market and outdoor lighting were also higher. The decrease in operating income is mainly the result of difficult conditions in the commercial and institutional indoor markets, which were impacted by pricing pressures and inventory write-downs relating to the exit of the light controls product lines. The fiscal 1998 results included $2.8 million of restructuring and other related costs. In addition, the European business reported a decrease in operating income resulting from price declines and start-up costs to open new sales offices in other European countries. These decreases were partially offset by higher income from residential and outdoor lighting products and the first time inclusion of Dual-Lite.

    Industrial Tools had net sales of $113.5 million and operating income of $6.2 million for the fiscal year ended September 30, 1999, reflecting a sales increase of $22.9 million (25.3%) and an increase in operating income of $0.3 million (5.1%). The increase in sales is mainly related to the first time inclusion of Bowers plc which was acquired in January 1999. This was partially offset by generally lower margins resulting from pricing pressure of cheaper imports into the UK market.

    Management fees and divisional overhead costs of $7.9 million decreased $0.4 million (4.8%), mainly due to a decrease in the allocation from USI as a result of lower USI corporate costs. Included in the fiscal 1999 costs is approximately $1.4 million related to severance costs attributable to division management.

    Restructuring

    In June 1998, USI reviewed its long-term strategy and reviewed the operating performance and future prospects of each of its businesses. As a result, USI adopted a plan to improve efficiency and enhance competitiveness at some of our operations. The restructuring plan included the closing of a manufacturing and distribution facility in our Lighting segment. The restructuring did not have a significant impact on our ongoing operations during the periods that manufacturing was transitioned from the facility closed. The expected benefits we expect from the restructuring are primarily reduced fixed costs associated with leased facilities and reduced compensation costs.

    The principal, pre-tax components of the fiscal 1998 restructuring charge were $1.3 million in lease obligations and $1.0 million in severance costs. During fiscal 1998 the Company made cash payments of $1.1 million, with the remaining $1.2 million paid in fiscal 1999. In addition, we also incurred $0.5 million of product change costs related to the elimination of product lines. After an income tax benefit of $1.1 million, the charges detailed above reduced net income for the period ended September 30, 1998 by $1.7 million.

Interest and Taxes

    Total interest expense of $13.4 million for the fiscal year ended
September 30, 1999, decreased $0.3 million (2.2%) from the comparable period of fiscal 1998. The decrease reflects lower levels of third party debt outstanding, as the interest expense to affiliates remained the same as the prior year. Interest income was less than $1 million in both periods reflecting short-term investments of excess cash at foreign operations.

    The provision for income taxes was $13.6 million on pre-tax income of $33.8 million (a 40.2% effective rate) for the fiscal year ended September 30, 1999 compared to $15.3 million on pre-tax income of $38.4 million (a 39.8% effective rate) for the fiscal year ended September 30, 1998.

FISCAL 1998 COMPARED TO FISCAL 1997

    Net Sales and Operating Income

    We had total net sales of $856.1 million and total operating income of $51.1 million for the fiscal year ended September 30, 1998, reflecting a sales increase of $318.4 million (59.2%) and an operating income increase of $16.4 million (47.3%) from the same period in the prior year.

    Lighting had net sales of $765.5 million and operating income of $53.5 million for the fiscal year ended September 30, 1998, reflecting a sales increase of $227.8 million (42.4%) and an operating income increase of $9.6 million (21.9%) from the same period last year. The increase in sales is mainly related to the first time inclusion of the European division acquired in October 1997. Residential and outdoor lighting product sales and operating income both increased due to further market penetration. However, these improvements were offset by weakness in the commercial and institutional indoor market which was negatively impacted by pricing pressures associated with competitive market conditions.

    Industrial Tools had net sales of $90.6 million and operating income of $5.9 million for the fiscal year ended September 30, 1998. Our Spear & Jackson division was acquired in December 1997, and accordingly fiscal 1998 was the first year of results for this division.

    Interest and Taxes

    Total interest expense of $13.7 million for the fiscal year ended September 30, 1998, increased $0.5 million (3.8%) from the comparable period in fiscal 1997. The increase reflects higher notes payable at the European lighting division, which was acquired in October 1997. Interest income increased $1 million from fiscal 1997 due to the European lighting division investing excess cash in short-term investments.

    The provision for income taxes was $15.3 million on pre-tax income of $38.4 million (a 39.8% effective rate) for the fiscal year ended September 30, 1998 compared to $8.5 million on pre-tax income of $21.5 million (a 39.5% effective rate) for the fiscal year ended September 30, 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to and during the nine months ended June 30, 2000, we financed our operations and capital and other expenditures from a combination of cash generated from operations, notes, credit lines, and invested capital provided by USI or its affiliates. This arrangement will continue to be in effect until the consummation of the spin-off, after which we expect to meet all cash requirements through internally-generated funds and borrowings under our new credit facility and other available sources.

    Our ability to generate cash available for the repayment of debt will depend upon numerous business factors, including conditions in the U.S. and world economies, the level of demand for our products, changes in raw material costs, the level of capital expenditures and working capital requirements. Excess cash flow from operations (after capital expenditures) is expected to satisfy our minimal amortization requirements under the new credit facility after the spin-off. If our excess cash flow from operations (after capital expenditures), together with any net disposition proceeds realized by us, is insufficient to satisfy debt amortization requirements under the new credit facility, we will be required to renegotiate the terms of, or refinance, the new credit facility. See ' -- New Credit Facility' below.

NINE MONTHS ENDED JUNE 30, 2000 COMPARED TO NINE MONTHS ENDED JUNE 30, 1999

    Operating activities provided cash of $21.4 million for the nine months ended June 30, 2000, compared with $14.4 million for the prior year. The increase was primarily due to lower working capital requirements reflecting lower accounts receivable and inventories.

    Investing activities used cash of $88.7 million for the nine months ended June 30, 2000, compared with $90.6 million for the prior year. The nine months ended June 30, 2000 cash was used for the Spear & Jackson additional consideration and capital expenditures. The nine months ended June 30, 1999 cash was used for the acquisitions of Dual-Lite and Bowers plc and capital expenditures.

    Financing activities provided cash of $78.5 million for the nine months ended June 30, 2000, compared with $74.9 million for the prior year. The nine months ended June 30, 2000 cash provided related to capital contributions from affiliates that the Company used for the Spear & Jackson additional consideration. The nine months ended June 30, 1999 cash provided related to capital contributions from affiliates that the Company used for the Dual-Lite and Bowers acquisitions.

FISCAL 1999 COMPARED TO FISCAL 1998

    Our operating activities provided cash of $34.0 million for fiscal 1999 compared with $9.3 million for the prior year. The increase was primarily due to lower working capital requirements in fiscal 1999 as compared to fiscal 1998. In fiscal 1998, we had to make working capital investments in the European lighting division shortly after the October 1997 acquisition.

    Investing activities used cash of $94.2 million for fiscal 1999, compared with $61.2 million for the prior year. The fiscal 1999 cash was used for acquisitions of Dual-Lite and Bowers plc and capital expenditures. The fiscal 1998 cash was used for capital expenditures and the acquisitions of the European lighting division and Spear & Jackson.

    Financing activities provided cash of $60.9 million for fiscal 1999, compared with $62.7 million for the prior year. The fiscal 1999 cash provided related to capital contributions from affiliates that the Company used for the Dual-Lite and Bowers acquisitions. The fiscal 1998 cash provided related to capital contributions from affiliates that the Company used for the European lighting and Spear & Jackson acquisitions and repayment of long-term debt at Spear & Jackson.

FISCAL 1998 COMPARED TO FISCAL 1997

    Operating activities provided cash of $9.3 million for fiscal 1998 compared with $21.9 million for the prior year. The decrease was primarily due to higher working capital requirements in fiscal 1998 as compared to fiscal 1997. In fiscal 1998, the Company had to make working capital investments in the European lighting division shortly after the October 1997 acquisition.

    Investing activities used cash of $61.2 million for fiscal 1998, compared with $12.6 million for the prior year. The fiscal 1998 cash was used for capital expenditures and for the acquisition of the European lighting division. The fiscal 1997 cash was used for capital expenditures.

    Financing activities provided cash of $62.7 million for fiscal 1998, compared with cash used of $9.5 million for the prior year. The fiscal 1998 cash provided related to capital contributions from affiliates that the Company used for acquisitions and repayment of long-term debt at Spear & Jackson. The fiscal 1997 cash used related to net transfers with affiliates.

NEW CREDIT FACILITY

    At or about the time of the spin-off, we intend to enter into a new credit
facility with         as administrative agent, and a syndicate of banks. We will amend this filing to include a description of our new credit facility.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    In the normal course of doing business, we are exposed to the risks associated with changes in interest rates and currency exchange rates. To limit the risks from such fluctuations, USI has in the past entered into and we anticipate in the future entering into various hedging transactions that have been authorized pursuant to our policies and procedures. See Note 2 to the Combined Financial Statements included elsewhere in this Information Statement. We do not engage in such transactions for trading purposes. We anticipate to utilize foreign currency-denominated borrowings to effectively hedge a portion of our net investments in subsidiaries in foreign countries. We are also exposed to foreign currency exchange risk related to our international operations and our U.S. businesses, which import or export goods. We have made limited use of financial instruments to manage this risk.

EFFECT OF INFLATION

    Because of the relatively low levels of inflation experienced in our principal markets, inflation did not have a material impact on our results of operations in fiscal 1999, 1998 or 1997 or the nine months ended June 30, 2000.

                                    BUSINESS

GENERAL

    LCA, a wholly owned subsidiary of USI, is a major manufacturer and distributor of lighting fixtures and industrial tools. In fiscal 1999, we had net sales of $917.5 million and operating income of $54.5 million before corporate costs.

    We estimate that our lighting business is the fourth largest producer of lighting fixtures in North America and Europe. Collectively, the lighting businesses produce and market a complete offering of indoor and outdoor lighting for the commercial, institutional and residential markets. Our business has in excess of 5,700 employees worldwide. It has manufacturing facilities in six U.S. states, California, Connecticut, South Carolina, Ohio, Arkansas and Pennsylvania, in addition to operations in Mexico, Puerto Rico, Germany, Slovenia and Austria. The lighting business's sales organization consists of both independent manufacturers' sales representatives (agents) and its own factory sales force employees. Our division sells products through a variety of distribution channels, including electrical distributors, lighting showrooms, home centers and national accounts. The lighting business's major brands hold substantial market positions within each of the product segments in which they participate. Our lines cover the full range from specification grade products, which meet the particular performance and design standards of architects and other professional lighting specifiers, to commodity grade products, which satisfy general requirements for varied applications.

    Our industrial tools business was acquired by USI in fiscal 1998 through the acquisition of Spear & Jackson, a leading European hand tools manufacturer founded in 1760. Our industrial tools business manufactures and distributes a broad range of lawn and garden tools, hand tools, metrology products, magnetic products, industrial saws and wood carving tools. The division has over 1,375 employees worldwide. Products are sold through various distribution channels, including in-house sales managers and merchandisers, independent sales agents and industrial and engineering distributors, as well as direct sales to retailers and end users. Our industrial tools business's major brands hold substantial market positions within many of the product segments in which they participate.

    The following table presents our major brands and product offerings:

LIGHTING
  Progress                  Leading single source supplier of residential and light
                            commercial decorative lighting fixtures. Product offering
                            consists of over 3,000 stock keeping units including:
                            chandeliers, hall and foyer, pendants, close-to-ceiling,
                            bath and vanity, sconces, modular fluorescent, undercabinet, outdoor, landscape, track and recessed lighting.
  Kim                       Premier specification product line of architectural outdoor lighting fixtures and equipment for the commercial and
                            residential markets. Product categories include:
                            pole-mounted luminaires, bollards, parking garage
                            luminaires, flood lights, wall-mounted luminaries and
                            landscape fixtures.
  Spaulding                 Complete outdoor lighting systems for the commercial market.
                            Products include outdoor area luminaires, canopy lights, low level lights and flood lights.
  Architectural             Period-style and contemporary site lighting fixtures for the
  Area Lighting             commercial outdoor market. Product categories include: pole and wall-mounted luminaires, concrete bollards and custom
                            fixtures/poles.
  Dual-Lite                 Complete offering of life safety lighting products for
  Prescolite Life           commercial and institutional applications. Products include:
  Safety                    exit signage, emergency back-up lighting, high frequency
                            'powerpack' inverters and central AC inverter systems.

  Columbia                  Full line of specification and commodity grade fluorescent lighting fixtures for use in commercial and institutional
                            applications. Products include parabolic and lensed
                            troffers, strip lights, wraparounds and a variety of
                            recessed surface and specialty units.
  Alera                     Linear fluorescent indirect, direct/indirect and direct
                            lighting systems.
  Prescolite                Extensive line of specification grade recessed downlighting, track lighting and surface-mounted lighting for the
                            commercial and residential markets.
  Moldcast                  High performance oriented rugged commercial outdoor
                            luminaires. Products include a broad selection of
                            contemporary and period style outdoor lighting fixtures with precise optics.
  SiTeco                    Major European source of technical lighting systems and
                            services including: industrial lighting, task lighting,
                            roadway lighting and sports arena lighting. Product lines
                            are 'Siemens', 'SiTeco', 'Knoblich Licht' and 'Elektrokovina
                            Svetilke' serving the commercial and industrial market.

INDUSTRIAL TOOLS
  Spear & Jackson           Extensive line of high quality lawn and garden and hand tools including digging and cultivating tools, cutting and shear tools, striking tools, contractor tools, agricultural tools, pliers, retail hand tools, screwdrivers, hammers and
                            plumbers tools.
  Eclipse                   Full line of top quality hand tools including: hacksaws,
                            frames and blades, riveters and engineer tools.
  Eliot Lucas               Pliers, woodsaws and builder tools.
  Bowers; Moore & Wright    Precision tools, measuring instruments and calibration
                            services.

LIGHTING

    Our lighting business is international. We operate our domestic lighting businesses through our Lighting Corporation of America subsidiary. We operate our European lighting business through our SiTeco Holding GmbH subsidiary.

LIGHTING CORPORATION OF AMERICA

    Our domestic lighting businesses are collectively known as Lighting Corporation of America. Lighting Corporation of America subsidiaries manufacture and distribute indoor and outdoor lighting fixtures for markets in North America.

    Lighting Corporation of America's size, broad range of quality products and strong distribution network allow it to compete as a major supplier in the commercial/institutional and residential markets. Our outdoor lighting products are sold under the Kim, Spaulding, Moldcast and Architectural Area Lighting brand names. These products include street, area, parking garage and landscape lighting. Outdoor lighting products are sold to electrical distributors and national accounts. National customer accounts include service stations, automobile dealerships and fast food restaurants. Indoor commercial/industrial lighting products, which are sold under the Columbia, Prescolite and Dual-Lite brand names through electrical distributors and national accounts, include incandescent and compact fluorescent, down light fixtures, emergency and exit lighting, and other fluorescent lighting fixtures. Our sales organization includes independent manufacturer's sales representatives (agents) as well as factory sales force employees. Most of our agents also represent a complementary line of lighting products for industrial applications, allowing us access to essentially all categories of customers for lighting fixtures.

    We believe that Lighting Corporation of America is the largest residential lighting manufacturer in North America, principally selling under the Progress brand name. Progress' products include chandeliers, hall and foyer sconces, pendants, bath and vanity, ceiling, fluorescent, under-cabinet, track, outdoor and landscape lighting. Residential lighting products are sold to home centers, lighting showrooms and electrical distributors, who sell to builders, electrical contractors and consumers.

    Sales of lighting products are seasonal to a degree, with weather affecting construction and outdoor installation.

    Progress Lighting, Inc. Progress is the leading supplier of residential and light commercial decorative lighting fixtures in North America. Progress' sales are primarily classified as non-portable residential lighting fixtures. The current product offering consists of over 3,000 stock keeping units (SKU's) including: chandeliers, hall and foyer, close-to-ceiling, sconces, pendants, modular fluorescent, undercabinet, bath and vanity, outdoor, landscape, track and recessed.

    Progress' products are marketed principally with a factory sales force. Targeted market segments include single family and multi-family residential construction, light commercial construction and consumer. Targeted international markets are principally in North and South America. Its products are sold through several channels of distribution, primarily electrical distributors, lighting showrooms and home centers.

    Progress has an in-house product development group which introduces major new products semi-annually. The company's manufacturing facilities are in Cowpens, South Carolina and Baja, Mexico.

    Kim Lighting, Inc./Architectural Area Lighting, Inc. Kim Lighting Inc. (which consists of both Kim and the Architectural Areas Lighting Unit 'AAL') manufactures products for the architectural outdoor lighting market, primarily for projects which are specified by architects, lighting consultants, landscape architects and engineering consultants. This market is characterized by a strong emphasis on aesthetics, architectural relevance, performance and quality. Approximately 80% of the business is new construction with the balance serving the renovation market.

    Kim is a recognized innovator in the industry. Its products are primarily designed for contemporary architecture and intended to be aesthetically compatible with surrounding structures and an integral part of the architectural design. In addition to aesthetics, Kim products place great emphasis on quality and performance.

    AAL products are designed for contemporary and traditional architecture. AAL products are often selected as an accent to the site and architecture. Many AAL products utilize Kim optical systems.

    Spaulding Lighting, Inc. Spaulding has a broad array of products for the outdoor lighting markets. Spaulding's principal markets are commercial and institutional large area parking such as shopping malls and supermarkets, petroleum service station areas and canopy lighting, automobile dealership exterior illumination and quick service restaurant and convenience store outdoor lighting. Spaulding exterior lighting projects are prominently displayed in Las Vegas, Atlantic City, New York and other major U.S. cities.

    Spaulding was started in 1955 as Whiteway Manufacturing and initially served as a quick service lighting supplier to gasoline service stations. Over time it expanded into a national, full-line outdoor lighting company.

    Dual-Lite Inc. Dual-Lite is a leader in the United States life safety market, participating in all three market segments: emergency lighting, exit signs, and central inverter systems. The company has two brands, Dual-Lite and Prescolite Life Safety. The company is a leader in central inverter systems and believes it is the second largest U.S. manufacturer of exit signs and emergency lighting units.

    Headquartered in Cheshire, Connecticut, the majority of the company's manufacturing occurs in Naguabo, Puerto Rico, with some products manufactured by third parties using company designs.

    The company produces some of the industry's most popular products, such as the Dual-Lite EZ-2 and the 'Liteforms' collection. The Prescolite EMAX and PCX Series are also well known brands.

    Dual-Lite generally sells its products via Lighting's commercial and institutional combined sales force, relying on independently contracted manufacturer's representatives to market its products to electrical distributors, contractors, specifiers and end users.

    Columbia Lighting, Inc. Columbia is a leading manufacturer of commercial and industrial fluorescent lighting products. The company's manufacturing processes include metal fabrication, finishing and final assembly. The company's products are sold through independent lighting manufacturers/sales representatives and distributed through electrical wholesalers and national accounts. End use applications are primarily new commercial construction or renovation projects, which include office, school, retail and institutional construction. Primary buying influences include architects, consulting engineers, lighting designers, electrical wholesalers, electrical contractors, building owners and facility managers.

    Prescolite, Inc. Prescolite produces residential, light commercial and specification grade point source lighting products for indoor lighting applications. These products are segmented into residential and light commercial downlighting, specification grade downlighting, track lighting, and surface lighting product lines.

    Prescolite's products are sold by commercial and industrial manufacturers representatives to traditional electrical wholesalers/distributors for the residential and light commercial markets. Primary buying influences for Prescolite include lighting consultants and electrical engineers. Secondary influences include architects, interior designers and contractors. Prescolite was founded in 1944.

SiTeco Holding GmbH

    SiTeco, formerly Siemens Lighting, was acquired in October 1997 by USI. SiTeco is a leading European provider of technical lighting systems and services including industrial lighting, lighting solutions, task lighting, road lighting and sports arena lighting. We estimate that SiTeco is the fourth largest supplier of technical lighting products, systems and services in Europe. In addition, SiTeco subsidiaries are well established in most major southern and central European markets.

    SiTeco is headquartered in Germany. It has manufacturing facilities in Germany, Austria and Slovenia.

INDUSTRIAL TOOLS

    We operate our industrial tools business through our Spear & Jackson subsidiary. Spear & Jackson, established in 1760, is a leading European manufacturer and distributor of a broad line of lawn and garden tools, hand tools, metrology products, magnetic products, industrial saws and wood carving tools. Products are sold under several brand names including Spear & Jackson, Neill Tools, Eclipse, Bowers and Moore & Wright.

    Spear & Jackson distributes products primarily through independent wholesale distributors, home centers, mass merchants and large buying groups including cooperatives.

RAW MATERIALS COSTS

    Most of our businesses are dependent, to varying degrees, on the availability of raw materials, including plastics, aluminum, copper, nickel, cobalt, molybdenum, tungsten, certain grades of steel, wood, glass and corrugated packaging materials as well as ballasts and sockets for lighting fixtures. The impact of raw material price increases on the operating income of our businesses depends on their ability to pass along cost increases to our customers. Although raw material shortages or price increases from time to time may have an adverse effect on the results of operations of our individual businesses, we do not believe that these factors are material to us on a consolidated basis.

COMPETITION

    We will encounter competition in all areas of our business. The methods of competition vary depending on the market into which we are selling. We compete primarily on the basis of product quality, brand name, technology or innovation, price, performance and customer service. No single company will compete directly with us in all of our product lines, but various companies will compete with us in one or more product lines. In total, we have many competitors varying in size. Some have substantially greater sales and assets than us while other companies are smaller than us.

EMPLOYEES

    As of the date of this filing, we had approximately 5,700 employees in the lighting business and 1,375 employees in the industrial tools business. Approximately 51% of the employees in the lighting business were represented by Unions, and approximately 45% of the employees in the industrial tools business were represented by unions. We believe that our relations with employees and unions generally are good.

GOVERNMENT REGULATION

    Our businesses are subject to numerous federal, state, local and foreign laws and regulations concerning such matters as zoning, health and safety and protection of the environment. We believe that our businesses are currently operating in substantial compliance with, or under approved variances from such various federal, state, local and foreign laws and regulations.

    Approximately six of our present or former operating sites, or portions thereof are the subject of investigations, monitoring or remediation under the Comprehensive Environmental Response Compensation and Liability Act of 1980 ('CERCLA'), the Federal Resource Conservation and Recovery Act or comparable state statutes or agreements with third parties. These proceedings are in various stages ranging from monitoring at one site to implementation of clean-up or remediation of the other sites. We do not believe that any of these proceedings will have a material adverse effect on our business or financial condition.

    In addition, certain of LCA's operating units have been named as potentially responsible parties at three off-site disposal sites under CERCLA or comparable state statutes in a number of federal and state proceedings. In each of these matters our operating units are working with the claims in a responsible and appropriate manner and the cleanup effort at each site is in the advanced stages of remediation or monitoring. Under CERCLA and other similar statutes, any generator of hazardous waste sent to a hazardous waste disposal site is potentially responsible for all clean-up, remediation and response costs required for such site, irrespective of the amount of waste which the generator sent to the site. We do not believe that any of the pending proceedings will have a material adverse effect on our business or financial condition.

    LCA's operating units make significant capital and maintenance expenditures to comply with zoning, water, air and solid hazardous waste and related environmental and health and safety regulations. The amount of expenditures in future years will depend on legal and technological developments which cannot be predicted at this time. Future costs for environmental compliance cannot be predicted with precision and there can be no certainty with respect to any remedial investigations or cleanup of affected property.

    Laws and regulations protecting the environment may in certain circumstances impose 'strict liability', rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, we cannot predict whether modifications of existing laws or regulations or the adoption of new laws or regulations, or presently unidentified environmental conditions or unanticipated enforcement actions, particularly with respect to environmental standards, could require material capital expenditures or otherwise have a material adverse effect on our business or financial condition.

    At September 30, 1999, we had accrued approximately $5.0 million for various known environmental related liabilities. We believe that the range of liability for such matters is between $1.0 million and $5.2 million. We cannot predict whether future developments in laws and regulations concerning environmental protection will affect our earnings or cash flow in a materially adverse manner or whether our operating units will be successful in meeting future demands of regulatory agencies in a manner which will not have a material adverse effect on our business or financial conditions.

BACKLOG ORDERS

    The Company's backlogs believed to be firm as of September 30, 1999 and 1998 were as follows:

                                                                   AS OF
                                                               SEPTEMBER 30,
                                                              ---------------
                                                               1999     1998
                                                               ----     ----
                                                               (IN MILLIONS)
Lighting....................................................  $81.6    $74.7
Industrial Tools............................................    0.2      0.6
                                                              -----    -----
Total Backlogs..............................................  $81.8    $75.3
                                                              -----    -----
                                                              -----    -----

PATENTS AND TRADEMARKS

    Our businesses have numerous United States and foreign patents, patent applications, registered trademarks and trade names, and licenses. We believe that certain of our trademarks and trade names are of material importance to us. None of our material trademarks or trade names are of limited duration. Although protection of the our patents and related technologies are important components of our business strategy, none of our individual patents is material to the company.

PROPERTIES

    Our lighting business owns or leases approximately 50 plants and other properties. Our industrial tools business owns or leases approximately 27 plants and other properties. None of our individual properties is considered to have a value that is significant in relation to our assets as a whole. We believe that our properties are well maintained and are in good operating condition. Our properties are deemed to be suitable and adequate for our present needs. We believe that we have additional capacity available at most of our production facilities and that we could significantly increase production without substantial capital expenditures.

LEGAL PROCEEDINGS

    We are a party to legal proceedings that are considered to be either ordinary, routine litigation incidental to our business, or immaterial to our financial condition, results of operations or our cash flows. For information concerning environmental proceedings, see 'Business -- Governmental Regulation.'

                                   MANAGEMENT

DIRECTORS

    After the spin-off, our board of directors will consist of       persons who
will be divided into three equal classes each having a three-year term. The executive officers who are expected to serve as directors after the spin-off are presented below. We will name our additional directors in an amendment to this filing.

NAME                                   POSITION
----                                   --------
James O'Leary........................  Chairman and Chief Executive Officer

    James O'Leary, 37, has served USI as Executive Vice President since September 1, 1999 and as a Director at USI since February 2000. He was Senior Vice President and Chief Financial Officer at USI from June 1998. He served as Corporate Controller of USI from its 1995 demerger from Hanson PLC until June 1998 and was elected as a Vice President in January 1996. Mr. O'Leary is a Director of Strategic Industries LLC and Rexair Holdings Inc.

    Committees. After the spin-off, our board of directors is expected to establish and designate a compensation committee and an audit committee. Directors who are also our officers or employees will not be permitted to serve on either committee. The functions of these standing committees will be as follows:

        Compensation Committee. The compensation committee will set the compensation of all executive officers subject to the terms of their employment agreements and administer and make awards under our stock incentive plan and other incentive plans. The committee will also review the competitiveness of management compensation and benefit programs and principal employee relations policies and procedures. All of the members of the compensation committee are intended to be 'disinterested' within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code ('Code Section 162(m)').

        Audit Committee. The Audit Committee will be responsible for matters relating to accounting policies and practices, financial reporting and internal controls. Its functions will include recommending to the Board the appointment of the Company's independent accountants; reviewing with representatives of the independent accountants the scope of the audit of our financial statements, results of audits, audit costs, recommendations with respect to internal controls and financial matters and non-audit services; and periodically meeting with or receiving reports from our principal financial and accounting officers.

    Fees. Non-employee directors will receive an annual cash retainer of $
plus $     for each board meeting and $     for each committee meeting attended
and reimbursement of all reasonable expenses incurred in connection with such meetings. We will pay the premiums on directors' and officers' liability and travel accident insurance policies insuring directors. Each non-employee director will also receive initial and annual stock grants and stock option grants. See 'Executive Compensation -- Stock Incentive Plan'.

EXECUTIVE OFFICERS

    The following individuals are expected to serve as our executive officers at the time of the spin-off. Our board of directors may appoint additional executive officers from time to time. We will name additional officers in an amendment to this filing.

NAME                                   POSITION
----                                   --------
James O'Leary                          Chairman and Chief Executive Officer
Steven C. Barre                        Senior Vice President, General Counsel and Secretary
Joseph P. McPartland                   Group Vice President
Diana E. Burton                        Vice President
Nicola Rossi                           Corporate Controller

    For biographical information concerning Mr. O'Leary, see ' -- Directors' above.

    Steven C. Barre, 41, has served USI as Vice President, General Counsel and Secretary of USI since April 1, 2000. Previously, he served as Associate General Counsel of USI since its 1995 demerger from Hanson in 1995. Prior thereto, Mr. Barre served as Associate General Counsel of Hanson Industries, the U.S. arm of Hanson PLC.

    Joseph P. McPartland, 59, has served USI as Vice President and CFO of USI's Hardware and Tools unit since June 1998. From July 1997 until June 1998 he served as Executive Vice President and CFO of O. Ames Co., a USI Subsidiary. From September 1996 until June 1997, he served on the corporate staff of USI working on corporate development projects. Prior to September 1996, Mr. McPartland was the President of Jade Corporation, then a USI subsidiary, from March 1994 until September 1996.

    Diana E. Burton, 55, has served USI as Vice President -- Investor Relations since USI's demerger from Hanson in 1995. Previously, she was a Vice President of Marine Harvest International, Inc., a company engaged in the farming and distribution of seafood products, with principal responsibility for administration and investor relations.

    Nicola Rossi, 34, has served at USI as Corporate Controller since April 1, 2000 and was Assistant Corporate Controller from June 1999. Previously, he was Director of Corporate Accounting for the Great Atlantic & Pacific Tea Company, Inc. from November 1995 through May 1999.

                             EXECUTIVE COMPENSATION

    The following is a description of the executive compensation arrangements and benefit plans adopted or expected to be adopted by us, most of which are substantially similar to those in effect at USI. After completion of the spin-off, none of our officers will participate in any USI benefit plans, except to the extent they are entitled to exercise any vested USI stock options pursuant to such plans for a period of time following the spin-off. For information regarding our assumption of certain liabilities and assets of the USI plans, see 'The Spin-off -- Agreements Between LCA and USI and Relationship after the Spin-off -- Corporate Transition Agreement.'

    We will disclose additional information with respect to our executive compensation programs in an amendment to this filing.

EMPLOYMENT AGREEMENTS

    The following is a summary of the employment agreements of each of the individuals who is expected to become one of our five most highly compensated executive officers after the spin-off.

    The employment agreements provide for Messrs. O'Leary, McPartland, Barre, Rossi and Ms. Burton to serve, commencing on the date of the spin-off (the 'Commencement Date'), respectively, as our Chairman, Chief Executive Officer and Director; as Group Vice President; as Senior Vice President, General Counsel and Secretary; as Corporate Controller; and as Vice President for Corporate Communications. Unless terminated earlier as discussed below, the term of employment under each agreement will expire on the anniversary of the Commencement Date subject to automatic extension for an additional year term on each applicable anniversary unless either party gives at least 90 days' prior written notice of non-extension.

    The employment agreements provide that we will pay Messrs. O'Leary, McPartland, Barre, Rossi and Ms. Burton annual base salaries at rates of not
less than $     , $     , $     , $     and $     , respectively. Commencing
with fiscal 2001, each executive will be eligible to receive an annual cash
bonus, with a target bonus potential equal to at least    %,    %,    %,    %
and    % of his base salary, respectively, based on the achievement of a performance target established by the Compensation Committee under a bonus plan qualifying the bonuses as 'performance-based' for purposes of Code
Section 162(m).

    The employment agreements also will provide for (i) indemnification of the executives for actions in their corporate capacity and directors and officers liability insurance, (ii) coverage in most instances for legal fees incurred in enforcing their rights under their respective employment agreements,
(iii) confidentiality provisions applicable to the period during and after the employment term and a provision prohibiting the solicitation of our employees during the employment term and for a period of two years afterwards and
(iv) severance payments under certain circumstances.

STOCK INCENTIVE PLAN

    On             , 2000, our board of directors and USI, as our sole
stockholder, approved the LCA Corporation Stock Incentive Plan (the 'SIP'). The following description of the SIP is qualified in its entirety by reference to the SIP, which has been filed as an exhibit to the registration statement of which this information statement is a part.

    Purpose. The purpose of the SIP is to enhance our profitability and value for the benefit of our stockholders by enabling us (i) to offer our employees and our affiliates stock options, restricted stock and other stock-based awards, thereby creating a means to raise the level of stock ownership by employees in order to attract, retain and award such individuals and strengthen the mutuality of interests between our employees and stockholders and (ii) to pay non-employee directors a portion of their annual retainer fee in the form of shares of our common stock and stock options and to make certain other awards of our common stock and grants of stock options to non-employee directors thereby attracting, retaining and rewarding such non-employee directors or consultants, and strengthening the mutuality of interests between our non-employee directors and stockholders. It is
estimated that we and our affiliates will have approximately      employees and
we will have      non-employee directors who will be eligible for participation in the SIP.

    Administration. The provisions of the SIP, as applied to eligible employees, will be administered and interpreted by a committee of the board, which will consist of two or more non-employee directors, each of whom is intended to be a non-employee director as defined in Rule 16b-3 and an outside director as defined under Code Section 162(m) (the 'Committee'). With respect to awards to non-employee directors, the SIP will be administered by the board and references to the Committee below will be deemed to refer to the board. Awards under the SIP may not be made on or after the tenth anniversary of approval thereof, but awards granted prior to such date may extend beyond that date.

    Available Shares. The aggregate number of shares of our common stock subject to awards under the SIP may not exceed shares. The maximum number of shares of common stock with respect to which any stock option which may be granted under the SIP during any of our fiscal years to any individual will be shares and of Restricted Stock subject to performance goals will be shares. The maximum number of shares of common stock subject to other stock-based awards which may be granted under the SIP for any fiscal year to any individual will
not exceed      shares; provided that the foregoing limit does not apply to other stock-based awards used to make payments under any other of our plans or those of our subsidiaries.

    In general, upon the cancellation or expiration of an award, the unissued shares of common stock subject to such awards will again be available for awards under the SIP, but will not be available for the individual limits.

    Options. Under the SIP, the Committee may grant non-qualified stock options and incentive stock options ('ISOs') to purchase shares of our common stock. The Committee will determine the number of shares of common stock subject to each option, the term of each option (which may not exceed ten years (or five years in the case of an ISO granted to a 10% or greater shareholder), the exercise price (which must equal 100% or, in the case of an ISO granted to a 10% or greater shareholder, 110% of the fair market value of our common stock at the time of grant), the time or times at which the option may be exercised and the other material terms of each option. Payment of the exercise price may be made
(i) in cash or by check, bank draft or money order, (ii) the delivery of irrevocable instructions to a broker to deliver promptly to us an amount equal to the purchase price, or (iii) on such other terms and conditions as may be acceptable to the Committee.

    The SIP will authorize the Committee, if it decides in its sole discretion, to permit 'reloads' of options exercised, including, without limitation, permitting reloads under which options are granted for the same number of shares as were used to pay the exercise price or withholding. The Committee may also at any time offer to buy out a recipient's option subject to such terms and conditions as the Committee may determine.

    Restricted Stock. The Committee may also award shares of restricted stock. The Committee will determine the employees eligible for such awards and the terms and conditions of such awards, including, without limitation, the timing of such awards, the number of shares awarded, the vesting schedule and the right to acceleration thereof. The Committee may condition the grant or vesting of Restricted Stock upon the attainment of such factors as the Committee may determine, in its sole discretion. Upon the award of any shares of restricted stock, the recipient will have all rights of a stockholder with respect to the shares, including voting, tender and dividend rights, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient's restricted stock award agreement. Recipients of restricted stock must enter into a restricted stock award agreement with LCA, in such form as the Committee determines, which shall state the restrictions to which the shares are subject and the date or dates on which such restrictions will lapse.

    Other Stock-Based Awards. The Committee may also grant other stock-based awards under the SIP to eligible employees that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, including but not limited to shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by us or any of our subsidiaries and stock appreciation rights (either separately or in tandem with stock options and stock equivalent units). Subject to the provisions of the SIP, the Committee will have the authority to determine the recipients to whom and the time or times at which such awards will be made, the number of shares of common stock to be awarded pursuant to or referenced by such award and all other conditions of the awards. The Committee may also provide for the grant of such awards upon the completion of a specified performance period and/or achievement of performance goals. The performance criteria that may be selected by the Committee will be based on one or more of the following criteria: (i) the attainment of certain target levels of, or a specified increase in, our enterprise value or value creation targets (or that of any of our subsidiaries, divisions or other operational units); (ii) the attainment of certain target levels of, or a percentage increase in, our after-tax or pre-tax profits including, without limitation, that attributable to our continuing and/or other operations (or that of any of our subsidiaries, divisions, or other operational units), (iii) the attainment of certain target levels of, or a specified increase in, our operational cash flow (or that of any of our subsidiaries, divisions or other operational units), (iv) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in, all or a portion of our bank debt or other of our long-term or short-term public or private debt or other similar financial obligations, (v) the attainment of a specified percentage increase in earnings per share or earnings per share from our continuing operations (or that of any of our subsidiaries, divisions or other operational units), (vi) the attainment of certain target levels of, or a specified percentage increase in, our net sales, net income or earnings before income tax or other exclusions (or that of any of our subsidiaries, divisions, or other operational units); (vii) the attainment of certain target levels of, or a specified increase in, our return on capital employed or return on invested capital (or that of any of our subsidiaries, divisions or other operational units); (viii) the attainment of certain target levels of, or a percentage increase in, our after-tax or pre-tax return on stockholder equity (or that of any of our subsidiaries, divisions or other operational units); (ix) the attainment of certain target levels in the fair market value of our shares of common stock; and (x) the growth in the value of an investment in our common stock assuming the reinvestment of dividends. Other performance goals may be used to the extent such goals satisfy the requirements of Code Section 162(m) or the award is not intended to satisfy the requirements of Code Section 162(m).

    Non-Employee Director Awards. In an amendment, we will specify the terms of our non-employee director awards.

    Change in Control. Unless determined otherwise by the Committee at the time of grant, upon a Change in Control of LCA (as defined in the SIP), except as provided in this paragraph, all conditions, restrictions and limitations in effect with respect to the exercise of any option or any restricted stock award will immediately lapse and no other conditions will be applied. However, no acceleration of exercisability shall occur with regard to certain options that the Committee determines in good faith prior to a Change in Control will be honored or assumed or new rights substituted therefor by a participant's employer immediately following the Change in Control, unless the Committee determines otherwise. The award agreement issued in connection with an other stock-based award will determine the effect of a Change in Control on such award. Further, if the transaction constituting a Change in Control is to be treated as a 'pooling of interests' for financial reporting purposes, then there shall be no acceleration of exercisability, vesting or lapse of the applicable restriction period to the extent LCA's independent public accountants determine in good faith that such acceleration would preclude 'pooling of interests' accounting.

    Amendment and Termination. The Board may at any time amend any or all of the provisions of the SIP, or suspend or terminate it entirely, retroactively or otherwise, except that unless otherwise required by law or specially provided in the SIP, the rights of a participant with respect to awards granted prior to such amendment, suspension or termination, may not be impaired without the consent of such participant. In addition, without the approval of the stockholders of LCA in accordance with Delaware law, to the extent required under Code Section 162(m) or to the extent applicable to ISOs, Section 422 of the Internal Revenue Code, no amendment may be made which would: (1) increase the aggregate number of shares of our common stock that may be issued;
(2) increase the maximum individual participant limitations for a fiscal year;
(3) change the classification of employees eligible to receive awards;
(4) extend the maximum option term; or (5) require stockholder approval in order for the SIP to continue to comply with the applicable provisions of Code
Section 162(m) or, to the extent applicable to ISOs, Section 422 of the Internal Revenue Code. The Board may amend the provisions of the Plan applicable to non-employee director awards to provide for additional or different awards to non-employee directors or to effect any other amendment deemed appropriate.

    Nontransferability. Awards granted under the SIP generally will be nontransferable, except that the Committee may, in its sole discretion and subject to certain limitations, permit the transfer of nonqualified stock options at the time of grant or thereafter to certain 'family members' of the recipient.

    Federal Income Tax Consequences. For information concerning the federal income tax consequences of Awards and related matters, please see Annex C.

    Post Spin-off Awards. Details to be provided in an amendment to this filing

RETIREMENT PROGRAM

    We anticipate adopting a tax-qualified retirement program to provide pension benefits to our executive officers and corporate office employees. Certain of our subsidiaries sponsor their own pension benefit plans. Substantially all full-time U.S. employees who are at least 21 years old and have completed at least one year of service with us or USI's subsidiaries will be eligible to participate in the retirement program or retirement programs of the operating company by which they are employed (each of our subsidiaries will provide their own retirement programs and plans to their employees). Employees will become vested in their benefits under the retirement programs after five years of service, reflecting service with USI or its subsidiaries. Normal retirement typically will be the later of age 65 or five years of service; however, employees who work beyond their normal retirement age will continue to accrue benefits.

    It is anticipated that we will also adopt a non-qualified, unfunded, deferred compensation plan to be known as the LCA Corporation Supplemental Retirement Plan (the 'SRP'). Certain of our subsidiaries also sponsor non-qualified, unfunded deferred compensation plans for their employees. The purpose of the SRP will be to maintain, as a minimum level of benefits, benefits which were provided while employed by USI, including any benefits in excess of the Internal Revenue Code Sections 415 and 401(a)(17) limitations. The defined terms in this paragraph will have the same meanings as in the SRP, the retirement plan or as stated herein.

    Under our retirement program, comprised of a tax qualified pension plan and the SRP, the annual retirement benefits of our executive officers will equal the
greater of (i) the product of (a)    % of an employee's final average earnings
minus    % of such employee's social security benefit, multiplied by the number of years of credited service (to a maximum of 25). All defined terms have the same meanings as in the retirement plan or SRP or as stated herein. The following table shows the estimated annual retirement benefits that would be payable under the retirement program to our executive officers, assuming retirement at age 65 on the basis of a straight-life annuity. The table includes benefits payable from the tax qualified retirement plan and the SRP.

        FINAL                                       YEARS OF SERVICE
       AVERAGE         --------------------------------------------------------------------------
      EARNINGS            10         15         20         25         30         35         40
      --------            --         --         --         --         --         --         --
$100,000.............  $ 23,200   $ 34,800   $ 46,400   $ 58,000   $ 58,000   $ 58,000   $ 58,000
 200,000.............    49,900     74,850     99,800    124,750    124,750    124,750    124,750
 300,000.............    76,600    114,900    153,200    191,500    191,500    191,500    191,500
 400,000.............   103,300    154,950    206,600    258,250    258,250    258,250    258,250
 500,000.............   130,000    195,000    260,000    325,000    325,000    325,000    325,000
 600,000.............   156,700    235,050    313,400    391,750    391,750    391,750    391,750

    The following persons expected to become our five highest paid executive officers after the spin-off will be credited with the indicated years of service as of the spin-off under the USI retirement plan, rounded to the nearest
one-tenth of a year:                    . Other of our officers will also be
credited with their indicated years of service as recognized under the USI Retirement Plan as of the spin-off.

        PROJECTED OWNERSHIP OF OUR STOCK IMMEDIATELY AFTER THE SPIN-OFF

    The following table sets forth the projected beneficial ownership of our common stock immediately after the spin-off by each of our directors, the executive officers who are expected to be our five most highly compensated executive officers in fiscal 2000 and all directors and executive officers as a group. The projections are based upon available information concerning these
individuals' ownership of USI common stock at        , 2000. The projections
also assume the issuance of       shares of restricted common stock under the
SIP and a total of         shares of common stock to our non-employee directors
but do not take into account (1) any shares of USI common stock acquired pursuant to the exercise of options previously granted under USI compensation
programs but not exercised as of        , 2000 or (2) any shares of our common
stock that may be issued upon the exercise of stock options expected to be granted to executive officers and other key employees pursuant to the SIP after the spin-off. See 'Executive Compensation -- Stock Incentive Plan.'

                                                    NUMBER OF SHARES PROJECTED
                                                        TO BE BENEFICIALLY       % OF SHARES
NAME                                                          OWNED              OUTSTANDING
----                                                          -----              -----------
James O'Leary.....................................
Steven C. Barre...................................
Joseph P. McPartland..............................
Diana E. Burton...................................
Nicola Rossi......................................
All directors and executive officers as a group
  (  persons).....................................

    Based upon information available to USI concerning the ownership of USI
common stock at         2000, no person is projected to own beneficially more
than 5% of the outstanding common stock on the date of the spin-off except as follows:

NAME AND ADDRSS OF BENEFICIAL OWNER                       NUMBER OF SHARES   PERCENT OF CLASS
-----------------------------------                       ----------------   ----------------
Harris Associates L.P. .................................
  Two North LaSalle Street, Suite 500
  Chicago, Illinois 60602                                     --                 --
AXA-UAP ................................................
  23, Avenue Matigon
  75008 Paris France;                                         --                 --
Franklin Mutual Advisers, LLC ..........................
  777 Mariners Island Blvd.
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078                               --                 --
SASCO Capital, Inc. ....................................
  10 Sasco Hill Road
  Fairfield, CT 06430                                         --                 --

    For information concerning the projected beneficial ownership of our common stock by our and USI's employee benefit plan trusts, see 'The
Spin-off -- Listing and Trading of Our Common Stock.'

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

    Under our certificate of incorporation that will be in effect at the time of the spin-off, the form of which is attached as Annex A to this information
statement, we will have authority to issue a total of         shares of all
classes of stock, of which         may be shares of preferred stock, par value
$0.01 per share, and      may be shares of common stock, par value $0.01 per
share.

    Based on the number of shares of USI common stock outstanding as of       ,
2000 and the dividend ratio, it is expected that 7.7 million shares of our common stock will be distributed to USI stockholders in the spin-off. All of these shares will be fully paid and non-assessable. The common stock to be distributed will constitute all of the shares of our capital stock that will be outstanding immediately after the spin-off. After giving effect to recommended awards of shares of restricted common stock to executive officers and other key employees and the issuance of a total of shares of common stock to non-employee directors, the total expected number of outstanding shares of common stock will
be         . In addition, shortly after the spin-off, we will recommend the issuance to executive officers and other key employees of options to purchase the aggregate number of shares of common stock as shall be determined by dividing $ million by the fair market value of our common stock on the date of
grant (up to a maximum of        shares); the number of shares expected to be
outstanding excludes any shares that may be issued upon exercise of such options. See 'Executive Compensation -- Stock Incentive Plan.'

COMMON STOCK

    Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of common stock do not have cumulative voting rights in the election of directors. The first annual meeting of stockholders is expected to be held during calendar 2001.

    Holders of our common stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any preferred stock that we may issue from time to time, holders of our common stock are entitled to participate ratably in dividends on our common stock as declared by our board of directors. Holders of our common stock are entitled to share ratably in all assets available for distribution to our stockholders in the event of liquidation or dissolution, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

PREFERRED STOCK

    The certificate of incorporation that will be in effect at the time of the spin-off will authorize our board of directors, without any vote or action by
the holders of our common stock, to issue up to         shares of preferred
stock from time to time in one or more series. Our board is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of the NYSE or other organizations on whose systems the stock of may then be quoted or listed. Depending upon the terms of preferred stock established by our board of directors, any or all series of preferred stock could have preference over our common stock with respect to dividends and other distributions and upon liquidation. Issuance of any such shares with voting powers, or issuance of additional shares of our common stock, would dilute the voting power of our outstanding common stock. Series A preferred stock is issuable under the circumstances described in 'Rights Plan' below. We have no other present plans to issue any Preferred Stock.

NO PREEMPTIVE RIGHTS

    No holder of any of our capital stock authorized at the time of the spin-off will have any preemptive right to subscribe for or purchase any of our securities of any class or kind.

TRANSFER AGENT AND REGISTRAR

            will be the transfer agent and registrar for our common stock commencing upon the date of the spin-off.

                                  RIGHTS PLAN

    Each share of our common stock to be issued from and after the date of this information statement (including common stock that will trade on a 'when issued' basis) will have attached to it one right to purchase from us one one-hundredth (1/100) of a share of our series A preferred stock at an initial price of
$      per one one-hundredth (1/100) of a share (the 'exercise price'). Unless earlier redeemed, or extended, the rights will expire in October, 2010.

    The rights, unless earlier redeemed, extended or modified by our board of directors or extended or modified as described above, will become exercisable by each record holder thereof, other than the Acquiring Person (as defined below), upon the close of business on the day (the 'Rights Distribution Date') which is the earlier of (1) the tenth day following a public announcement that a person or group of affiliated or associated persons, with certain exceptions set forth below, has acquired beneficial ownership of 15% or more of our outstanding voting stock (an 'Acquiring Person') and (2) the tenth business day (or such later date as may be determined by our board of directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the ownership of 15% or more of our outstanding voting stock (even if no shares are actually purchased pursuant to such offer). Before the rights distribution date, the rights will not be exercisable, will not be represented by a separate certificate, and will not be transferable apart from our common stock. An Acquiring Person does not include (A) prior to the spin-off, USI, (B) us, (C) any of our subsidiaries, (D) any of our employee benefit plans or employee stock plans or those of any of our subsidiaries, or any trust or other entity organized, appointed, established or holding our common stock for or pursuant to the terms of any such plan (E) any person whose ownership of 15% or more of the shares of our voting stock then outstanding results solely from its ownership of 15% or more of the USI common stock outstanding on the spin-off record date provided such person is not an Acquiring Person within the meaning of the USI rights plan, or (F) any person or group whose ownership of 15% or more of the shares of our voting stock then outstanding results solely from (1) any action or transaction or transactions approved by our board of directors before such person or group became an Acquiring Person or (2) a reduction in the number of issued and outstanding shares of our voting stock pursuant to a transaction or transactions approved by our board of directors (provided that any person or group that does not become an Acquiring Person by reason of clause (1) or (2) above shall become an Acquiring Person upon acquisition of an additional 1% of our voting stock unless such acquisition of additional voting stock will not result in such person or group becoming an Acquiring Person by reason of such clause (1) or (2)). For purposes of the foregoing, our outstanding voting stock includes our stock that trades on a 'when issued' basis on a national securities exchange (such as the NYSE), on the National Association of Securities Dealers' Automated Quotation System or otherwise.

    Our rights agreement provides that when a person or group of affiliated or associated persons becomes an Acquiring Person (other than pursuant to a Qualifying Tender Offer (as defined below)), the Acquiring Person's rights will thereupon become null and void.

    The rights agreement provides that until the Rights Distribution Date, the rights will be transferred with and only with our common stock. Until the Rights Distribution Date (or earlier redemption or expiration of the rights), our common stock certificates will contain a legend incorporating the rights agreement by reference. Until the Rights Distribution Date (or earlier redemption or expiration of the rights), the surrender for transfer of any of our common stock certificates will also constitute the transfer of the rights associated with our common stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the rights ('rights certificates') will be mailed to holders of record of our common stock as of the close of business on the Rights Distribution Date and such separate certificates alone will evidence the rights from and after the Rights Distribution Date.

    Our series A preferred stock is nonredeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, subordinate to any other series of our preferred stock. Our series A preferred stock may not be issued except upon exercise of rights. Each share of our series A preferred stock will be entitled to receive when, as and if declared, a quarterly dividend in an
amount equal to the greater of $      per share or 100 times the cash dividends
declared on our common stock. In addition, our series A preferred stock is entitled to 100 times any non-cash dividends (other than dividends payable in equity securities) declared on our common stock, in like kind. In the event of our liquidation, the holders of our series A preferred stock will be entitled to
receive a payment in an amount equal to the greater of $      per one
one-hundredth share or 100 times the payment made per share of our common stock. Each share of our series A preferred stock will have 100 votes, voting together with our common stock. In the event of any merger, consolidation or other transaction in which our common stock is changed, exchanged or converted, each
share of series A preferred stock will be entitled to receive     times the
amount received per share of our common stock. The rights of our series A preferred stock as to dividends, liquidation and voting are protected by anti-dilution provisions.

    The number of shares of our series A preferred stock issuable upon exercise of the rights is subject to certain adjustments from time to time in the event of a stock dividend on, or a subdivision, combination or issuance of capital stock in a reclassification of, our common stock. The exercise price for the rights is subject to adjustment in certain circumstances, including certain distributions of cash or other property to holders of our common stock.

    Unless the rights are earlier redeemed, in the event that, at any time on or after the Rights Distribution Date (except for any transaction approved by a majority of the disinterested directors (as defined in the rights agreement)), we were to be acquired in a merger or other business combination (in which any shares of our common stock are changed or converted into or exchanged for other securities or assets) or more than 50% of our assets or earning power and those of our subsidiaries (taken as a whole) were to be sold or transferred in one or a series of related transactions, the rights agreement provides that proper provision will be made so that each holder of record of a right, other than the Acquiring Person, will from and after that date have the right to receive, upon payment of the exercise price, that number of shares of common stock of the acquiring company having a market value at the time of such transaction equal to two times the exercise price. In addition, unless the rights are earlier redeemed, in the event that a person or group becomes the beneficial owner of 15% or more of our voting stock (other than pursuant to a tender or exchange offer (a 'Qualifying Tender Offer') for all outstanding shares of our common stock that is approved by our board of directors, after taking into account our long-term value and all other factors they consider relevant), the rights agreement provides that proper provision will be made so that each holder of record of a right, other than the Acquiring Person, will thereafter have the right to receive, upon payment of the exercise price, that number of shares of our series A preferred stock having a market value at the time of the transaction equal to two times the exercise price (such market value to be determined with reference to the market value of our common stock as provided in the rights agreement).

    Fractions of shares of our series A preferred stock (other than fractions which are integral multiples of one one-hundredth of a share) may, at our election, be evidenced by depositary receipts. We may also issue cash in lieu of fractional shares which are not integral multiples of one one-hundredth of a share.

    At any time on or prior to the close of business on the earlier of (1) the tenth day after the time that a person has become an Acquiring Person (or such later date as a majority of our board of directors and a majority of our disinterested directors may determine) and (2) October , 2010, we may redeem the rights in whole, but not in part, at a price of $.01 per right, subject to adjustment (the 'Redemption Price'). The rights may be redeemed after the time that any person has become an Acquiring Person (other than pursuant to a Qualifying Tender Offer). Immediately upon the effective time of the action of our board of directors authorizing redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the Redemption Price.

    For as long as the rights are then redeemable, we may, except with respect to the Redemption Price or shortening the Final Expiration Time, amend the rights in any manner, including an amendment to extend the time period in which the rights may be redeemed. At any time when the rights are not then redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Amendments to the rights agreement from and after the time that any person becomes an Acquiring Person (other than pursuant to a Qualifying Tender Offer) require the approval of a majority of our directors.

    Until a right is exercised, the holder, as such, will have no rights as a holder of common stock, including, without limitation, the right to vote or to receive dividends. Holders of our common stock may, depending upon the circumstances, recognize taxable income should the rights become exercisable or upon the occurrence of certain events thereafter.

    A copy of the rights agreement has been filed as an exhibit to the registration statement of which this information statement forms a part. This summary description of the rights does not purport to be complete and is qualified in its entirety by reference to the rights agreement which is incorporated in this summary description herein by reference.

                 PURPOSES AND EFFECTS OF CERTAIN PROVISIONS OF
                         CERTIFICATE OF INCORPORATION,
                       BY-LAWS AND DELAWARE STATUTORY LAW

GENERAL

    The provisions of our Certificate of Incorporation, our By-Laws and Delaware statutory law described in this section may delay or make it more difficult for someone to acquire us without the approval of our board. These provisions could have the effect of discouraging third parties from making acquisition proposals although such proposals, if made, might be considered desirable by a majority of our stockholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board.

    A copy of the Certificate of Incorporation is attached to this Information Statement as Appendix A and is incorporated herein by reference. The following description of certain provisions of the Certificate of Incorporation and the By-Laws is qualified in its entirety by reference to the Certificate of Incorporation and the By-Laws.

CLASSIFIED BOARD OF DIRECTORS

    The Certificate of Incorporation provides for our board, effective upon completion of the spin-off, to be divided into three classes of directors serving staggered three year terms. As a result, approximately one-third of our board will be elected each year. See 'Management -- Directors.'

    We believe a classified board will help to assure the continuity and stability of our board, and our business strategies and policies as determined by our board, because a majority of the directors at any given time will have prior experience as our directors. This provision should also help to ensure that our board, if confronted with an unsolicited proposal from a third party that has acquired a block of our voting stock, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

    This provision could prevent a party who acquires control of a majority of the outstanding voting stock from obtaining control of our board until the second annual stockholders' meeting following the date the acquiror obtains the controlling stock interest, could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

NUMBER OF DIRECTORS; REMOVAL; VACANCIES

    The Certificate of Incorporation and the By-Laws provide that the number of
directors shall not be less than       nor more than   and, except as may be
provided in the terms of any series of preferred stock created by resolutions of the board, shall be determined from time to time exclusively by a vote of a majority of our board then in office. The Certificate of Incorporation also provides that our board shall have the exclusive right, except as may be provided in the terms of any series of preferred stock created by resolutions of the board, to fill vacancies, including vacancies created by expansion of our board. Furthermore, except as may be provided in the terms of any preferred stock created by resolution of our board with respect to the election of directors by the holders of such series, directors may be removed by stockholders only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of all of the shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class. These provisions, in conjunction with the provision of the Certificate of Incorporation authorizing our board to fill vacant directorships, could prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

NO STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The Certificate of Incorporation provides that, except as may be provided in the terms of any series of preferred stock created by resolution of our board, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation also provides that special meetings of the stockholders can only be called by the Chairman of the Board or by the Secretary pursuant to a resolution approved by a majority of our board then in office. Stockholders are not permitted to call a special meeting of stockholders.

ADVANCE NOTICE FOR RAISING BUSINESS OR MAKING NOMINATIONS AT MEETINGS

    The By-Laws establish an advance notice procedure with regard to stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be delivered to us at our executive offices 120 days or more before the date of the anniversary of the last annual stockholders' meeting (unless the meeting is to be held more than 60 days in advance of such anniversary date, in which event the stockholder proposal or director nomination shall be delivered to us no later than the close of business on the 15th day following the day on which notice of the meeting was given) and must contain specified information and conform to certain requirements, as set forth in the By-Laws. Notice of a director nomination for a special meeting must be received by us no later than the 15th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders' meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, we may disregard such proposal or nomination.

    The notice of any nomination for election as a director must set forth the name, date of birth, business and residence address of the person or persons to be nominated; the business experience during the past five years of such person or persons; whether such person or persons are or have ever been at any time directors, officers or owners of 5% or more of any class of capital stock, partnership interests or other equity interest of any corporation, partnership or other entity; any directorships held by such person or persons in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, as amended; and whether, in the last five years, such person or persons are or have been convicted in a criminal proceeding or have been subject to a judgment, order, finding or decree of any federal, state or other governmental entity, concerning any violation of federal, state or other law, or any proceeding in bankruptcy, which conviction, order, finding, decree or proceeding may be material to an evaluation of the ability or integrity of the nominee; and the consent of each such person to serve as a director if elected. The person submitting the notice of nomination, and any person acting in concert with such person, must provide their names and business addresses, the name and address under which they appear on our books (if they so appear), and the class and number of shares of our capital stock that are beneficially owned by them.

AMENDMENTS TO BY-LAWS

    The Certificate of Incorporation provides that our board or the holders of at least 66 2/3% of the voting power of all shares of our capital stock then entitled to vote generally in the election of directors, voting together as a single class, have the power to amend or repeal our By-Laws.

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

    Any proposal to amend, alter, change or repeal any provision of the Certificate of Incorporation, except as may be provided in the terms of any preferred stock created by resolution of our board and which relate to such series of preferred stock, generally requires approval by the affirmative vote of both a majority of the members of our board then in office and a majority vote of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. However, any proposal to amend, alter, change or repeal the provisions of the Certificate of Incorporation relating to (1) the classification of our board,
(2) removal of Directors, (3) the prohibition of stockholder action by written consent or stockholder calls for special meetings, (4) amendment of By-Laws, or
(5) amendment of the Certificate of Incorporation requires approval by the affirmative vote of 66 2/3% of the voting power of all of the shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

PREFERRED STOCK AND ADDITIONAL COMMON STOCK

    Under the Certificate of Incorporation, our board will have the authority to provide by resolution for the issuance of shares of one or more series of preferred stock. Our board is authorized to fix by resolution the terms and conditions of each such other series. See 'Description of Capital Stock -- Preferred Stock.'

    We believe that the availability of our preferred stock, in each case issuable in series, and additional shares of common stock could facilitate certain financings and acquisitions and provide a means for meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized but unissued shares of common stock will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which any series of our stock may then be listed, or except as may be provided in the terms of any preferred stock created by resolution of our board.

    These provisions give our board the power to approve the issuance of a series of preferred stock, or additional shares of common stock, that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. For example, the issuance of new shares of preferred stock might impede a business combination if the terms of those shares include voting rights which would enable a holder to block business combinations or, alternatively, might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied.

    Moreover, the series A preferred stock is issuable under the circumstances provided for in the rights agreement upon exercise of the rights. See 'Rights Plan.'

DELAWARE BUSINESS COMBINATION STATUTE

    Section 203 of the Delaware General Corporations Loans (the 'DGCL'), provides that, subject to certain exceptions specified therein, an 'interested stockholder' of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an 'interested stockholder' unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an 'interested stockholder', (2) upon consummation of the transaction which resulted in the stockholder becoming an 'interested stockholder,' the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or
(3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the 'interested stockholder.' Except as otherwise specified in Section 203, an 'interested stockholder' is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (2) the affiliates and associates of any such person.

    Under certain circumstances, Section 203 makes it more difficult for a person who would be an 'interested stockholder' to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The Certificate of Incorporation does not exclude us from the restrictions imposed under Section 203. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

                          LIMITATION ON LIABILITY AND
                   INDEMNIFICATION OF OFFICERS AND DIRECTORS

LIMITATION ON LIABILITY OF DIRECTORS

    Pursuant to authority conferred by Section 102 of the DGCL, Article VII of our Certificate of Incorporation eliminates the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty, including without limitation directors serving on committees of the board of directors. Directors remain liable for:

        (1) any breach of the duty of loyalty to us or our stockholders,

        (2) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

        (3) any violation of Section 174 of the DGCL, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and

        (4) any transaction from which directors derive an improper personal benefit.

    Article VII further provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing thereunder with respect to acts or omissions occurring prior to such repeal or amendment.
Article VII also incorporates any future amendments to Delaware law which further eliminate or limit the liability of directors.

INDEMNIFICATION AND INSURANCE

    In accordance with Section 145 of the DGCL, which provides for the indemnification of directors and officers under certain circumstances,
Article XIV of our By-Laws grants our directors and officers a right to indemnification, to the fullest extent permitted by law, for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party (1) by reason of the fact that they are or were our directors or officers or (2) by reason of the fact that, while they are or were our directors or officers, they are or were serving at our request as directors, officers, members, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust or enterprise.
Article IV further permits us to indemnify other employees and agents to the fullest extent permitted by law, for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative proceedings to which they are a party by reason of their employment or agency relationship.
Article XIV further provides for the mandatory advancement of expenses incurred by present officers and directors in defending such proceedings in advance of their final disposition upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article XIV. Article XIV further provides that expenses incurred by our former directors or officers or other employees or agents in defending such proceedings may be paid in advance of their final disposition upon such terms and conditions, if any, as we deem appropriate. We may not indemnify or make advance payments to any person in connection with proceedings initiated against us by such person without the authorization of our board of directors, except with respect to compulsory counterclaims, cross-claims, third-party claims or in connection with suits seeking to enforce rights to indemnification or advancement of expenses as otherwise ordered by a court of competent jurisdiction.

    In addition, in the event that any successor provisions or amendments to the DGCL provide indemnification rights broader than permitted prior thereto,
Article XIV allows such broader indemnification rights to apply retroactively with respect to any predating alleged action or inaction and also allows the indemnification to continue after an indemnitee has ceased to be a director or officer of the corporation and to inure to the benefit of the indemnitee's heirs, executors and administrators.

    Article XIV further provides that the right to indemnification is not exclusive of any other right which any indemnitee may have or thereafter acquire under any statute, the Certificate of Incorporation or By-Laws, any agreement or vote of stockholders or disinterested directors or otherwise, and allows us to indemnify and advance expenses to any person whom the corporation has the power to indemnify under the DGCL or otherwise.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Our By-Laws authorize us to purchase insurance for our directors, officers and employees, and persons who serve at our request as directors, officers, members, employees, fiduciaries or agents of other enterprises against any expense, liability or loss incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the By-Laws. We intend to maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of its corporate indemnification of directors and officers.

                             ADDITIONAL INFORMATION

    We have filed the registration statement with the Commission with respect to the common stock. This information statement does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. This information statement describes the material terms and conditions of each contract, agreement or other document referred to herein or filed as an exhibit to the registration statement; however, with respect to each such contract, agreement or other document, reference is made to such exhibit for a more complete description of the matter involved, and each description thereof contained in this information statement shall be deemed qualified in its entirety by such reference. The registration statement and the exhibits thereto filed by us with the Commission may be inspected at the public reference facilities of the Commission listed below.

    After the spin-off, we will be subject to the information requirements of the Exchange Act and, in accordance therewith, will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 10549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Materials that we file electronically with the Commission are available at the Commission's website (http://www.sec.gov), which contains reports, proxies and information statements and other information regarding issuers that file electronically with the Commission. Application has been made to list our common stock on the NYSE and, if and when such common stock commences trading on the NYSE, such reports, proxy statements and other information concerning LCA will be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

                              -------------------
    We intend to furnish our stockholders with annual reports containing consolidated financial statements (beginning with fiscal 2000) audited by independent accountants.

                                LCA CORPORATION
                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                                              PAGE
COMBINED FINANCIAL STATEMENTS                                 ----
Report of Ernst & Young LLP.................................   F-2
Combined Statement of Operations............................   F-3
Combined Balance Sheets.....................................   F-4
Combined Statements of Cash Flows...........................   F-5
Combined Statements of Changes in Invested Capital..........   F-6
Notes to Combined Financial Statements......................   F-7
Schedule II -- Valuation and Qualifying Accounts............   S-1

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of U.S. INDUSTRIES, INC.

    We have audited the accompanying combined balance sheets of LCA Corporation (the 'Company') as of September 30, 1999 and 1998, and the related combined statements of operations, cash flows, and changes in invested capital for each of the three years in the period ended September 30, 1999. Our audits also included the financial statement schedule listed in the index to the combined financial statements. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at September 30, 1999 and 1998, and the combined results of its operations and its cash flows for each of the three years in the period ended September 30, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                    /s/ Ernst & Young LLP

New York, New York
May 2, 2000

                                LCA CORPORATION
                       COMBINED STATEMENTS OF OPERATIONS

                                                       FOR THE NINE
                                                       MONTHS ENDED     FOR THE FISCAL YEARS ENDED
                                                         JUNE 30,              SEPTEMBER 30,
                                                      ---------------   ---------------------------
                                                       2000     1999     1999      1998      1997
                                                       ----     ----     ----      ----      ----
                                                        (UNAUDITED)
                                                                      (IN MILLIONS)
Net sales...........................................  $698.9   $677.0   $917.5    $856.1    $537.7
Operating costs and expenses:
    Cost of products sold...........................   475.8    461.1    628.7     590.5     374.3
    Selling, general and administrative expenses....   191.9    175.8    234.3     203.9     119.5
    Management fee and divisional overhead..........     4.6      6.4      7.9       8.3       9.2
    Restructuring charges...........................    --       --       --         2.3      --
                                                      ------   ------   ------    ------    ------
Operating income....................................    26.6     33.7     46.6      51.1      34.7
Interest expense to Affiliates......................    (9.8)    (9.5)   (12.7)    (12.7)    (13.2)
Interest expense....................................    (0.6)    (0.6)    (0.7)     (1.0)     --
Interest income.....................................     0.4      0.5      0.6       1.0      --
                                                      ------   ------   ------    ------    ------
Income before income taxes..........................    16.6     24.1     33.8      38.4      21.5
Provision for income taxes..........................    (6.8)    (9.7)   (13.6)    (15.3)     (8.5)
                                                      ------   ------   ------    ------    ------
Net income..........................................  $  9.8   $ 14.4   $ 20.2    $ 23.1    $ 13.0
                                                      ------   ------   ------    ------    ------
                                                      ------   ------   ------    ------    ------

                  See notes to combined financial statements.

                                LCA CORPORATION
                            COMBINED BALANCE SHEETS

                                                              AT JUNE 30,   AT SEPTEMBER 30,
                                                              -----------   -----------------
                                                                 2000        1999      1998
                                                                 ----        ----      ----
                                                              (UNAUDITED)
                                                                       (IN MILLIONS)
                           ASSETS
Current assets:
    Cash and cash equivalents...............................    $ 14.1      $  9.1    $ 12.4
    Trade receivables, net..................................     172.0       173.4     158.9
    Inventories.............................................     169.7       172.8     162.3
    Deferred income taxes...................................       9.1         9.1       7.6
    Other current assets....................................       7.2         8.6       9.6
                                                                ------      ------    ------
        Total current assets................................     372.1       373.0     350.8
Property, plant and equipment, net..........................     166.7       176.4     168.6
Pension assets..............................................       7.4         5.5       5.1
Other assets................................................       1.1         1.6       1.7
Goodwill, net...............................................     159.4       131.6      91.1
                                                                ------      ------    ------
                                                                $706.7      $688.1    $617.3
                                                                ------      ------    ------
                                                                ------      ------    ------

         LIABILITIES AND INVESTED CAPITAL (DEFICIT)
Current liabilities:
    Notes payable...........................................    $  7.1      $ 10.8    $  6.7
    Trade accounts payable..................................      58.6        62.7      61.0
    Accrued expenses and other liabilities..................      58.0        64.8      63.0
    Income taxes payable....................................       2.4         2.8       5.7
                                                                ------      ------    ------
        Total current liabilities...........................     126.1       141.1     136.4
Deferred income taxes.......................................       2.5         2.5       2.1
Other liabilities...........................................      47.0        48.8      49.7
Notes payable to Affiliates.................................     201.6       195.0     195.0
Interest payable to Affiliates..............................      20.5        10.6      --
                                                                ------      ------    ------
        Total liabilities...................................     397.7       398.0     383.2
Commitments and contingencies
Invested capital............................................     309.0       290.1     234.1
                                                                ------      ------    ------
                                                                $706.7      $688.1    $617.3
                                                                ------      ------    ------
                                                                ------      ------    ------

                  See notes to combined financial statements.

                                LCA CORPORATION
                       COMBINED STATEMENTS OF CASH FLOWS

                                                        FOR THE NINE
                                                        MONTHS ENDED     FOR THE FISCAL YEARS ENDED
                                                          JUNE 30,              SEPTEMBER 30,
                                                       ---------------   ---------------------------
                                                        2000     1999     1999      1998      1997
                                                        ----     ----     ----      ----      ----
                                                         (UNAUDITED)
                                                                       (IN MILLIONS)
Operating activities:
    Net income.......................................  $  9.8   $ 14.4   $ 20.2    $ 23.1    $ 13.0
    Adjustments to reconcile net income to net cash
      provided by operating activities:
        Depreciation and amortization................    19.4     17.7     23.8      21.0       9.8
        Provision for deferred income taxes..........    --       --       (0.7)      0.5      (0.1)
        Provision for doubtful accounts..............     1.2      1.1      1.0       2.5       0.9
    Changes in operating assets and liabilities,
      excluding the effects of acquisitions and
      dispositions:
        (Increase) decrease in trade receivables.....     2.2      1.6     (3.5)    (20.9)     (3.0)
        (Increase) decrease in inventories...........     5.0     (1.3)    (1.1)    (23.3)      1.8
        Decrease in other current assets.............     1.4      2.7      1.1      10.5       0.9
        Decrease (increase) in other non-current
          assets.....................................    (1.4)    (1.2)     0.2      (1.0)     (0.4)
        Decrease in trade accounts payable...........    (6.2)    (9.4)    (3.3)     (3.2)     (1.7)
        (Decrease) increase in income taxes
          payable....................................    (0.3)    (0.6)    (2.2)      4.9      (0.5)
        (Decrease) increase in accrued expenses and
          other liabilities..........................    (6.8)    (4.4)    (5.0)     (8.0)      1.0
        Increase (decrease) in other non-current
          liabilities................................    (2.9)    (5.5)     3.9       6.5      (0.1)
        Other, net...................................    --       (0.7)    (0.4)     (3.3)      0.3
                                                       ------   ------   ------    ------    ------
        Net cash provided by operating activities....    21.4     14.4     34.0       9.3      21.9
Investing activities:
    Acquisition of companies, net of cash acquired...   (73.3)   (64.9)   (64.9)    (37.6)     --
    Loan receivable from affiliates, net.............    --       (5.5)    --        --        --
    Purchases of property, plant and equipment.......   (16.0)   (21.3)   (31.2)    (23.7)    (12.6)
    Proceeds from sales of property, plant and
      equipment......................................     0.6      1.1      1.9       0.1      --
                                                       ------   ------   ------    ------    ------
        Net cash used in investing activities........   (88.7)   (90.6)   (94.2)    (61.2)    (12.6)
Financing activities:
    Proceeds from affiliate debt.....................     6.6     --       --        --        --
    Proceeds from notes payable......................     8.8      4.2      7.6       5.3      --
    Repayment of notes payable.......................   (11.8)    (2.9)    (3.0)     (2.9)     --
    Proceeds from long-term debt.....................    --       --       --         0.2      --
    Repayment of long-term debt......................    --       --       --       (33.3)     --
    Increase in interest payable to Affiliates.......     9.9      9.4     10.6      --        --
    Capital contributions from Affiliates............    71.4     69.6     62.6      76.4      --
    Dividends to Affiliates..........................    (1.2)    (1.4)   (10.1)     (6.3)     --
    Net transfers with Affiliates....................    (5.2)    (4.0)    (6.8)     23.3      (9.5)
                                                       ------   ------   ------    ------    ------
        Net cash provided by (used in) financing
          activities.................................    78.5     74.9     60.9      62.7      (9.5)
Effect of exchange rate changes on cash..............    (6.2)    (6.1)    (4.0)      1.5       0.2
                                                       ------   ------   ------    ------    ------
        Net increase in cash and cash equivalents....     5.0     (7.4)    (3.3)     12.3      --
Cash and cash equivalents at beginning of year.......     9.1     12.4     12.4       0.1       0.1
                                                       ------   ------   ------    ------    ------
Cash and cash equivalents at end of period...........  $ 14.1   $  5.0   $  9.1    $ 12.4    $  0.1
                                                       ------   ------   ------    ------    ------
                                                       ------   ------   ------    ------    ------

                  See notes to combined financial statements.

                                LCA CORPORATION
               COMBINED STATEMENTS OF CHANGES IN INVESTED CAPITAL
          FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1999, 1998 AND 1997

                                                               (IN MILLIONS)
Balance at September 30, 1996...............................           $ 12.9
Net income..................................................  $ 13.0
Translation adjustment......................................     0.2
Minimum pension liability adjustment........................     0.5
                                                              ------
Comprehensive income........................................             13.7
Net transactions with Affiliates............................             (9.5)
                                                                       ------
Balance at September 30, 1997...............................             17.1
Net income..................................................    23.1
Translation adjustment......................................     7.2
Minimum pension liability adjustment........................    (2.3)
                                                              ------
Comprehensive income........................................             28.0
Capital contributions from Affiliates.......................            172.0
Dividends to Affiliates.....................................             (6.3)
Net transactions with Affiliates............................             23.3
                                                                       ------
Balance at September 30, 1998...............................            234.1
Net income..................................................    20.2
Translation adjustment......................................   (11.4)
Minimum pension liability adjustment........................     1.5
                                                              ------
Comprehensive income........................................             10.3
Capital contributions from Affiliates.......................             62.6
Dividends to Affiliates.....................................            (10.1)
Net transactions with Affiliates............................             (6.8)
                                                                       ------
Balance at September 30, 1999...............................            290.1
Net income (unaudited)......................................     9.8
Translation adjustment (unaudited)..........................   (19.9)
                                                              ------
Comprehensive income (unaudited)............................            (10.1)
Capital contributions from Affiliates (unaudited)...........             71.4
Dividends to Affiliates (unaudited).........................             (1.2)
Payment for guarantee of USI stock (unaudited)..............            (36.0)
Net transactions with Affiliates (unaudited)................             (5.2)
                                                                       ------
Balance at June 30, 2000 (unaudited)........................           $309.0
                                                                       ------
                                                                       ------

                  See notes to combined financial statements.

                                LCA CORPORATION
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND DESCRIPTION OF COMPANY

    The accompanying combined financial statements include the combined operations of LCA Corporation (the 'Company'), which is comprised of subsidiaries currently owned, directly or indirectly by U.S. Industries, Inc. (the 'Parent' or 'USI'). The Company, through these USI subsidiaries, manufactures and distributes indoor and outdoor lighting fixtures, hand tools, saws and cutting and industrial tools for markets in North America and Europe. These subsidiaries are grouped into two segments: Lighting (Lighting Corporation of America, Inc., Columbia Lighting Inc., Dual Lite Inc., Kim Lighting Inc., Architectural Area Lighting Inc., Spaulding Lighting Inc., Progress Lighting Inc., Prescolite Inc. and SiTeco Holding GmbH) and Industrial Tools (Spear & Jackson plc, and Bowers Group plc).

    In contemplation of the spin-off and distribution to its stockholders by USI of the ownership in the Company, all the issued and outstanding common stock or net operating assets of certain companies and other assets and interests will be transferred to the Company (the 'Spin-off Transactions'). At June 30, 2000, the Company had no separate legal status or existence as a combined group. These financial statements are presented on a going concern basis as if the Company had existed as a corporation separate from USI during the periods presented and include the historical net assets and results of operations directly related to the Company's operations. The combined financial data for the nine months ended June 30, 2000 and 1999 are unaudited. In the opinion of the Company they have been prepared on a basis consistent with that for the three year period ended September 30, 1999. The interim financial data include all adjustments that management considered necessary for a fair presentation of interim results.

    USI and certain subsidiaries of USI (referred to herein as 'Affiliates') have provided certain corporate general and administrative services to the Company including legal, finance, tax, risk management and employee benefits. A portion of the related costs has been allocated to the Company based on the percentage of the Company's sales to the consolidated sales of USI as management fees. The Company's management believes such amounts are reasonable; however, they may not be indicative of the Company's ongoing costs as a separate public entity. Additionally, the direct costs attributable to division management are included in management fees and divisional overhead in the accompanying combined financial statements.

NOTE 2. ACCOUNTING POLICIES

    Fiscal Year: The Company's fiscal year ends on the Saturday nearest to September 30. All fiscal year data contained herein reflect results of operations for the 52, 53 and 52 week periods ended on the Saturday nearest to September 30, 1999, 1998 and 1997, respectively, but are presented as of such date for convenience of reference.

    Principles of Combination: The combined financial statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions are eliminated.

    Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    Cash Equivalents: Cash equivalents represent short-term, highly liquid investments, which have maturities of ninety days or less when purchased. Except for certain cash balances owned by the Company, cash accounts have been controlled on a centralized basis by an Affiliate. Accordingly, cash receipts and disbursements have been made through Affiliates. The net results of cash transactions between or on behalf of the Company, including intercompany advances are included in the combined balance sheets as invested capital.

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Depreciation and Amortization:

                                                    FOR THE NINE       FOR THE FISCAL
                                                    MONTHS ENDED        YEARS ENDED
                                                      JUNE 30,         SEPTEMBER 30,
                                                    -------------   --------------------
                                                    2000    1999    1999    1998    1997
                                                    ----    ----    ----    ----    ----
                                                     (UNAUDITED)
                                                               (IN MILLIONS)
Depreciation......................................  $16.7   $15.4   $20.7   $18.7   $8.8
Amortization of goodwill..........................    2.7     2.3     3.1     2.3    1.0
                                                    -----   -----   -----   -----   ----
                                                    $19.4   $17.7   $23.8   $21.0   $9.8
                                                    -----   -----   -----   -----   ----
                                                    -----   -----   -----   -----   ----

Trade Receivables and Concentrations of Credit Risk:

                                                                 AT SEPTEMBER 30,
                                                  AT JUNE 30,    -----------------
                                                      2000        1999      1998
                                                      ----        ----      ----
                                                  (UNAUDITED)
                                                           (IN MILLIONS)
Trade receivables...............................     $183.5      $184.3    $168.8
Allowance for doubtful accounts.................      (11.5)      (10.9)     (9.9)
                                                     ------      ------    ------
                                                     $172.0      $173.4    $158.9
                                                     ------      ------    ------
                                                     ------      ------    ------

    The Company operates principally in the United States and Europe, and to a lesser extent, in Mexico and Canada. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's estimates.

Inventories:

                                                                 AT SEPTEMBER 30,
                                                  AT JUNE 30,    -----------------
                                                      2000        1999      1998
                                                      ----        ----      ----
                                                  (UNAUDITED)
                                                           (IN MILLIONS)
Finished products...............................     $ 80.8      $ 78.6    $ 70.2
In-process products.............................       24.7        26.7      28.5
Raw materials...................................       64.2        67.5      63.6
                                                     ------      ------    ------
                                                     $169.7      $172.8    $162.3
                                                     ------      ------    ------
                                                     ------      ------    ------

    Inventories are valued at the lower of cost, determined under the first-in, first-out method, or market.

Property, Plant and Equipment:

                                                                AT SEPTEMBER 30,
                                                 AT JUNE 30,    -----------------
                                                     2000        1999      1998
                                                     ----        ----      ----
                                                 (UNAUDITED)
                                                          (IN MILLIONS)
Land and buildings.............................     $112.7      $ 117.0   $ 117.3
Machinery, equipment and furniture.............      201.1        193.3     170.8
Accumulated depreciation.......................     (147.1)      (133.9)   (119.5)
                                                    ------      -------   -------
                                                    $166.7      $ 176.4   $ 168.6
                                                    ------      -------   -------
                                                    ------      -------   -------

    Property, plant and equipment are stated on the basis of cost less accumulated depreciation provided under the straight-line method. Buildings are depreciated based on lives ranging from twenty to forty years, and machinery, equipment and furniture based on lives ranging from three to ten years.

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    In March 1998, the AICPA issued SOP 98-1, Accounting For the Costs of Computer Software Developed For or Obtained For Internal Use (the 'SOP'). The Company adopted the SOP on October 1, 1998. The SOP required the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The impact of adopting this SOP was not material.

    Goodwill: Goodwill represents the excess of the purchase price over the fair value of net assets acquired. The Company reviews operating results and other relevant facts every fiscal quarter for each of its businesses to determine if there are indications that the carrying value of an enterprise may be impaired. The fair value methodology is used by the Company to ascertain the recoverability of the carrying value of an enterprise, when there are indications of impairment. In the event that such fair value is below the carrying value of an enterprise, for those companies with goodwill, the Company first reduces goodwill and then other long-lived assets to the extent such differential exists.

    The fair value methodology is applied to determine the recoverable value for each business on a stand-alone basis using ranges of fair values obtained from independent appraisers. In developing these ranges, the independent appraisers consider (a) publicly available information, (b) financial projections of each business based on management's best estimate, (c) the future prospects of each business as discussed with senior operating and financial management, (d) publicly available information regarding comparable publicly traded companies in each industry, (e) market prices, capitalizations and trading multiples of comparable public companies and (f) other information deemed relevant. In reviewing these valuations and considering the need to record a charge for impairment of enterprise value and goodwill to the extent it is part of the enterprise value, the Company also evaluates solicited and unsolicited bids for the businesses of the Company.

    Goodwill is amortized straight-line over forty years, which is the estimated future period to be benefited. Accumulated amortization aggregated $166.2 million and $163.1 million at September 30, 1999 and 1998, respectively. Amortization of goodwill amounted to $3.1 million, $2.3 million and $1.0 million for fiscal 1999, 1998 and 1997, respectively. See subsequent events note.

Accrued Expenses and Other Liabilities:

    Accrued Expenses and other liabilities, consist of the following:

                                                                  AT SEPTEMBER 30,
                                                   AT JUNE 30,    -----------------
                                                       2000        1999      1998
                                                       ----        ----      ----
                                                   (UNAUDITED)
                                                            (IN MILLIONS)
Compensation related.............................     $21.0        $27.4     $27.9
Other............................................      37.0         37.4      35.1
                                                      -----        -----     -----
                                                      $58.0        $64.8     $63.0
                                                      -----        -----     -----
                                                      -----        -----     -----

    Foreign Currency Translation: The functional currency of each of the Company's foreign operations is the local currency. Assets and liabilities of foreign subsidiaries are translated at the exchange rates in effect at the balance sheet dates, while revenue, expenses and cash flows are translated at average exchange rates for the period. Translation gains and losses are included in invested capital and comprehensive income.

    Income Taxes: Deferred tax assets and liabilities are computed based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates and laws. Deferred income tax expense or benefit is based on the changes in the asset or liability from period to period.

    The Company's United States earnings have been included in the consolidated federal income tax return filed by USI. The Company provided for income taxes in the accompanying financial statements as if it were a stand-alone entity and filed separate income tax returns from USI. Federal taxes currently

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

payable have been included in Invested Capital. Income taxes paid to foreign jurisdictions during fiscal 1999, 1998 and 1997 were $7.1 million, $1.1 million and $1.5 million, respectively.

    Upon completion of the anticipated spin-off, such operations would no longer qualify to be members of the USI consolidated group and, accordingly, will file the applicable income tax returns in the appropriate jurisdictions. The Company and certain of its subsidiaries will enter into tax sharing and indemnification agreements in which USI and certain of its subsidiaries generally will agree to indemnify the Company and its subsidiaries for all income tax liabilities in respect to periods prior to such spin-off.

    Revenue Recognition: Revenue is recognized upon shipment of product to the customer. Provisions are made for warranty and return costs at the time of sale. Such provisions have not been material.

    Advertising Costs: Advertising costs are expensed as incurred. Such amounts totaled $12.4 million, $12.6 million, and $7.0 million for fiscal 1999, 1998, and 1997, respectively.

    Research and Development Costs: Research and development costs are expensed as incurred. Such amounts totaled $6.1 million, $6.4 million, and $1.2 million for fiscal 1999, 1998 and 1997, respectively.

    Fair Value of Financial Instruments: The fair value of all short-term financial instruments approximate their carrying value due to their short maturity. The fair value of the notes payable to Affiliates is also estimated to approximate its carrying amount since it is contemplated that these notes will be repaid at face value upon the completion of the spin-off.

    Derivative Financial Instruments: In June 1998, the Financial Accounting Standards Board issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted beginning in fiscal 2001. The statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Management does not anticipate that the adoption of the new Statement will have a significant effect on earnings or the financial position of the Company.

    Segment Reporting: In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ('Statement 131'), which is effective for years beginning after December 15, 1997. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.

    Comprehensive Income: During fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting and display of comprehensive income and its components in the financial statements. Reclassification of financial statements for prior periods is required. Comprehensive income is net income and other items, which may include foreign currency translation adjustments, minimum pension liability adjustments and unrealized gains and losses on marketable securities classified as available-for-sale. Accumulated comprehensive income at September 30, 1999 and 1998 consists of ($0.3) million and $11.1 million of cumulative translation adjustment, respectively, and ($1.0) million and ($2.5) million of additional minimum pension liability, respectively net of tax benefit.

    Stock Based Compensation: The Company does not have stock-based compensation plans separate from USI; however, the Company does participate in USI's stock-based compensation plans. Consistent with USI, the Company accounts for participation in these plans in accordance with Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' and related interpretations in measuring compensation costs for its stock options and discloses pro forma net

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

income as if compensation costs had been determined consistent with the SFAS No. 123, 'Accounting for Stock-based Compensation'. The Company has no stock options outstanding as of September 30, 1999.

    Earnings Per Share: Historical earnings per share are not presented because the Company was comprised of direct or indirect subsidiaries of the Parent.

NOTE 3. ACQUISITIONS

    In March 1999, the Company purchased the assets of the Dual-Lite business ('Dual-Lite') for approximately $46.1 million in cash, resulting in goodwill of $36.4 million. Dual-Lite manufactures emergency lights and central inverter systems. The results of Dual-Lite are included in the Lighting segment.

    In January 1999, the Company purchased the Bowers Group PLC ('Bowers') for approximately $15.6 million in cash, resulting in goodwill of $10.2 million. Bowers manufactures metrology instruments. The results of Bowers are included in Industrial Tools segment.

    The proforma effect of the acquisitions and the aggregate assets acquired and liabilities assumed detailed above is not material. These acquisitions have been accounted for as purchases and their results of operations are included in the financial statements from the date of acquisition.

    In December 1997, the Company purchased Spear & Jackson plc ('Spear & Jackson') for $11.1 million in cash and $95.6 million in the Company's Common Stock (3,685,520 shares), resulting in initial goodwill of approximately $63.5 million. Spear & Jackson manufactures and distributes hand tools, saws, cutting and industrial tools. The purchase price was subject to a cash contingency, payable on or before June 2000. The cash contingency was based upon certain performance criteria and the market value of the Company's stock. See subsequent events note. The results of Spear & Jackson are included in the Industrial Tools segment.

    In October 1997, the Company purchased the assets of Siemens AG's European commercial lighting operations for $67.0 million. The acquired business is a leading European manufacturer and marketer of standard and customized indoor and outdoor lighting products for commercial and industrial use. The business, renamed SiTeco, operates manufacturing facilities in Germany, Austria, and Slovenia. The results of SiTeco are included in the Lighting segment.

    The following summarizes the allocation of the consideration paid for Spear & Jackson and SiTeco to the fair market value of the aggregate assets acquired and liabilities assumed by the Company (in millions):

Assets, net of cash acquired................................  $ 212.7
Assumed liabilities.........................................   (143.0)
Goodwill....................................................     63.5
                                                              -------
                                                              $ 133.2
                                                              -------
                                                              -------

    These acquisitions have been accounted for as purchases and their results of operations have been included in the financial statements from the date of acquisition.

NOTE 4. RESTRUCTURING

    In June 1998, USI reviewed its long-term strategy and reviewed the operating performance and future prospects of each of its businesses. As a result, USI adopted a plan to improve efficiency and enhance competitiveness at some of the Company's operations. The restructuring plan included the closing of a manufacturing and distribution facility in the Lighting segment. The restructuring did not have a significant impact on the ongoing operations during the periods that manufacturing was

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

transitioned from the facility closed. The expected benefits from the restructuring are primarily reduced fixed costs associated with leased facilities and reduced compensation costs.

    The principal, pre-tax components of the fiscal 1998 restructuring charge were $1.3 million in lease obligations and $1.0 million in severance costs. During Fiscal 1998 the Company made cash payments of $1.1 million, with the remaining $1.2 million paid in fiscal 1999. In addition, the Company also incurred $0.5 million of product change costs related to the elimination of product lines. After an income tax benefit of $1.1 million, the charges detailed above reduced net income for the period ended September 30, 1998 by $1.7 million.

NOTE 5. NOTES PAYABLE

    At September 30, 1999 and 1998 the Company had unsecured notes payable to Affiliates of $195.0 million and $195.0, respectively. The notes mature in fiscal 2005 and interest is payable at 6.5% per annum. Interest paid was $2.1 million, $12.7 million, and $13.2 million in fiscal 1999, 1998, and 1997, respectively.

    The European lighting business maintains working capital lines of credit guaranteed by USI of $50.0 million and $9.1 million at September 30, 1999 and 1998, respectively, primarily denominated in German Marks. Amounts outstanding under these lines of credit at September 30, 1999 and 1998 were $7.9 million and $3.9 million, respectively, with interest rates ranging from 2.8% to 4.1%. Interest paid was $0.3 million and $0.6 million in fiscal 1999 and 1998, respectively.

    Spear & Jackson maintains short-term credit facilities of $9.8 and $9.5 at September 30, 1999 and 1998, respectively, primarily denominated in French francs, British pounds and Australian dollars. Amounts outstanding under these lines of credit at September 30, 1999 and 1998 were $2.9 million and $2.8 million, respectively, with interest rates ranging from 4.0% to 12.0%. Interest paid was $0.4 million and $0.3 million in fiscal 1999 and 1998, respectively. In addition, Spear & Jackson maintains a line of credit guaranteed by USI of $5.1 million and $5.0 million at September 30, 1999 and 1998, respectively. No amounts were outstanding on this line of credit at September 30, 1999 and 1998.

NOTE 6. PENSION AND OTHER POST-RETIREMENT BENEFITS

    The Company has noncontributory defined benefit plans covering substantially all of its United States employees. The benefits under these plans are based primarily on years of credited service and compensation as defined under the respective plan provisions. The Company's funding policy is to contribute amounts to the plans sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, plus such amounts as the Company may determine to be appropriate from time to time. The Company also provides health care and life insurance benefits for certain groups of retirees. These plans are typically partially contributory by the retirees, but are reflected as liabilities in the Company's balance sheets.

    The Company sponsors defined contribution plans. Contributions relating to defined contribution plans are made based upon the respective plans' provisions. In the United States, the Company also participates in multi-employer plans, which provide defined benefits to union employees of the Company's subsidiaries. Contributions relating to multi-employer plans are based on negotiated collective bargaining agreements.

    The following table provides a reconciliation of changes in the projected benefit obligation, fair value of plan assets and the funded status of the Company's U.S. defined benefit pension and post-retirement benefit plans with the amounts recognized in the Company's balance sheet at September 30:

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                               PENSION BENEFITS    OTHER BENEFITS
                                                              ------------------   ---------------
                                                               1999       1998      1999     1998
                                                               ----       ----      ----     ----
                                                                         (IN MILLIONS)
Changes in projected benefit obligation:
    Benefit obligation at beginning of year.................   $78.9     $63.6     $ 4.8    $ 4.5
    Service cost............................................     3.4       2.7       0.1      0.1
    Interest cost...........................................     5.2       4.7       0.2      0.2
    Actuarial (gain) loss...................................    (8.2)     13.7      (0.1)     0.4
    Benefits paid...........................................    (5.5)     (6.0)     (0.5)    (0.4)
    Plan amendments.........................................    --         0.2      --       --
                                                               -----     -----     -----    -----
        Benefit obligation at end of year...................   $73.8     $78.9     $ 4.5    $ 4.8
                                                               -----     -----     -----    -----
                                                               -----     -----     -----    -----
Changes in fair value of plan assets:
    Fair value of assets at beginning of year...............   $70.5     $77.9     $--      $--
    Actual return on plan assets............................    10.2      (2.0)     --       --
    Employer contributions..................................     0.6       0.6       0.4      0.5
    Benefits paid...........................................    (5.5)     (6.0)     (0.4)    (0.5)
                                                               -----     -----     -----    -----
        Fair value of assets at end of year.................   $75.8     $70.5     $--      $--
                                                               -----     -----     -----    -----
                                                               -----     -----     -----    -----
Funded status of plans:
    Plan assets greater (less) than projected benefit
      obligation............................................   $ 2.0     $(8.4)    $(4.5)   $(4.8)
    Unrecognized transition asset...........................    (0.2)     (0.3)     --       --
    Unrecognized net actuarial (gain) loss..................    (3.6)      8.8       2.2      2.6
    Unamortized prior service cost..........................     1.8       1.8      (1.9)    (2.1)
                                                               -----     -----     -----    -----
        Net amount recognized...............................   $--       $ 1.9     $(4.2)   $(4.3)
                                                               -----     -----     -----    -----
                                                               -----     -----     -----    -----
Amounts recognized in the balance sheet consist of:
    Accrued benefits........................................   $(7.0)    $(6.8)    $(4.2)   $(4.3)
    Prepaid benefits........................................     4.7       4.0      --       --
    Intangible asset........................................     0.8       1.1      --       --
    Accumulated other comprehensive income..................     1.5       3.6      --       --
                                                               -----     -----     -----    -----
        Total amount recognized.............................   $--       $ 1.9     $(4.2)   $(4.3)
                                                               -----     -----     -----    -----
                                                               -----     -----     -----    -----

    The aggregate projected benefit obligation and the aggregate fair value of plan assets, for the plans that have projected benefit obligation in excess of plan assets, are $60.5 million and $54.9 million, respectively, in 1999 and $64.7 million and $51.1 million, respectively, in 1998.

    The aggregate accumulated benefit obligation and the aggregate fair value of plan assets, for the plans that have accumulated benefit obligation in excess of plan assets, are $16.5 million and $14.0 million, in 1999 and $17.3 million and $12.7 million, respectively, in 1998.

    The Company's plan assets in the pension plans are included in a master trust managed by USI, which principally invests in listed stocks and bonds, including common stock of USI. USI's common stock included in plan assets was 983,100 and 783,100 shares at September 30, 1999 and 1998, representing $15.5 million and $11.8 million of the master trust's assets for the same respective periods. During 1999, $0.2 million in dividends on USI stock was paid to the master trust.

    The assumptions used and the net periodic pension cost for the Company's defined benefit plans, as well as the total contributions charged to pension expense for the defined contribution plans covering employees in the United States are presented below.

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                              PENSION BENEFITS               OTHER BENEFITS
                                          -------------------------     -------------------------
                                          1999      1998      1997      1999      1998      1997
                                          ----      ----      ----      ----      ----      ----
                                                     (IN MILLIONS, EXCEPT PERCENTAGES)
Weighted-average assumptions as of
  September 30:
    Discount rate.......................   7.50%     6.75%     7.50%     7.50%     6.75%     7.50%
    Expected return on plan assets......   9.50%     9.50%     9.00%     --        --        --
    Rate of compensation increase.......   4.50%     4.25%     4.50%     --        --        --
Components of net periodic benefit cost:
Defined benefit plans:
    Service cost........................  $ 3.4     $ 2.7     $ 2.5     $ 0.1     $ 0.1     $ 0.1
    Interest cost.......................    5.2       4.7       4.4       0.2       0.2       0.4
    Expected return on plan assets......   (6.4)     (6.0)     (5.4)     --        --        --
    Amortization on unrecognized
      transition asset..................   (0.1)     (0.1)     (0.1)     --        --        --
    Prior service cost..................    0.3       0.2       0.3      (0.2)     (0.2)     --
    Net actuarial losses................    0.2      --        --         0.2       0.2       0.1
                                          -----     -----     -----     -----     -----     -----
Net periodic benefit cost for defined
  benefit plans.........................    2.6       1.5       1.7       0.3       0.3       0.6
Defined contribution plans..............    0.6       0.3       0.6      --        --        --
Multi-employer plans....................    0.5       0.8       0.4      --        --        --
                                          -----     -----     -----     -----     -----     -----
Net periodic benefit cost...............  $ 3.7     $ 2.6     $ 2.7     $ 0.3     $ 0.3     $ 0.6
                                          -----     -----     -----     -----     -----     -----
                                          -----     -----     -----     -----     -----     -----

    The weighted average annual assumed rate of increase in the per capita cost of covered benefits (i.e., the health care cost trend rate) for the other post-retirement benefit plans was 9.0% for 1999 and is assumed to decrease 0.5% a year to 5.5%. A one-percentage-point change in the assumed health care cost trend rate would have the following effects at, and for the year ended, September 30, 1999 (in millions):

Effect of a 1% increase in the health care cost trend rate
  on:
    Service cost plus interest cost.........................  $--
    Accumulated post-retirement benefit obligation..........    0.3
Effect of a 1% decrease in the health care cost trend rate
  on:
    Service cost plus interest cost.........................   --
    Accumulated post-retirement benefit obligation..........   (0.3)

    The tables above set forth the historical components of the net periodic pension cost and a reconciliation of the funded status of the pension and other post-retirement benefit plans for the employees associated with the Company and is not necessarily indicative of the amounts to be recognized by the Company on a prospective basis.

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Foreign Benefit Arrangements

    The following table provides a reconciliation of changes in the projected benefit obligation and the funded status of the Company's foreign defined benefit pension plans with the amounts recognized in the Company's balance sheet as of September 30:

                                                               PENSION BENEFITS
                                                              -------------------
                                                                1999       1998
                                                                ----       ----
                                                                 (IN MILLIONS)
Change in benefit obligation:
    Benefit obligation at beginning of year.................  $  143.3   $  --
    Service cost............................................       4.0        3.4
    Interest cost...........................................       8.5        7.5
    Employee contributions..................................       0.9        0.8
    Foreign currency exchange rate changes..................      (5.9)       3.4
    Actuarial (gain)/loss...................................      (0.1)      11.6
    Benefits paid...........................................      (6.8)      (5.9)
    Acquisition.............................................     --         122.5
                                                              --------   --------
        Benefit obligation at end of year...................     143.9      143.3
                                                              --------   --------
                                                              --------   --------
Change in fair value of plan assets:
    Fair value of assets at beginning of year...............     101.2      --
    Actual return on plan assets............................      17.5        1.7
    Employer contributions..................................       1.6        0.2
    Employee contributions..................................       0.6        0.8
    Foreign currency exchange rate changes..................      (3.0)       1.0
    Benefits Paid...........................................      (6.8)      (5.9)
    Acquisitions............................................     --         103.4
                                                              --------   --------
        Fair value of assets at end of year.................     111.1      101.2
                                                              --------   --------
                                                              --------   --------
Funded status of plans:
    Plan assets in excess of (less than) projected benefit
      obligation............................................     (32.8)     (42.2)
    Unrecognized net actuarial gains........................       7.8       18.0
                                                              --------   --------
        Total recognized in the consolidated balance
          sheet.............................................     (25.0)     (24.2)
                                                              --------   --------
                                                              --------   --------
Amounts recognized in the balance sheet consist of:
    Accrued benefits........................................     (25.0)     (24.2)
                                                              --------   --------
        Total recognized in the consolidated balance
          sheet.............................................  $  (25.0)  $  (24.2)
                                                              --------   --------
                                                              --------   --------

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The assumptions used and net periodic cost for the Company's foreign defined benefit plans are presented below (in millions, except percentages):

                                                            PENSION BENEFITS
                                                      -----------------------------
                                                          1999            1998
                                                          ----            ----
Weighted-average assumption as of September 30:
    Discount rate...................................  5.75% to 6.5%    6.0% to 7.5%
    Rate of compensation increase...................   2.5% to 4.0%    2.5% to 4.5%

                                                                 PENSION
                                                                BENEFITS
                                                              -------------
                                                              1999    1998
                                                              ----    ----
Components of net periodic benefit cost
    Service cost............................................  $ 4.0   $ 3.4
    Interest cost...........................................    8.5     7.5
                                                              -----   -----
    Total periodic cost.....................................  $12.5   $10.9
                                                              -----   -----
                                                              -----   -----

NOTE 7. LEASES

    Rental expense for operating leases was $8.9 million, $6.5 million and $4.2 million for the fiscal years ended September 30, 1999, 1998, and 1997.

    Future minimum rental commitments under noncancellable operating leases as of September 30, 1999 are:

                                                  (IN MILLIONS)
2000............................................      $ 9.4
2001............................................        6.8
2002............................................        6.0
2003............................................        3.8
2004............................................        3.4
Thereafter......................................        3.2
                                                      -----
Total minimum lease payments....................      $32.6
                                                      -----
                                                      -----

NOTE 8. INCOME TAXES

    Income before taxes consists of:

                                                         FOR THE FISCAL YEARS
                                                          ENDED SEPTEMBER 30,
                                                         ---------------------
                                                         1999    1998    1997
                                                         ----    ----    ----
                                                             (IN MILLIONS)
United States..........................................  $18.5   $22.3   $21.5
Foreign................................................   15.3    16.1    --
                                                         -----   -----   -----
                                                         $33.8   $38.4   $21.5
                                                         -----   -----   -----
                                                         -----   -----   -----

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The provisions (benefit) for federal, foreign, and state income taxes consist of:

                                                         FOR THE FISCAL YEARS
                                                          ENDED SEPTEMBER 30,
                                                         ---------------------
                                                         1999    1998    1997
                                                         ----    ----    ----
                                                             (IN MILLIONS)
Current:
    Federal............................................  $11.1   $ 8.8   $ 7.7
    Foreign............................................    2.4     5.3    --
    State..............................................    0.8     0.7     0.9
                                                         -----   -----   -----
                                                          14.3    14.8     8.6
    Deferred...........................................   (0.7)    0.5    (0.1)
                                                         -----   -----   -----
                                                         $13.6   $15.3   $ 8.5
                                                         -----   -----   -----
                                                         -----   -----   -----

                                                          FOR THE FISCAL YEARS
                                                          ENDED SEPTEMBER 30,
                                                          --------------------
                                                          1999    1998    1997
                                                          ----    ----    ----
                                                             (IN MILLIONS)
Statutory federal income tax provision..................  $11.8   $13.4   $7.6
Foreign income tax differential.........................    0.9     1.1    --
State income taxes (net of federal benefit).............    0.5     0.4    0.6
Goodwill amortization...................................    0.3     0.3    0.3
Miscellaneous...........................................    0.1     0.1    --
                                                          -----   -----   ----
                                                          $13.6   $15.3   $8.5
                                                          -----   -----   ----
                                                          -----   -----   ----

                                                             AT SEPTEMBER 30,
                                                             -----------------
                                                             1999        1998
                                                             ----        ----
                                                               (IN MILLIONS)
Deferred tax liabilities:
    Property, plant and equipment..........................  $(8.3)      $(6.3)
    Net pension assets.....................................   (1.0)       (0.3)
                                                             -----       -----
        Total deferred tax liabilities.....................   (9.3)       (6.6)
                                                             -----       -----
Deferred tax assets:
    Accruals and allowances................................   11.2         9.8
    Post retirement benefits...............................    1.8         1.8
    Inventory..............................................    1.3         0.1
    Other..................................................    1.6         0.4
                                                             -----       -----
        Total deferred tax assets..........................   15.9        12.1
                                                             -----       -----
        Net deferred tax asset.............................  $ 6.6       $ 5.5
                                                             -----       -----
                                                             -----       -----

    The classification of the deferred tax balances is:

Current asset...............................................  $10.0   $ 7.6
Current liability...........................................   (0.9)   --
                                                              -----   -----
                                                                9.1     7.6
                                                              -----   -----
Noncurrent asset............................................    5.8     4.8
Noncurrent liability........................................   (8.3)   (6.9)
                                                              -----   -----
                                                               (2.5)   (2.1)
                                                              -----   -----
    Net deferred tax asset..................................  $ 6.6   $ 5.5
                                                              -----   -----
                                                              -----   -----

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9. STOCK COMPENSATION PLANS

    Certain key employees of the Company participate in stock incentive plans of USI that provide for awards of restricted stock and stock options to purchase USI common stock at prices equal to the fair value of the underlying shares at the date of grant. The compensation expense related to the award of USI restricted stock to key employees of the Company was $0.2 million, $0.1 million and $0.1 million for fiscal 1999, 1998 and 1997, respectively, and is included in the combined financial statements of the Company. Options awarded to employees of the Company under the USI plans vest 25% per year until fully vested after four years. Restrictions on stock awarded to employees of the Company under the USI plans lapse either in tranches periodically throughout a seven-year period or at the expiration of the seven-year period.

    Under USI's compensation plans, the independent directors, officers and employees may be granted options to purchase USI's stock at no less than the fair market value of the date of the option grant. The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for USI's stock option plan been determined based on the fair market value at the grant date for awards in fiscal 1999, 1998 and 1997, consistent with the provision of SFAS 123, the Company's net income would have been adjusted to the pro forma amounts indicated below:

                                                            FOR THE FISCAL
                                                              YEARS ENDED
                                                         ---------------------
                                                         1999    1998    1997
                                                         ----    ----    ----
                                                         (IN MILLIONS, EXCEPT
                                                              PER SHARE)
Net income-as reported.................................  $20.2   $23.1   $13.0
Net income -- pro forma................................   20.0    23.0    12.9

    These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes model with the following assumptions:

                                                              USI PLANS
                                                              ---------
Expected dividend yield at date of grant:
    1999....................................................    1.15%
    1998....................................................     .74%
    1997....................................................    0.00%
Expected stock price volatility:
    1999....................................................   36.80%
    1998....................................................   40.40%
    1997....................................................   36.30%
Risk-free interest rate:
    1999....................................................    6.10%
    1998....................................................    5.83%
    1997....................................................    5.78%
Expected life of options....................................  4 years

    The weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1999, 1998 and 1997 is $5.47, $9.96 and $7.52, respectively. A summary of the

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Company's stock option activity and related information for employees who worked directly for the Lighting and Industrial Tools businesses for the years ended September 30 follows:

                                       1999                 1998                 1997
                                ------------------   ------------------   ------------------
                                          WEIGHTED             WEIGHTED             WEIGHTED
                                NUMBER    AVERAGE    NUMBER    AVERAGE    NUMBER    AVERAGE
                                  OF      EXERCISE     OF      EXERCISE     OF      EXERCISE
                                OPTIONS    PRICE     OPTIONS    PRICE     OPTIONS    PRICE
                                -------    -----     -------    -----     -------    -----
Outstanding -- beginning of
  year........................  207,687    $15.38    233,248    $11.84    262,817    $ 8.78
Granted.......................  136,500     16.98     46,750     27.03     72,250     20.50
Exercised.....................  (11,427)     8.88    (53,869)     9.50    (75,021)     8.77
Cancelled/expired.............  (28,563)    20.08    (18,442)    17.23    (26,798)    13.75
                                -------    ------    -------    ------    -------    ------
Outstanding -- end of year....  304,197    $15.90    207,687    $15.38    233,248    $11.84
                                -------    ------    -------    ------    -------    ------
                                -------    ------    -------    ------    -------    ------
Exercisable -- end of year....  131,179    $11.72     66,500    $10.51     48,815    $ 8.76
                                -------    ------    -------    ------    -------    ------
                                -------    ------    -------    ------    -------    ------

    The following table summarizes the status of the stock options outstanding and exercisable at September 30, 1999:

                                                                            STOCK OPTIONS
                                          STOCK OPTIONS OUTSTANDING          EXERCISABLE
                                       --------------------------------   ------------------
                                                  WEIGHTED     WEIGHTED             WEIGHTED
                                       NUMBER     REMAINING    AVERAGE    NUMBER    AVERAGE
                                         OF      CONTRACTUAL   EXERCISE     OF      EXERCISE
EXERCISE PRICES                        OPTIONS      LIFE        PRICE     OPTIONS    PRICE
---------------                        -------      ----        -----     -------    -----
$8.75 to $10.33......................  104,560      5.70        $ 8.77    103,623    $ 8.76
$16.13 to $17.00.....................  123,000      9.15         16.98      --        --
$20.50 to $28.00.....................   76,637      7.75         23.91     27,556     22.87
                                       -------      ----        ------    -------    ------
    Total............................  304,197      7.61        $15.90    131,179    $11.72
                                       -------      ----        ------    -------    ------
                                       -------      ----        ------    -------    ------

NOTE 10. COMMITMENTS AND CONTINGENCIES

    The Company is subject to a wide range of environmental protection laws. The Company has remedial and investigatory activities underway at approximately six sites. In addition, the Company has been named as a Potentially Responsible Party ('PRP') at three 'superfund' sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 or comparable statutes.

    It is often difficult to estimate the future impact of environmental matters, including potential liabilities. The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. This practice is followed whether the claims are asserted or unasserted. Reserves for estimated losses from environmental remediation are, depending on the site, based primarily upon internal or third party environmental studies, and estimates as to the number, participation level and financial viability of any other PRP's, the extent of contamination and the nature of required remedial actions. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present fair value unless the aggregate amount of the obligation and the amount and timing of the cash payments are fixed or readily determinable. The Company has not discounted any obligations as these criteria have not been met. Recoveries of environmental remediation costs from other parties are recognized as assets when their receipt is deemed probable. Management expects that the amount reserved will be paid out over the periods of remediation for the applicable sites which range up to 30 years and that such reserves are adequate based on all current data. Each of the sites in question is at various stages of investigation or remediation; however, no information currently available reasonably suggests that projected expenditures associated with remedial action or compliance with

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

environmental laws for any single site or for all sites in the aggregate, will have a material adverse affect on the Company's financial condition, results of operations or cash flows.

    At September 30, 1999, the Company had accrued approximately $5.0 million for various environmental related liabilities of which the Company is aware. The Company believes that the range of liability for such matters is between approximately $1.0 million and $5.2 million.

    Also, certain of the Company's subsidiaries are defendants or plaintiffs in lawsuits that have arisen in the normal course of business. While certain of these matters involve substantial amounts, it is management's opinion, based on the advice of counsel, that the ultimate resolution of such litigation and environmental matters will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

NOTE 11. SEGMENT DATA

    The Company's operations are classified into two business segments: Lighting and Industrial Tools. These operations are conducted primarily in the United States, and to a lesser extent, in other regions of the world. The following table presents certain information about the Company by segment:

                                                    FOR THE FISCAL YEARS ENDED SEPTEMBER 30,
                                               ---------------------------------------------------
                                                      NET SALES               OPERATING INCOME
                                               ------------------------   ------------------------
                                                1999     1998     1997     1999     1998     1997
                                               ------   ------   ------   ------   ------   ------
                                                                  (IN MILLIONS)
Business segments:
    Lighting(1)..............................  $804.0   $765.5   $537.7   $ 48.3   $ 53.5   $ 43.9
    Industrial Tools.........................   113.5     90.6     --        6.2      5.9
    Management fees and divisional
      overhead...............................    --       --       --       (7.9)    (8.3)    (9.2)
                                               ------   ------   ------   ------   ------   ------
                                               $917.5   $856.1   $537.7     46.6     51.1     34.7
                                               ------   ------   ------
                                               ------   ------   ------
    Interest expense to Affiliates...........                              (12.7)   (12.7)   (13.2)
    Interest expense.........................                               (0.7)    (1.0)    --
    Interest income..........................                                0.6      1.0     --
                                                                          ------   ------   ------
    Income before income taxes...............                               33.8     38.4     21.5
    Provision for income taxes...............                              (13.6)   (15.3)    (8.5)
                                                                          ------   ------   ------
    Net income...............................                             $ 20.2   $ 23.1   $ 13.0
                                                                          ------   ------   ------
                                                                          ------   ------   ------

---------

(1) Operating income for the year ended September 30, 1998 includes restructuring charges of $2.3 million and restructuring related charges of $0.5 million.

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                  FOR THE NINE MONTHS ENDED JUNE 30,
                                                               ----------------------------------------
                                                                                          OPERATING
                                                                   NET SALES                INCOME
                                                               ------------------      ----------------
                                                                2000        1999       2000       1999
                                                               ------      ------      -----      -----
                                                                            (IN MILLIONS)
Business segments:
    Lighting.............................................      $603.2      $590.9      $26.8      $35.9
    Industrial Tools.....................................        95.7        86.1        4.4        4.2
    Management fees and divisional overhead..............                               (4.6)      (6.4)
                                                               ------      ------      -----      -----
                                                               $698.9      $677.0       26.6       33.7
                                                               ------      ------      -----      -----
                                                               ------      ------      -----      -----
    Interest expense to Affiliates.......................                               (9.8)      (9.5)
    Interest expense.....................................                               (0.6)      (0.6)
    Interest income......................................                                0.4        0.5
                                                                                       -----      -----
    Income before income taxes...........................                               16.6       24.1
    Provision for income taxes...........................                               (6.8)      (9.7)
                                                                                       -----      -----
    Net income...........................................                              $ 9.8      $14.4
                                                                                       -----      -----
                                                                                       -----      -----

    The following table presents certain information about the Company by segment:

                                                              FOR THE FISCAL YEARS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                     (IN MILLIONS)
Assets
    Lighting................................................  $525.9    $468.3    $286.8
    Industrial Tools........................................   162.2     149.0      --
                                                              ------    ------    ------
        Total Assets........................................  $688.1    $617.3    $286.8
                                                              ------    ------    ------
                                                              ------    ------    ------

Depreciation and Goodwill Amortization
    Lighting................................................  $ 19.5    $ 17.6    $  9.8
    Industrial Tools........................................     4.3       3.4      --
                                                              ------    ------    ------
        Total Depreciation and Goodwill Amortization........  $ 23.8    $ 21.0    $  9.8
                                                              ------    ------    ------
                                                              ------    ------    ------

Capital Expenditures
    Lighting................................................  $ 27.6    $ 19.0    $ 12.6
    Industrial Tools........................................     3.7       4.7      --
                                                              ------    ------    ------
        Total Capital Expenditures..........................  $ 31.3    $ 23.7    $ 12.6
                                                              ------    ------    ------
                                                              ------    ------    ------

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 12. GEOGRAPHIC AREAS

    The following table presents certain information about the Company by geographic areas (in millions):

                                                              FOR THE FISCAL YEARS ENDED
                                                                     SEPTEMBER 30,
                                                              ---------------------------
                                                               1999      1998      1997
                                                               ----      ----      ----
                                                                     (IN MILLIONS)
Net Sales
    United States...........................................  $582.6    $567.3    $533.4
    Foreign.................................................   334.9     288.8       4.3
                                                              ------    ------    ------
        Total Net Sales.....................................  $917.5    $856.1    $537.7
                                                              ------    ------    ------
                                                              ------    ------    ------

Operating Income(1)
    United States...........................................  $ 30.8    $ 34.4    $ 34.6
    Foreign.................................................    15.8      16.7       0.1
                                                              ------    ------    ------
        Total Operating Income..............................  $ 46.6    $ 51.1    $ 34.7
                                                              ------    ------    ------
                                                              ------    ------    ------

Long-lived Assets
    United States...........................................  $146.8    $102.5    $101.2
    Foreign.................................................   161.2     157.2       0.2
                                                              ------    ------    ------
        Total long-lived assets.............................  $308.0    $259.7    $101.4
                                                              ------    ------    ------
                                                              ------    ------    ------

---------

(1) Operating earnings for the year ended September 30, 1998 included restructuring charges of $2.3 million; all of these charges relate to operating earnings within the United States.

NOTE 13. QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected quarterly financial information for the fiscal years ended September 30, 1999 and 1998 is as follows (in millions):

                                            1999                                      1998
                           ---------------------------------------   ---------------------------------------
      QUARTER ENDED        DEC. 31   MARCH 31   JUNE 30   SEPT. 30   DEC. 31   MARCH 31   JUNE 30   SEPT. 30
      -------------        -------   --------   -------   --------   -------   --------   -------   --------
Net sales................  $217.0     $224.8    $235.2     $240.5    $198.0     $218.1    $212.8     $227.2
Gross profit.............    69.7       70.4      75.7       73.0      61.4       68.4      64.5       71.3
Net income...............     4.7        3.9       5.8        5.8       5.4        5.1       4.3        8.3

    The results for the quarters ended June 30 and September 30, 1998 include $2.2 million and $0.1 million of restructuring costs, respectively. All periods presented are 13 weeks except for the quarter ended December 31, 1998, which is 14 weeks.

                                LCA CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 14. SUBSEQUENT EVENTS (UNAUDITED)

    In June 2000, upon expiration of the contingency period related to the December 1997 acquisition of Spear & Jackson, USI made additional cash payments of `L'47 million ($71 million), to the former owners of Spear & Jackson. A portion of the contingent cash payment ($36 million) was recorded as an adjustment to invested capital as it was based upon the market value of the USI's common stock price at the end of the contingency period, and the remainder of the cash payment ($35 million) was recorded as additional goodwill as it related to the settlement of additional contingent consideration.

    Due to indications of impairment based on the additional consideration paid for Spear & Jackson and its current operating results, the Company evaluated the recoverability of the Spear & Jackson goodwill in accordance with its accounting policy as described in Note 2. In arriving at the fair value of Spear & Jackson the Company considered a number of factors including 1) Competition from less expensive imports; 2) declining margins on exports; 3) general decline in the industrial sector in the United Kingdom 4) Spear & Jackson's long-term financial plan and 5) analysis of values for similar companies. In determining the amount of the impairment, USI compared the net book value to the estimated fair values of Spear & Jackson. Based on the above, the Company will record in September 2000 an impairment charge to the goodwill of Spear & Jackson of $83 million. The effect of this charge will reduce future goodwill amortization by approximately $2.2 million per annum.

                                                                     SCHEDULE II

                                LCA CORPORATION
                       VALUATION AND QUALIFYING ACCOUNTS

              COLUMN A                  COLUMN B            COLUMN C            COLUMN D        COLUMN E
                                                            ADDITIONS
                                                     -----------------------
                                      BALANCE AT     CHARGED TO   CHARGED TO     NET           BALANCE AT
                                      BEGINNING OF   COSTS AND     OTHER       ADDITIONS       END OF
            DESCRIPTION                PERIOD        EXPENSES     ACCOUNTS     DEDUCTIONS      PERIOD
------------------------------------  ------------   ----------   ----------   ----------      ----------
                                                                 (IN MILLIONS)

Year ended September 30, 1997
Deducted from asset accounts:
    Allowance for doubtful
      accounts......................      $5.8          $0.9        $   --       $(1.2)(1)       $ 5.5
Year ended September 30, 1998
Deducted from asset accounts:
    Allowance for doubtful
      accounts......................      $5.5          $2.5        $   --       $ 1.9(1)(2)     $ 9.9
Year ended September 30, 1999
Deducted from asset accounts:
    Allowance for doubtful
      accounts......................      $9.9          $1.0        $   --                       $10.9

---------

(1) Uncollectible accounts written off, net of recoveries

(2) Amount in connection with acquisition.

                                                                         ANNEX A

                                    FORM OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                LCA CORPORATION

    LCA Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1. The name of the Corporation is LCA Corporation (the 'Corporation'). The Corporation was originally incorporated under the name The Lighting Corporation of America. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 30, 1987 under the name HKID 14 Inc. There have been two Certificates of Amendment to the Certificate of Incorporation filed with the Secretary of State of Delaware. On April 4, 1988, the name of the Corporation was changed to JWSP Holdings, Inc. and on May 1, 1997 the name of the Corporation was changed to Lighting Corporation of America. This Amended and Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended, and has been adopted and approved in accordance with the provisions of Sections 245 and 242 of the Delaware General Corporation Law. Stockholder approval of this Amended and Restated Certificate of Incorporation was effected by written consent in accordance with Section 228 of the Delaware General Corporation Law.

    2. The text of the Certificate of Incorporation of the Corporation, as heretofore amended, hereby is amended and restated to read in its entirety is as follows:

                                   ARTICLE I

                                      NAME

    The name of the Corporation is LCA Corporation.

                                   ARTICLE II

                         ADDRESS OF REGISTERED OFFICE;
                            NAME OF REGISTERED AGENT

    The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address in the State of Delaware is The Corporation Trust Company.

                                  ARTICLE III

                               PURPOSE AND POWERS

    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the Delaware General Corporation Law ('Delaware Law'). It shall have all powers that may now or hereafter be lawful for a corporation to exercise under Delaware Law.

                                   ARTICLE IV

                                 CAPITAL STOCK

    SECTION 4.1 Total Number of Shares of Stock. The total number of shares of capital stock of all classes that the Corporation shall have authority to issue
is       shares. The authorized capital stock is divided into 2,000,000 (Two
Million) shares of preferred stock, of the par value of $.01 each (the

'Preferred Stock'), and       shares of common stock, of the par value of $.01
each (the 'Common Stock').

    SECTION 4.2 Preferred Stock. (a) The shares of Preferred Stock of the Corporation may be issued from time to time in one or more series thereof, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the board of directors of the Corporation (the 'Board of Directors') as hereinafter provided.

    (b) Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV and to the limitations prescribed by Delaware Law, to authorize the issue of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions providing for the issue of each series the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, the determination or fixing of the following:

        (i) the maximum number of shares to constitute such series (which may subsequently be increased or decreased by resolutions of the Board of Directors unless otherwise provided in the resolution providing for the issue of such series), the distinctive designation thereof and the stated value thereof if different than the par value thereof;

        (ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation that such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

        (iii) whether the shares of such series shall be subject to redemption, in whole or in part, and if made subject to such redemption the times, prices and other terms and conditions of such redemption, including whether or not such redemption may occur at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event;

        (iv) the terms and amount of any sinking fund established for the purchase or redemption of the shares of such series;

        (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Corporation, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

        (vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

        (vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock;

        (viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the subsequent distribution of assets of, the Corporation; and (ix) the manner in which any facts ascertainable outside the resolution or resolutions providing for the issue of such series shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series.

    SECTION 4.3 Common Stock. The shares of Common Stock of the Corporation shall be of one and the same class. The holders of Common Stock shall have one vote per share of Common Stock on all matters on which holders of Common Stock are entitled to vote.

                                   ARTICLE V

                               BOARD OF DIRECTORS

    SECTION 5.1 Powers of Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which shall consist of not fewer than three or more than eleven members. In furtherance, and not in limitation, of the powers conferred by Delaware Law, the Board of Directors is expressly authorized to:

        (a) adopt, amend, alter, change or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such new By-Laws had not been adopted;

        (b) determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as the quorum and voting requirements for, and the manner of taking, Board action; and

        (c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of Delaware Law, this Certificate of Incorporation, and the By-Laws of the Corporation.

    SECTION 5.2 Number of Directors. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article IV hereof with respect to any directors elected by the holders of such series, and subject to Section 5.1 of this Certificate of Incorporation, the number of directors constituting the Board of Directors shall be determined from time to time exclusively by a vote of a majority of the Board of Directors in office at the time of such vote.

    SECTION 5.3 Classified Board of Directors. The directors shall be divided into three classes, with each class to be as nearly equal in number as reasonably possible, and with the initial term of office of the first class of
directors to expire at the     annual meeting of stockholders, the initial term
of office of the second class of directors to expire at the     annual meeting
of stockholders and the initial term of office of the third class of directors
to expire at the     annual meeting of stockholders, in each case upon the
election and qualification of their successors. Commencing with the     annual
meeting of stockholders, directors elected to succeed those directors whose terms have thereupon expired shall be elected to a term of office to expire at the third succeeding annual meeting of stockholders after their election, and upon the election and qualification of their successors. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

    SECTION 5.4 Vacancies. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article IV hereof with respect to any directors elected by the holders of such series, any vacancies in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors, acting by a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and any directors so appointed shall hold office until the next election of the class of which such directors have been chosen and until their successors are elected and qualified.

    SECTION 5.5 Removal of Directors. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article IV hereof with respect to any directors elected by the holders of such series, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE VI

                STOCKHOLDER ACTIONS AND MEETINGS OF STOCKHOLDERS

    Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article IV hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent in lieu of a meeting by such holders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or by the Secretary upon direction of the Board of Directors pursuant to a resolution adopted by a majority of the members of the Board of Directors then in office. Elections of directors need not be by written ballot, unless otherwise provided in the By-Laws. For purposes of all meetings of stockholders, aquorum shall consist of a majority of the shares entitled to vote at such meeting of stockholders, unless otherwise required by law.

                                  ARTICLE VII

                      LIMITATION ON LIABILITY OF DIRECTORS

    No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including without limitation directors serving on committees of the Board of Directors; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. If Delaware Law is amended hereafter to authorize corporate action further eliminating or limited the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. Any amendment, repeal or modification of this
Article VII shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

                                  ARTICLE VIII

                              AMENDMENT OF BY-LAWS

    The Board of Directors shall have the power to adopt, amend, alter, change or repeal any By-Laws of the Corporation. In addition, the stockholders of the Corporation may adopt, amend, alter, change or repeal any By-Laws of the Corporation by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class (notwithstanding the fact that a lesser percentage may be specified by Delaware Law).

                                   ARTICLE IX

                   AMENDMENT OF CERTIFICATE OF INCORPORATION

    The Corporation hereby reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors, and officers herein are granted subject to this reservation. Except as may be provided in a resolution or resolutions providing for any series of Preferred Stock pursuant to Article IV hereof and that relate to such series of Preferred Stock, any such amendment, alteration, change or repeal shall require the affirmative vote of both (a) a majority of the members of the Board of Directors then in office and (b) a majority of the voting power of all of the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; except that any proposal to amend, alter, change or repeal the provisions of Articles 5.3,
Article 5.5, Article VI, Article VIII and this Article IX shall require the affirmative vote of 66 2/3% of the voting power of all of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

                                   ARTICLE X

                                  SEVERABILITY

    In the event that any provision of this Certificate of Incorporation (including any provision within a single Section, paragraph or sentence) is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the full extent permitted by law.

    THE UNDERSIGNED, being the Senior Vice President, General Counsel and Secretary of the Corporation, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to Delaware Law, does make this Certificate, hereby declaring and certifying that this is the act and deed of the Corporation and that the facts herein stated are true, and
accordingly have hereunto set my hand as of         .

                                           .....................................
                                          STEVEN C. BARRE,
                                          Senior Vice President, General Counsel
                                          and Secretary

                                                                         ANNEX B

                     LCA CORPORATION STOCK INCENTIVE PLAN*

---------
* To be provided in an amendment to this filing.

                                                                         ANNEX C

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF AWARDS AND
           MATERIAL FEDERAL INCOME, ESTATE AND GIFT TAX CONSEQUENCES
                      RELATING TO THE TRANSFER OF OPTIONS
                         UNDER OUR STOCK INCENTIVE PLAN

    The following discussions of the principal federal income tax consequences with respect to options, restricted stock and non-employee director awards under the SIP and the income, estate and gift tax consequences relating to the transfer of options are based on statutory authority and judicial and administrative interpretations as of the date of this information statement, which are subject to change at any time (possibly with retroactive effect). The discussions are limited to the U.S. tax consequences to individuals who are citizens or residents of the U.S. other than those individuals who are taxed on a residence basis in a foreign country. U.S. tax law is technical and complex and the discussion below represents only a general summary.

    THE FOLLOWING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL THE TAX CONSIDERATIONS THAT MAY BE RELEVANT. EACH RECIPIENT OF A GRANT IS URGED TO CONSULT HIS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH GRANTEE OF THE GRANT AND THE DISPOSITION OF COMMON STOCK.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF AWARDS

    Options. No income will be recognized by the recipient at the time of the grant of a non-qualified stock option.

    On exercise of a non-qualified stock option (and provided the common stock issued is not restricted stock), the amount by which the fair market value of the common stock on the date of exercise exceeds the option exercise price will be taxable to the recipient as ordinary income. The recipient's tax basis in the shares of common stock received upon exercise of an option will be equal to the amount of cash paid on exercise, plus the amount of ordinary income recognized as a result of the receipt of such shares. The subsequent disposition of shares acquired upon exercise of a non-qualified stock option will ordinarily result in capital gain or loss. If the common stock received upon exercise of an option is restricted stock, the rules described below with regard to restricted stock will apply.

    A recipient who is an officer or director of ours or a beneficial owner of more than ten percent (10%) of any class of registered equity securities of ours should consult with his or her tax advisor as to whether, as a result of Section 16(b) of the Exchange Act and the rules and regulations thereunder that are related thereto, the timing of income recognition is deferred for any period following the exercise of an option (the 'Deferral Period'). If there is a Deferral Period, absent a written election (pursuant to Section 83(b) of the Internal Revenue Code) filed with the Internal Revenue Service within 30 days after the date of transfer of the shares of common stock pursuant to the exercise of the option to include in income, as of the transfer date, the excess (on such date) of the fair market value of such shares over their exercise price, recognition of income by the recipient could, in certain instances, be deferred until the expiration of the Deferral Period.

    The ordinary income recognized by employees with respect to the transfer of shares upon exercise of an option under the SIP will be subject to both wage withholding and employment taxes.

    We will generally be entitled, subject to the possible application of Code
Section 162(m) as discussed below and Section 280G of the Internal Revenue Code as discussed below, to a deduction in connection with the recipient's exercise of a stock option in an amount equal to the income recognized by the recipient.

    A recipient who is granted an ISO generally does not recognize any taxable income at the time of the grant or exercise of the option. Similarly, we generally are not entitled to any tax deduction at the time of the grant or exercise of the ISO. The aggregate fair market value of common stock (determined at the date of grant) with respect to which ISOs can be exercisable for the first time by a recipient during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option. If (i) the recipient makes no disposition of the shares acquired pursuant to an ISO within two (2) years from the date of grant or within one (1) year from the exercise of the option, and (ii) at all times during the period beginning on the date of grant of the option and ending on the day three (3) months before the date of such exercise, the recipient was an employee of ours or any of our subsidiaries, any gain or loss recognized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, we will not be entitled to any deduction for federal income tax purposes. If the recipient disposes of the shares before the later of such dates or was not employed by us or any of our subsidiaries during the entire applicable period, the recipient will have ordinary income equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise, and we will be entitled to a corresponding tax deduction, subject to the application of Code Section 162(m) of the Code and
Section 280G of the Internal Revenue Code.

    Upon exercise of an ISO, the excess of the fair market value of the stock at exercise over the exercise price is an adjustment in determining the recipient's alternative minimum taxable income. The adjusted basis of the stock for alternative minimum tax purposes will be the sum of the exercise price paid and the amount included in the recipient's alternative minimum taxable income.

    Restricted Stock. The recipient of a restricted stock award may elect under
Section 83(b) of the Internal Revenue Code, to include in ordinary income, as compensation at the time restricted stock is first issued, the excess of the fair market value of such shares at the time of issuance over the amount paid, if any, by the employee for such shares. Unless an election under Section 83(b) of the Internal Revenue Code is timely made (no later than the expiration of the 30 day period following the time of issuance), no taxable income will be recognized by the recipient of a restricted stock award until such shares are no longer subject to the restrictions or the risk of forfeiture (collectively, the 'Restrictions'). However, when the Restrictions lapse, the recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of lapse over the amount paid, if any, by the recipient for such shares. The ordinary income recognized by a recipient with respect to restricted stock awarded pursuant to the SIP will be subject to both wage withholding and employment taxes.

    If an election under Section 83(b) of the Internal Revenue Code is made, dividends received on shares which are subject to Restrictions will be treated as dividend income. If a recipient does not make an election under Section 83(b) of the Internal Revenue Code, dividends received on the common stock prior to the time the Restrictions on such shares lapse will be treated as additional compensation, and not dividend income, for federal income tax purposes, and will be subject to wage withholding and employment taxes.

    In general, a deduction will be allowed to us for federal income tax purposes (subject to the discussion below regarding Code Section 162(m)) in an amount equal to the ordinary income recognized by a recipient with respect to restricted stock awarded pursuant to the SIP.

    If, subsequent to the lapse of Restrictions on his or her common stock, the recipient sells such shares, the difference, if any, between the amount realized from such sale and the tax basis of such shares to the holder will ordinarily result in capital gain or loss. A recipient's tax basis in restricted stock received pursuant to the SIP will be equal to the sum of the price paid for such shares, if any, and the amount of ordinary income recognized by such recipient of such shares on the lapse of Restrictions thereon.

    If an election under Section 83(b) of the Internal Revenue Code is made and, before the Restrictions on the shares lapse, the shares which are subject to such election are resold to us or are forfeited, (i) no deduction would be allowed to such recipient for the amount included in the income of such recipient by reason of such election under Section 83(b) of the Internal Revenue Code, and (ii) the recipient would recognize a loss in an amount equal to the excess, if any, of the amount paid for such restricted stock over the amount received by the recipient upon such resale or forfeiture (which loss would ordinarily be a capital loss). In such event, we would be required to include in our income the amount of any deduction previously allowable to us in connection with the transfer of such shares.

    Director's Common Stock Awards. The fair market value of an award of shares of common stock will be includible in the non-employee director's income as ordinary income at the time of the award, subject to the timely making of an election under Section 83(b) of the Internal Revenue Code, as discussed above, and will result in deferral of income recognition to the extent that as a result of Section 16(b) of the Exchange Act the timing of recognition is deferred for a period following the award. The recipient should consult with his or her tax advisor with regard to the extent of such deferral. We will be entitled to a deduction for the value of such award when the non-employee director recognizes income, but such amounts are not subject to wage withholding or employment taxes by us.

    Parachute Payments. In the event that the payment or exercisability of any award under the SIP is accelerated because of a change in ownership (as defined in Section 280G(b)(2) of the Internal Revenue Code) and the value of such payment or exercisability of an award, either alone or together with any other payments made to the recipient by us, constitute 'excess parachute payments' under Section 280G of the Internal Revenue Code, then, subject to certain exceptions, a portion of such payments would be nondeductible to us and the recipient would be subject to a 20% excise tax on such portion of the payment.

    Section 162(m) of the Code. Code Section 162(m) denies a deduction to any corporation, whose common shares are publicly held, for compensation paid to certain covered employees in a taxable year to the extent that such compensation exceeds $1,000,000. Covered employees are a company's chief executive officer on the last day of the taxable year and any other individual whose compensation is required to be reported to shareholders under the Exchange Act by reason of being among the four highest compensated officers for the taxable year and who are employed on the last day of the taxable year. The amount of ordinary income recognized by a recipient in the year of exercise of a stock option is considered in determining whether a covered employee's compensation exceeds $1,000,000. Compensation paid under certain qualified performance based compensation arrangements, which (among other things) provide for compensation based on pre-established performance goals established by a compensation committee that is comprised solely of two or more outside directors and which is disclosed to, and approved by, the majority of our stockholders, is not considered in determining whether a covered employee's compensation exceeds $1,000,000. It is intended that the options granted under the SIP (but not the restricted stock), will satisfy the requirements of Code Section 162(m) so that the awards will not be included in a covered employee's compensation for the purposes of determining whether such covered recipient's compensation exceeds $1,000,000; however the effect of Code Section 162(m) on the deductibility of such covered employee compensation cannot be ascertained with certainty. As a result, notwithstanding the foregoing discussion, no assurance can be given as to the deductibility of the covered employee compensation under Code Section 162(m).

MATERIAL FEDERAL INCOME, ESTATE AND GIFT TAX CONSEQUENCES RELATING TO THE TRANSFER OF OPTIONS

    Federal Income Taxation. The transfer of a non-qualified stock option by the holder of a non-qualified stock option ('Optionee') to a permitted transferee ('Permitted Transferee') will not cause the Optionee to recognize taxable income or gain at the time of transfer. If and when the Permitted Transferee subsequently exercises the non-qualified stock option, the Optionee will recognize taxable income at that time in an amount equal to the excess, if any, of the fair market value of the common shares received by the Permitted Transferee on exercise (determined on the exercise date) over the exercise price of the non-qualified stock option. The Permitted Transferee's tax basis with respect to the shares received upon exercise of the non-qualified stock option will be equal to the fair market value of the shares on the date that the non-qualified stock option is exercised (i.e., the exercise price plus the amount of income recognized by the Optionee).

    Federal Gift and Estate Taxation. An Optionee's transfer of a non-qualified stock option by gift will be subject to federal gift tax except to the extent it is excludible by the gift tax annual exclusion of $10,000 per donee, is within the combined federal estate and gift tax exception discussed below, or is to a person's spouse. In addition, upon the death of a participant, the value of an option that has not previously been 'transferred' will be includible in the participant's gross estate for federal estate tax purposes. Transfers to spouses are not subject to such taxes, and there is combined lifetime gift and estate tax exclusion (known as the 'applicable exclusion amount'), which is $675,000 per person in 2000 and increases incrementally to $1,000,000 in 2006 under current law).

    In general, under IRS Revenue Ruling 98-21, the transfer to a family member, for no consideration, of an option, is a completed gift on the later of (1) the transfer or (2) the time when the donee's right to exercise the option is no longer conditioned on the performance of services by the transferor. If the option becomes exercisable in stages, each portion of the option that becomes exercisable at a different time is treated as a separate option for the purpose of applying this analysis.

    Pursuant to IRS Revenue Procedure 98-34, the Internal Revenue Service will treat an option as properly valued for gift (and estate) tax purposes, provided that the employee follows a generally recognized option pricing model, such as the Black-Scholes model or an accepted version of the binomial model. The selected model, however, must consider (as of the valuation date) the following factors: (1) the option's exercise price; (2) the option's expected life; (3) the current trading price of the underlying stock; (4) the expected volatility of the underlying stock; (5) the expected dividends on the underlying stock; and
(6) the risk-free interest rate over the remaining option term. The option pricing model must be applied properly and reasonable factors must be used when applying the option pricing model. In addition, a discount to the valuation produced by the option pricing model must not be considered in order to rely on Revenue Procedure 98-34.

    Reliance on Revenue Procedure 98-34 for valuing options is not mandatory, but provides a 'safe harbor.' Moreover, to rely on IRS Revenue Procedure 98-34 for valuing options, the factors used in the valuation must be computed in the manner described in that Revenue Procedure, including the option's expected life, the expected volatility factor of the underlying stock, the expected dividends on the underlying stock with respect to the option and the factor used for determining a risk-free interest rate.

    Employees who use the methodology described in IRS Revenue Procedure 98-34 to value their options should write 'FILED PURSUANT TO REV. PROC. 98-34' on the applicable gift (or estate) tax return.